As filed with the Securities and Exchange Commission on May 31, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

WEBB INTERACTIVE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation or organization)

84-1293864
(I.R.S. Employer Identification No.)

1899 Wynkoop, Suite 600
Denver, Colorado 80202
(303) 296-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William R. Cullen
Webb Interactive Services, Inc.
1899 Wynkoop, Suite 600
Denver, Colorado 80202
(303) 296-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, no par value	19,143,445 shares(2)	$0.58	$11,103,198	$1,088.12

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on May 28, 2002.
(2)
Includes: (i) 8,408,445 shares of common stock and (ii) 10,735,000 shares issuable upon the exercise of common stock purchase warrants. The shares include any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

WEBB INTERACTIVE SERVICES, INC.

CROSS REFERENCE SHEET

	Item of Form SB-2	Prospectus Caption or Location
1.	Front of Registration Statement and Outside Front Cover of Prospectus	Cover of Registration Statement; Cross Reference Sheet; Outside Front Cover of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front Cover of Prospectus; Outside Back Cover of Prospectus
3.	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Front Cover Page; Plan of Distribution
6.	Dilution	Dilution; Risk Factors
7.	Selling Securityholders	Selling Shareholders
8.	Plan of Distribution	Prospectus Summary; Plan of Distribution
9.	Legal Proceedings	Business
10.	Directors, Executive Officers, Promoters and Control Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Management
12.	Description of Securities	Prospectus Summary; Description of Securities; Dividends
13.	Interest of Named Experts and Counsel	Not Applicable
14.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification and Limitation of Liability
15.	Organization within Last Five Years	Business
16.	Description of Business	Prospectus Summary; Business
17.	Management’s Discussion and Analysis of Financial Condition and Results of Operation	Management’s Discussion and Analysis of Financial Condition and Results of Operations
18.	Description of Property	Business
19.	Certain Relationships and Related Transactions	Certain Transactions
20.	Market for Common Equity and Related Stockholder Matters	Risk Factors; Plan of Distribution; Description of Securities
21.	Executive Compensation	Management
22.	Financial Statements	Prospectus Summary; Selected Financial Information; Financial Statements
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not Applicable

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED May 31, 2002

PROSPECTUS

WEBB INTERACTIVE SERVICES, INC.

This is a public offering of a maximum of 19,143,445 shares of common stock of Webb Interactive Services, Inc., including 10,735,000 shares which are reserved for issuance upon the exercise of common stock purchase warrants. All of the shares are being offered for sale by selling shareholders. We will not receive any of the proceeds from the offer and sale of the common stock.

The OTC Bulletin Board lists our common stock under the symbol WEBB.

Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See “ Risk Factors” beginning on page 3 of this prospectus.

Because the selling shareholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May    , 2002

PROSPECTUS SUMMARY

Because this is a summary, this section does not contain all the information that may be important to you. You should read the entire prospectus before deciding to invest. Investment in our securities involves a high degree of risk. You should carefully review the information under the heading “Risk Factors.”

About Webb Interactive Services, Inc.

Our business, which is operated through our Jabber, Inc. subsidiary, involves the development and marketing of extensible instant messaging software for telecommunications carriers, service providers, and enterprises that require real-time, XML-based, communication and collaboration solutions. Jabber’s business development efforts are focused on four areas:

•	Development of proprietary server technologies emphasizing scalability, reliability, customization and integration which are interoperable with the Jabber.org open source server software;

•	Expansion of direct and indirect sales channels;

•	Development of strategic relationships in order to expand distribution opportunities and to promote widespread adoption of Jabber-supported standards; and

•
Financial and administrative support of the Jabber.org development community and the Jabber Foundation to support the widespread adoption of the open source extensible messaging and presence protocol, or XMPP, as the preferred standard for XML-based message routing and delivery.

On March 1, 2001, Jabber released its first proprietary server software, the Jabber Commercial Server 2.0, a highly scaleable Jabber server that provides the foundation for Jabber’s current and future server products. The Jabber Commercial Server provides enterprises and service providers with enhanced performance, scalability, reliability and security compared to the Jabber open-source software.

We were incorporated under the laws of Colorado on March 22, 1994. Our executive offices are located at 1899 Wynkoop, Suite 600, Denver, Colorado 80202, telephone number (303) 296-9200.

The Offering

Securities offered	19,143,445 shares of common stock.(1)

Common stock outstanding:
Before the offering(2)	20,943,167 shares.
After the offering(3)	31,678,167 shares.

Use of proceeds
We will not receive any of the proceeds from the offer and sale of the shares of common stock, but will receive gross proceeds of $10,735,000 if warrants covering 10,735,000 shares of common stock in this offering are exercised.

OTC symbol	WEBB.

(1)	Includes: (i) 8,408,445 shares issuable upon exercise of outstanding options or warrants and (ii) 10,735,000 shares issuable upon exercise of common stock purchase warrants.
(2)
Does not include: (i) 16,679,998 shares issuable upon exercise of outstanding options or warrants or (ii) 3,284,000 shares issuable upon conversion of outstanding shares of series D junior convertible preferred stock.

(3)
Does not include: (i) 5,944,998 shares issuable upon exercise of outstanding options or warrants or (ii) 3,284,000 shares issuable upon conversion of outstanding shares of series D junior convertible preferred stock.

Summary Financial Information

The following table sets forth selected financial data concerning us and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying consolidated financial statements and the notes included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2000	2001	2001	2002
Statements of Operations Data:
Gross margin	$(163,851)	$388,126	$(134,168)	$750,109
Net income (loss)	(36,820,541)	(21,323,128)	(7,972,866)	(3,724,920)
Net income (loss) applicable to common stockholders	(48,853,667)	(24,528,457)	(10,829,493)	(4,451,785)
Net income (loss) per common share	(5.39)	(2.29)	(1.05)	(0.33)
Weighted average number of shares outstanding	9,060,437	10,692,960	10,354,473	13,570,966

March 31, 2002
Balance Sheet Data:
Working capital	$4,821,484
Total assets	8,404,295
Total liabilities	7,524,655
Stockholders’ equity	879,640

RISK FACTORS

Our limited operating history makes it difficult to evaluate our business.    We were founded in March 1994 and began sales in February 1995. Subsequently, our business model has changed periodically to reflect changes in technology and markets. We have a limited operating history for our current business model upon which you may evaluate us. Our business is subject to the risks, exposures and difficulties frequently encountered by early-stage companies with a limited operating history including:

•	Limited ability to respond to competitive developments;

•	Exaggerated effect of unfavorable changes in general economic and market conditions;

•	Limited ability to adjust our business plan to address marketplace and technological changes; and

•	Difficulty in obtaining operating capital.

We expect to incur net losses into 2003.    We have incurred net losses since we began our business totaling approximately $120 million through March 31, 2002, including approximately $67 million of non-cash expenses. We expect to incur additional substantial operating and net losses in 2002, and do not expect to achieve positive cash flow from operations until at least 2003. We expect to incur these additional losses because:

•	We intend to incur capital expenditures and operating expenses in excess of revenues of approximately $2.8 million during the remainder of 2002 to cover the increasing activities of Jabber, Inc.;

•	We expect to spend approximately $1.1 million during the remainder of 2002 to finance operating expenses besides those for Jabber, Inc.; and

•	We will incur significant non-cash expenses from current financing transactions and may continue to incur significant non-cash expenses due to financing and other equity-based transactions.

If we are unable to raise additional working capital, we may not be able to sustain our operations.    Our present cash and cash equivalents and working capital will, based on current estimates, be adequate to sustain operations for Jabber, Inc. and for our other operations until the second quarter of 2003. In the event that Jabber’s revenues are less than projected or we desire to increase marketing and business development expenses over projected levels, we will need to obtain additional capital to fund our business. Operating expenses for Jabber, Inc. currently exceed revenues by approximately $300,000 per month. Operating expenses for our corporate activities, to be funded separately from those for Jabber, Inc., are expected to be approximately $1.1 million for the remainder of 2002. There is no assurance that we will be able to raise additional funds in amounts required or upon acceptable terms. If we cannot raise additional funds when needed, we may be required to curtail or scale back our operations or sell some of our assets, including our stock in our Jabber subsidiary.

We may not earn revenues sufficient to remain in business.    Our ability to become profitable depends on whether we can sell our products and services for more than it costs to produce and support them. Our future sales also need to provide sufficient margin to support our ongoing operating activities. The success of our revenue model will depend upon many factors including:

•	The extent to which consumers and businesses use our products and services; and

•	The success of our distribution partners in marketing their products and services.

Because of the new and evolving nature of the Internet, the early stage of our Jabber products and our limited operating history, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable.

If the Internet does not develop into a significant source of business-related communication, then our business will not be successful.    Our business plan assumes that the Internet will develop into a significant source of business-related communication and communication interactivity. However, the Internet market is new and rapidly evolving and there is no assurance that the Internet will develop in this manner. If the Internet does not develop in this manner, our business may not be successful.

A limited number of our customers generate a significant portion of our revenues.    We had two customers representing 83% of revenues for the three months ended March 31, 2002. We expect that current customers will account for a significant percentage of our revenues during both fiscal 2002 and 2003. There is no assurance that we will be able to retain major customers or attract additional major customers. The loss of, or reduction in demand for our products or services from major customers could have a material adverse effect on our operating results and cash flow from operations.

We must continually develop new products which appeal to our customers.    Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

•	Identify new product and service opportunities; or

•	Develop and introduce new products and services to market in a timely manner.

Even if we are able to identify new opportunities, our working capital constraints limit our ability to pursue them. If we are unable to identify and develop and introduce new products and services on a timely basis, demand for our products and services will decline.

We must identify and develop markets for our products and services.    A suitable market for our products and services may not develop or, if it does develop, it may take years for the market to become large enough to support significant business opportunities. Even if we are able to successfully identify, develop, and introduce new products and services there is no assurance that a suitable market for these products and services will materialize. The following factors could affect the success of our products and services and our ability to address sustainable markets:

•	The failure of our business plan to accurately predict the types of products and services the future Internet marketplace will demand;

•	Our limited working capital may not allow us to commit the resources required to adequately support the introduction of new products and services;

•	The failure of our business plan to accurately predict the estimated sales cycle, price and acceptance of our products and services; or

•	The development by others of products and services that makes our products and services noncompetitive or obsolete.

There is a lot of competition in the Internet market which could hurt our revenues or cause our expenses to increase.    Our current and prospective competitors include many companies, including Microsoft Corporation and AOL Time Warner, Inc., whose financial, technical, marketing and other resources are substantially greater than ours. We may not have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully. The presence of these competitors in the Internet marketplace could hurt our business by causing us to:

•	Reduce the selling prices for our products and services; or

•	Increase our spending on marketing, sales and product development.

We may not be able to offset the effects of price reductions or increases in spending. Further, our financial condition may put us at a competitive disadvantage relative to our competitors.

It usually takes a long time before we are able to make a sale of our products and services to a customer.    While our sales cycle varies from customer to customer, it is long, typically ranging from two to six months or more, and unpredictable. Our pursuit of sales leads typically involves an analysis of our prospective customer’s needs, preparation of a written proposal, one or more presentations and contract negotiations. We often provide significant education to prospective customers about the use and benefits of our Internet technologies and services. Our sales cycle may also be affected by a prospective customer’s budgetary constraints and internal acceptance reviews, over which we have little or no control.

Offering proprietary products based on the Jabber.org open-source movement may jeopardize our relationship with open-source communities.    An important element of the business model for our Jabber, Inc. subsidiary is based upon Jabber’s ability to offer proprietary products compatible with Jabber.org open-source instant messaging systems. A key element of open-source software development movements is that the software and its code be offered to other developers and users free, provided that anyone who makes an improvement or modification to the software and who intends to commercialize the improvement or modification, makes them available for free to the community and other users. If the Jabber.org open-source community or other open-source communities withdraw their support for either Jabber, Inc. or Jabber instant messaging products, demand for Jabber instant messaging products will likely decline.

We may be unable to reduce our expenses if sales do not occur as expected.    Because of our limited operating history, we do not have significant historical financial data upon which to base planned operating expenses or to forecast revenues and there can be no assurance that we will be able to meet our revenue or expense projections. Our expense levels are based in part on our expectations of future sales and to a large extent are fixed. We typically operate with little backlog and the sales cycles for our products and services may vary significantly. We may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. If we were unable to so adjust, any significant shortfall of demand for our products and services in relation to our expectations would result in operating losses or reduced profitability. Further, we intend to incur significant capital expenditures and operating expenses to fund the operations of our Jabber, Inc. subsidiary. If these expenditures are not subsequently followed by increased sales with substantial margins, then we will need to raise additional capital to stay in business.

An investment in our common stock is risky because the price of our stock is highly volatile.    Our common stock closed as high as $1.18 per share and as low as $0.52 per share between January 1, 2002 and May 8, 2002. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations. Some of the factors leading to this volatility include:

•	Price and volume fluctuations in the stock market at large that do not relate to our operating performance;

•	Fluctuations in our quarterly revenue and operating results; and

•	Increases in outstanding shares of common stock upon exercise or conversion of derivative securities.

These factors may continue to affect the price of our common stock in the future.

We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders.    As of May 8, 2002, we had issued warrants and options to acquire approximately 16,700,000 shares of our common stock, exercisable at prices ranging from $0.65 to $34.94 per share, with a weighted average exercise price of approximately $1.92 per share, including warrants covering 10,735,000 shares of common stock at an exercise price of $1.00 per share (which are offered by this prospectus). We had also reserved 3,284,000 shares of common stock for issuance upon conversion of our series D junior convertible preferred stock. During the terms of these derivative securities, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the applicable exercise or conversion price. The increase in the outstanding shares of our common stock because of the exercise or conversion of these derivative securities could result in a significant decrease in the percentage ownership of our common stock by current and future holders of our common stock.

The significant number of shares issuable upon conversion of our convertible securities could make it difficult to obtain additional financing.    3,284,000 shares of our common stock may be issued if our series D junior convertible preferred stock is converted. The number of our shares issuable upon conversion or exercise of our derivative securities could increase due to future financings. Due to this significant potential increase in the number of our outstanding shares of common stock, new investors may either decline to make an investment in Webb due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the notes or convertible preferred stock. If we are required to provide similar terms to obtain required financing in the future, the onerous terms and significant dilution of these financings could be perpetuated and significantly increased. The current price of our common stock may make it difficult to raise capital because of the terms of the notes and the convertible preferred stock. Issuances of common stock below

$1.00 in future financings would result in substantial additional shares being issued to a significant shareholder and to holders of our convertible securities, causing substantial dilution to other shareholders as well as substantial non-cash charges against our earnings.

Future sales of our common stock in the public market could depress the price of our common stock.    Actual or potential future sales of substantial amounts of common stock in the public market could depress the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of May 8, 2002, these shares consist of:

•	Up to 3,284,000 shares issuable upon conversion of our series D junior convertible preferred stock; and

•
Approximately 16,700,000 shares issuable to warrant and option holders, including warrants covering 10,735,000 shares of common stock at an exercise price of $1.00 per share (which are offered by this prospectus).

Future sales of our common stock in the public market could limit our ability to raise capital.    Actual or potential future sales of substantial amounts of our common stock in the public by our officers and directors, and upon exercise or conversion of derivative securities could affect our ability to raise capital through the sale of equity securities.

The issuance of convertible securities has resulted in significant non-cash expenses which has increased significantly our net loss applicable to common shareholders.    We recorded approximately $2.1 million of non-cash expenses in the first quarter of 2002 due to the reset of the conversion price for our 10% note payable and series C-1 preferred stock and the reset of exercise price for warrants issued in connection with those securities and the exchange of our 10% note payable and series C-1 preferred sock for shares of series D junior convertible preferred stock.

DIVIDENDS

We have never paid any dividends on our common stock and we do anticipate paying dividends in the foreseeable future. Instead, we intend to apply any earnings to the development and expansion of our business. Future payments of dividends will depend upon our financial condition, results of operations and capital commitments as well as other factors deemed relevant by our board of directors.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under “Risk Factors” and elsewhere constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the act. Forward-looking statements may be identified by the use of terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or other variations on these words or comparable terminology. Where this prospectus contains forward-looking statements, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we believe may cause actual future experience and results to differ from their current expectations.

USE OF PROCEEDS

The selling shareholders are offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares of common stock. However, 10,735,000 of the shares offered are issuable upon the exercise of outstanding stock purchase warrants at an exercise price of $1.00 per share. If these warrants are exercised in full, we will receive gross proceeds of $10,735,000.

PRICE RANGE OF COMMON STOCK

The table below sets forth the high and low bid prices for the common stock as reported on the Nasdaq National Market during the two years ended December 31, 2001 and for the period from January 1, 2002 through March 6, 2002, and as reported on the over-the-counter electronic bulletin board for the period from March 7, 2002 through March 31, 2002. The information shown is based on information provided by the Nasdaq Stock Market and the over-the-counter electronic bulletin board. These quotations represent prices between dealers, and do not include retail markups, markdowns or commissions, and may not represent actual transactions. Our common stock is currently quoted on the over-the-counter electronic bulletin board.

Quarter Ended	High Bid	Low Bid
2000
March 31	$70.25	$21.87
June 30	$29.50	$8.25
September 30	$15.50	$8.25
December 31	$9.06	$1.44

2001
March 31	$6.25	$1.50
June 30	$3.65	$1.00
September 30	$2.50	$.50
December 31	$.93	$.50

2002
March 31	$1.40	$.61

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

Webb is the founder and the majority stockholder of Jabber. Continuing operations of Webb refer to the Jabber business segment and Webb’s corporate activities. We formed Jabber in February 2000, to commercialize the Jabber.org instant messaging system begun in 1998 by Jeremy Miller, the founder of this open-source movement. We became the commercial sponsor of the Jabber.org open-source movement in September 1999, in connection with our employment of Mr. Miller. Jabber’s business involves the development and marketing of extensible instant messaging software for telecommunications carriers, service providers, and enterprises that require real-time, XML-based, communication and collaboration solutions. Jabber’s business development efforts are focused on four areas:

•	Development of proprietary server technologies emphasizing scalability, reliability, customization and integration which are interoperable with the Jabber.org open source server software;

•	Expansion of direct and indirect sales channels;

•	Development of strategic relationships in order to expand distribution opportunities and to promote widespread adoption of Jabber-supported standards; and

•
Financial and administrative support of the Jabber.org development community and the Jabber Foundation to support the widespread adoption of the open source extensible messaging and presence protocol, or XMPP, as the preferred standard for XML-based message routing and delivery.

On March 1, 2001, Jabber released its first proprietary server software, the Jabber Commercial Server 2.0, a highly scaleable Jabber server that provides the foundation for Jabber’s current and future server products. The Jabber Commercial Server provides enterprises and service providers with enhanced performance, scalability, reliability and security compared to the Jabber open-source software.

Prior to October 2001, we operated our AccelX business segment which was focused primary on selling software and services to distributors of local commerce. We terminated that business in October 2001. The income and expense from this business segment is reflected as a discontinued operation for all periods presented.

On January 17, 2002, we entered into a Securities Purchase Agreement whereby we sold 7.5 million units of our securities for $7.5 million. Each unit consisted of one share of common stock and one warrant to purchase one additional share of common stock. The exercise price for the warrants is $1.00 per share. In connection with the purchase of the last 2.5 million units, we issued the investor an additional five-year stock purchase warrant representing the right to purchase up to 2.5 million shares of our common stock at its exercise price of $1.00 per share. See Note 5 to the Condensed Consolidated Interim Financial Statements for a description of the terms of the securities.

At the same time we agreed to sell the units, Castle Creek Technology Partners LLC agreed to exchange up to 2,500 shares of series C-1 preferred stock and $1,212,192 of principal of our 10% note payable for up to 4,484 shares of our series D preferred stock and a warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share. As part of the agreement, we reduced the exercise price of existing warrants to purchase 650,116 shares of our common stock held by Castle Creek. The exercise price for these warrants is now $1.00. The series D preferred stock is convertible at $1.00 per share. During the first quarter of 2002, Castle Creek exchanged 2,050 shares of series C-1 preferred stock and $1,212,192 of principal of our 10% note payable for 4,034 shares of our series D preferred stock. In addition, we repaid $720,000 of principal of the 10% convertible note and accrued interest of $37,585. At May 10, 2002, 3,334 shares of the series D preferred stock were outstanding. See Note 6 to the Condensed Consolidated Interim Financial Statements for a description of the terms of this transaction.

As a result of the sale of the units to Jona, Inc. in January 2002, and in accordance with terms of the original agreements, the conversion prices for the 10% note payable and our series C-1 preferred stock as well as the exercise prices for the second 10% note payable warrant and series C-1 preferred stock warrant were reset to $1.00 per share. As a result of the resets, we recorded $956,847 in non-cash expenses in the first quarter of 2002. We recorded a loss on debt extinguishment of $625,164 as a result of the exchange of our 10% note payable for the series D preferred stock. We also recorded non-cash interest expense of $537,770 for the value of the 750,000 warrant we issued to Castle Creek.

We have incurred losses from operations since inception. At March 31, 2002, we had an accumulated deficit of approximately $120 million. The accumulated deficit at March 31, 2002, included approximately $67 million of non-cash expenses related to the following:

•	Beneficial conversion features related to the 10% convertible note payable, preferred stock and preferred stock dividends;

•	Loss on extinguishment of debt;

•	Reset of warrant exercise prices;

•	Stock and stock options issued for services;

•	Warrants issued to customers;

•	Interest expense on the 10% convertible note paid by the issuance of similar notes;

•	Amortization of intangible assets acquired in consideration for the issuance of our securities;

•	Impairment loss on acquired intangible assets and goodwill; and

•	Write-off of securities received for our e-banking business.

We have not been profitable since inception. Our ability to become profitable depends on our ability to market our products and services and generate revenues sufficient to exceed our expenses. Because of the new and evolving nature of instant messaging technologies and Jabber’s early stage of development, we cannot be sure that our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. We are also highly dependent on certain key personnel. We have expended significant funds to develop Jabber’s current product offerings and we anticipate continuing losses in 2002 as we further develop and market Jabber’s products in advance of market acceptance in sufficient quantities to achieve positive cash flow from operations. Webb does not currently have a source of revenue which is independent from its Jabber subsidiary, and is therefore dependent on the success of its Jabber subsidiary. As a result of the FTTI investment in Jabber, Jabber is being funded separately. Webb expects to make additional investments in Jabber in the future. Our continued long-term viability depends, in part, on Jabber’s ability to obtain additional profitable customer contracts.

Jabber projects revenues to increase significantly during 2002 compared to 2001 and to achieve positive cash flow from operations during 2003. Because of our limited operating history, we do not have significant historical financial data upon which to base our revenue or expense forecasts and there can be no assurance that we will be able to meet our projections for 2002 and subsequent years. Jabber’s revenues in the first quarter of 2002 were derived primarily from software license sales, software support and maintenance fees and professional service fees.

We reported $3,164,859 in loss from operations for the first quarter of 2002 in our press release for the first quarter. Our actual loss from operations for the first quarter of 2002 is $2,300,598. The $864,261 overstatement is a result of (i) the reclassification of $625,164 of non-cash loss on debt extinguishment from operating expenses to other non-operating losses; and (ii) the reclassification of $88,450 and $150,647 non-cash expenses for the reset of warrant exercise prices from operating expenses to interest expense and preferred stock accretion expense, respectively. The reclassifications did not change our net loss applicable to common stockholders or the loss per share as reported in our press release for the first quarter.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2002 and 2001.

Continuing operations of Webb refer to the Jabber business segment and Webb’s corporate activities. Jabber commenced operations in May 2000, and was a development-stage enterprise through March 2001.

Revenues:

Jabber’s total revenue for the first quarter of 2002 increased 8.6 times to $861,053 compared to $99,825 for the first quarter of 2001. The revenue mix between license fees and services was 68% and 32%, respectively, for the first quarter of 2002. The significant increase in revenues in the 2002 period is primarily due to revenues earned from licensing Jabber’s proprietary IM software products which were initially released in March 2001. Prior to March 2001, Jabber earned revenue primarily from professional service contracts for the customization of its IM software and the open-source IM software.

Components of net revenues from continuing operations and cost of revenues are as follows:

	Three Months Ended March 31,
	2002	2001
Net revenues:
Licenses	$588,899	$10,000
Professional service fees	210,233	76,425
Support and maintenance fees	61,921	13,400

Total net revenues	861,053	99,825

Cost of revenues:
Cost of licenses	178	—
Cost of professional services	87,688	140,861
Cost of support and maintenance	23,078	93,132

Total cost of revenues	110,944	233,993

Gross margin	$750,109	$(134,168)

License revenues represent fees earned for granting customers licenses to use Jabber software products. During the third quarter of 2001, Jabber began licensing products based on a perpetual license, registered user pricing model. For the three months ended March 31, 2002, Jabber recognized $588,899 in license revenue, comprised primarily of $336,899 of software license revenue recognized on a percentage completion basis from a $360,000 license to AT&T and $180,000 from licenses to BellSouth. Software revenue recognized in the similar 2001 period was from a single license of Jabber’s IM client software for $10,000. We are forecasting revenues from license fees to be $2.4 million for the remainder of 2002 and to increase to $12.6 million in 2003 and to $22.2 million in 2004.

Professional service revenue represents fees earned for custom programming, installation and integration services of Jabber software products, generally with larger enterprise organizations. Professional service revenues were $210,233 for the three months ended March 31, 2002, which represents a 175% increase when compared with $76,425 for the similar 2001 period. Revenue recognized from professional services was primarily from AT&T in which we recognized $170,301 in fees for the integration and customization of our software products and $37,932 from France Telecom, a related party, for consulting services. During 2001, we recognized $67,375 from go.com, a Walt Disney company, for custom programming related to the open-source IM software product, which commenced in July 2000. We are forecasting revenues from professional service contracts to be $1.4 million for the remainder of 2002 and increase to $2.3 million in 2003 and to $3.3 million in 2004.

Support and maintenance fee revenues are derived from annual support and maintenance contracts associated with the sale of Jabber’s software products and customized month-to-month support agreements with customers generally billed on a time and material basis. Annual fees for support and maintenance are generally 15% to 20% of the license fee revenue and the related revenue is recognized over the term of the contract. Customers may purchase support and/or maintenance contracts for which they receive telephone support and product updates and upgrades during the term of the agreement. Customers are not obligated to purchase support and maintenance. Support and maintenance fees were $61,921 for the three months ended March 31, 2002, compared to $13,400 for the similar 2001 period. Support and maintenance fee revenues in 2002 were derived from annual support and maintenance agreements sold in connection with the licensing of Jabber’s software, while revenues in 2001 were primarily from custom support contracts which were billed at a fixed price or on a time and material basis and were for a fixed number of hours or a fixed period of time, generally less than two months. We are forecasting revenues from support and maintenance agreements to be $318,000 for the remainder of 2002 and increase to $1.6 million in 2003 and to $4.5 million in 2004.

Included in net revenues for the three months ended March 31, 2002, are $37,932 in professional services revenue and $5,751 in support and maintenance fee revenue from FT, an investor in Jabber. In February 2002, Jabber and FT entered into a fixed price professional services agreement, valued at $455,000, whereby Jabber is providing professional consulting services for general IM technology as well as IM technology integration with FT proprietary product offerings. Jabber expects to recognize $341,204 of revenue from this contract during the remainder of 2002 and $75,864 during the first quarter of 2003. Support and maintenance revenue recognized in the first quarter relates to the one-year support and maintenance agreement FT entered into on October 1, 2001, in connection with the license of Jabber’s commercial server to FT. Jabber expects to recognize $11,500 of revenue from this contract during the remainder of 2002.

Cost of Revenues:

Cost of license revenues of $178 for 2002 consists of shipping costs to deliver software products net of amounts billed to customers.

Cost of professional service revenues consists of compensation costs and consulting fees associated with performing custom programming, installation and integration services for Jabber’s customers. Cost of professional service revenues was $87,688 for the three months ended March 31, 2002, or 42% of net professional service revenues, compared to $140,861, or 184% of net professional service revenues for the similar 2001 period. During 2002, we reduced our fixed costs by approximately $115,000 compared to the same 2001 period as a result of restructuring the professional services organization in the third quarter of 2001 through the consolidation of responsibilities and the reduction in the number of employees in this organization from ten to four in order to better meet our current customer service levels. Fixed costs are expected to be approximately $51,000 per month for the remainder of 2002 before allocation of costs to sales or product development activities. Direct project expenses for 2002 were $87,688 on revenues of $210,233 representing a gross margin of 58%, compared to $25,246 on revenues of $76,425 representing a gross margin of 67% for the similar 2001 period. The decrease in gross margin in 2002 is a result of lower effective billing rates in 2002 for two fixed price customer contracts compared with two time and material contracts in 2001. We expect cost of professional service revenue to be 46% of net professional service revenues for the remainder of 2002 and in 2003 and 47% in 2004.

Cost of support and maintenance revenue was $23,078 for the three months ended March 31, 2002, or 37% of net support and maintenance revenues, compared to $93,132, or 695% of net support and maintenance revenues for the similar 2001 period. The decrease in absolute dollars in 2002 is a result of cost saving measures we implemented in the third quarter of 2001 to reduce our fixed costs in this organization through the reduction in headcount by eliminating five positions and the consolidation of responsibilities. We expect cost of support and maintenance revenues to be 53% of support and maintenance revenues for the remainder of 2002, 31% in 2003 and 23% in 2004. Projected increases in costs associated with delivering these services are expected to result only to the extent required to support new customer contracts.

Operating Expenses:

Sales and marketing expenses consist primarily of employee compensation, cost of travel, advertising and public relations costs, trade show expenses, and costs of marketing materials. Sales and marketing expenses were $356,383 for the three-month period ended March 31, 2002, or 41% of net revenues, compared to $212,101, or 212% of net revenues for the similar 2001 period. The increase in absolute dollars is primarily attributable to (i) incurring $79,541 more in employee compensation costs and bonuses as a result of increasing headcount by 3 employees in 2002; (ii) an increase in commission expense of $31,524; and (iii) and an increase in travel expenses of $9,943 associated with increased sales activities. These increases were partially off-set by a reduction in employee relocation costs of $19,153. We expect Jabber’s sales and marketing expenses to increase on an absolute dollar basis in future periods as Jabber continues to market its products and services, develop business relationships and execute its sales plan. We estimate sales and marketing expenses to be approximately $1.5 million for the remainder of 2002.

Product development expenses consist primarily of employee compensation and programming fees relating to the development and enhancement of the features and functionality of Jabber’s software products. During 2002 and 2001, all product development costs were expensed as incurred. Product development expenses were $652,868 for the three month period ended March 31, 2002, or 76% of net revenues, compared to $654,979 or 656% of net revenues for the similar 2001 period. The absolute dollar decrease was primarily due to (i) a decrease in wage expense of $43,640 as a result of a decrease in headcount of 2 employees; (ii) a decrease in contract labor expense of $28,642; and (iii) a decrease in travel expense of $22,464. These decreases were partially off-set by an increase in bonus expense of $68,867. We believe that significant investments in product development are critical to attaining Jabber’s strategic objectives and, as a result, we expect Jabber’s product development expenses to continue to increase in future periods. We estimate product development expenses to be approximately $2.2 million for the remainder of 2002.

General and administrative expenses consist primarily of employee compensation, consulting expenses, fees for professional services, and non-cash expense related to stock and warrants issued for services. General and administrative expenses were $1,495,387 for the period ended March 31, 2002, or 174% of net revenues, compared with $1,543,302, or 1,546% of net revenues for the similar 2001 period. General and administrative expenses specifically related or allocated to Jabber were $726,594 for the three months ended March 31, 2002, compared to $612,914 for the similar 2001 period. The increase in absolute dollars in 2002 is primarily due to (i) an increase in compensation costs including bonuses of $195,970 as a result of adding five employees, including a chief financial officer; (ii) incurring $51,694 more in legal and accounting fees; (iii) incurring $37,103 more in office rent for the sublease of a larger space; and (iv) incurring $15,218 more in travel costs primarily for travel to Europe. These increases were partially off-set by a reduction in non-cash compensation expense of $83,665 related to grants of Jabber’s common stock in 2000. In addition, Jabber incurred $63,289 for its share of Webb’s corporate expenses, a decrease of $116,508 from 2001, comprised primarily of employee compensation and related expenses. We expect Jabber’s general and administrative expenses to increase in future periods as Jabber continues to build the administrative infrastructure needed to support its business. We estimate Jabber’s general and administrative expenses to be at least $2.2 million for the remainder of 2002.

General and administrative expenses specifically related or allocated to Webb, primarily for general corporate activities, were $768,794 for the three month period ended March 31, 2002, compared with $930,388 for the similar 2001 period. General and administrative expenses were reduced primarily as a result of cost saving measures implemented in the fourth quarter of 2001 and a general reduction in costs associated with supporting a smaller organization since the termination our AccelX business in October 2001. We reduced headcount from 18 to 5 employees between the first quarter of 2001 and the first quarter of 2002 which resulted in a reduction of $153,498 in compensation and other employee related and travel expenses in 2002. General and administrative expenses were further reduced as a result of (i) a decrease of $108,696 in office rent due to the assignment and of the lease to Jabber at a reduced monthly cost; (ii) a reduction in of $65,867 for computer hardware and software expenses including support agreements and outsourced hosting services; (iii) a reduction of $61,614 in consulting fees incurred in 2001 for investor relations; (iv) a reduction of $39,840 in accounting fees; and (v) a reduction of $37,098 in contract labor associated with outsourced human resource and recruiting services. These reductions were partially off-set by a decrease of $220,220 in expenses allocated to Jabber. In future periods, we expect corporate general and administrative expenses to decrease as a percentage of revenues as revenues increase. We estimate Webb’s general and administrative expenses to be approximately $1.1 million for the remainder of 2002.

Depreciation and amortization was $546,069 for the quarter ended March 31, 2002, compared to $544,776 for the similar 2001 period. During the first quarter of 2002, Jabber recorded amortization expense totaling $381,391 related to intangible assets compared to $361,634 for the same 2001 period. At March 31, 2002, Jabber’s intangible assets total $345,910, which will be fully amortized at June 30, 2002.

Other Income and Expenses:

Interest income was $13,817 for the quarter ended March 31, 2002, compared to $113,640 for the quarter ended March 31, 2001. We earn interest by investing surplus cash in highly liquid investment funds or AAA or similarly rated commercial paper.

Interest expense was $1,153,724 for the quarter ended March 31, 2002, compared to $2,645,479 for the similar 2001 period. We recorded interest expense related to the convertible note payable issued by Jabber totaling $2,187 for the quarter ended March 31, 2002. We recorded $62,504 of interest expense for the three months ended March 31, 2002, related to the short-term notes payable, including $29,976 of non-cash interest expense for the amortization of the associated discount and $14,364 for the reset of the warrant issued to the note holder. We recorded the following interest expense related to the 10% convertible note payable:

	Three Months Ended March 31,
	2002	2001
Amortization of discount	$49,144	$44,440
Amortization of financing assets	135,388	121,765
Additional interest expense due to anti-dilution protection on conversion feature	255,060	2,394,234
Additional interest expense due to issuance of warrants in connection with exchange for series D preferred stock	537,770	—
Additional interest expense due to reset of second 10% note payable warrant	74,086	—

Total non cash interest expense	1,051,448	2,560,439
Interest expense payable in cash	37,585	69,479

Total 10% note payable interest expense	$1,089,033	$2,629,918

The 10% convertible note payable was initially convertible into shares of our common stock at a conversion price of $10.07 per share. The conversion price was subject to anti-dilution protection in the event we issued common stock at prices less than the conversion price for the 10% convertible note payable or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. The exercise price was reset to $2.50 in February 2001, and then to $1.00 in January 2002. As a result of the resets, we recorded non-cash interest expense totaling $255,060 in the three months ended March 31, 2002, and $2,394,234 in the similar 2001 period. The non-cash interest expense was calculated by multiplying the increase in the number of common shares issuable upon conversion by the fair market value of our common stock on the reset date. The 2002 non-cash interest expense was limited to the net proceeds from the sale of the 10% note payable less the total non-cash interest expense resulting from anti-dilution provisions recorded in previous periods. We also recorded non-cash interest expense of $71,086 and $14,364 for the resets of the second 10% note payable warrant and the warrant issued to an investor in connection with the issuance of a short-term note payable, respectively. The non-cash interest expense was calculated by computing the difference between the warrant value immediately preceding and after the reset using the Black-Scholes option pricing model. Refer to Notes 6 and 7 of the Notes to Interim Condensed Consolidated Financial Statements for the calculation of these charges.

Loss on debt extinguishment was $625,164 resulting from consummating a transaction with the holder of our 10% convertible note in which $1,212,192 of the outstanding principal was exchanged for 1,984 shares for our series D preferred stock in March 2002. The loss was calculated by multiplying the increase in the number of common shares issuable upon conversion by the fair market value of our common stock on the date the transaction closed. Refer to Note 7 of the Notes to Interim Condensed Consolidated Financial Statements for a description of this transaction.

Other income was $4,038 for the three months ended March 31, 2002, and was comprised primarily of collection of accounts receivable, which were previously written off as a bad debt expense in 2001.

Gain on disposition of property and equipment totaled $1,722 for the three months ended March 31, 2002, compared to a loss of $12,416 for the same 2001 period. During the first quarter of 2002, we sold our remaining excess computer equipment which had no net book value at January 1, 2002.

Discontinued Operations:

In October 2001, we terminated our AccelX local commerce business.

The termination of this segment is reflected as a sale of a discontinued operation in the accompanying condensed consolidated financial statements. Accordingly, the revenues, costs and expenses of this discontinued operation has been excluded from the respective captions in the Condensed Consolidated Statement of Operations and has been reported as “Loss from discontinued operations” for all periods presented.

Loss from discontinued operations consist of the following:

	Three Months Ended March 31,
	2002	2001
Net revenues	$—	$878,929

Costs and expenses:
Cost of revenues	—	1,080,981
Sales and marketing expenses	—	392,778
Product development expenses	—	1,090,500
General and administrative expenses	—	233,128
Depreciation and amortization	—	519,560

Total costs and expenses	—	3,316,947

Operating loss	—	(2,438,018)
Other income and expense, net		(14,632)

Loss from discontinued operations	$—	$(2,452,650)

Minority Interest:

Minority interest arises from the allocation of losses in Jabber to its minority stockholders. Minority stockholders of Jabber include holders of Jabber’s common stock, holders of Jabber’s series B preferred stock, the holder of 750,000 shares of Jabber’s series A-1 preferred stock and the holder of 25 shares of Jabber’s series C preferred stock. We allocate a portion of Jabber’s net losses to the minority shareholders to the extent of their share in the net assets of Jabber. For the three months ended March 31, 2002, we allocated $110,178 of Jabber’s losses to its minority stockholders, compared to $113,365 for the three months ended March 31, 2001.

During April 2002, we entered into a transaction with FTTI pursuant to which Webb and FTTI agreed to convert substantially all of their respective shares of Jabber’s preferred stock into shares of Jabber’s common stock effective April 29, 2002. As part of the agreement, the pledge by Webb to FTTI of 1,400,000 shares of Webb’s Jabber preferred stock was terminated, Webb exchanged the principal and interest of a $1,100,000 note payable from Jabber for shares of Jabber’s common stock at $1.00 per share and FTTI converted the principal and interest on a Jabber convertible note for $100,000 into shares of Jabber’s common stock, also at $1.00 per share.

In a separate transaction, Webb acquired all of the shares of Jabber’s common stock and preferred stock owned by DiamondCluster, valued at $759,503, in consideration for which Webb issued to DiamondCluster 911,645 shares of Webb’s common stock at $0.67 per share. The resulting difference between the value of the Webb shares issued and the value of the Jabber securities acquired is $118,065, resulting in a reduction in the cost basis for Jabber’s property and equipment and intangible assets.

The summary of the Jabber equity transactions is as follows:

Jabber common stock equivalents at April 29, 2002, before the April 2002 stock transactions:

Securities	Webb	FTTI	DiamondCluster	Others	Total
Series A preferred stock	8,050,000	750,000	—	—	8,800,000
Series B preferred stock and accrued dividends	—	4,428,710	733,253	—	5,161,963
Series C preferred stock and accrued dividends	8,458,079	—	—	26,397	8,484,476
Common stock	—	—	37,500	875,000	912,500

Total	16,508,079	5,178,710	770,753	901,397	23,358,939

Ownership percentage	70.7%	22.2%	3.3%	3.8%	100.0%

Jabber common stock equivalents at April 29, 2002, after the April 2002 stock transactions:

Securities	Webb	FTTI	DiamondCluster	Others	Total
Series A preferred stock	—	—	—	—	—
Series B preferred stock and accrued dividends	—	100,000	—	—	100,000
Series C preferred stock and accrued dividends	100,000	—	—	26,397	126,397
Common stock	18,273,021	5,185,712	—	875,000	24,333,733

Total	18,373,021	5,285,712	—	901,397	24,560,130

Ownership percentage	74.8%	21.5%	—	3.7%	100.0%

The effect of these transactions was to increase Webb’s consolidated stockholders’ equity by approximately $5.3 million. If these transactions would have been completed by March 31, 2002, Webb’s consolidated stockholders’ equity at March 31, 2002 would have been approximately $6,200,000 versus its actual consolidated stockholders’ equity at March 31, 2002 of approximately $880,000.

Preferred Stock Accretion Expense and Dividends:

The terms of our preferred stock grant the holders the right to convert the preferred stock into shares of our common stock at specified conversion prices. In each issuance of preferred stock, the conversion price has included a beneficial conversion feature because the value of the common stock resulting from a theoretical conversion of the preferred stock on the issuance date was greater than the allocated value of the preferred stock. In addition, if the conversion price of the preferred stock is reduced in future periods, accounting principles generally accepted in the United States require us to record a deemed dividend to the preferred shareholder based upon the amount of additional shares that are issuable as a result of the change in the conversion feature.

Accounting principles generally accepted in the United States require us to record the beneficial conversion feature, other deemed dividends, the value of warrants and, in most instances, the cash offering costs as additional preferred stock dividends. This non-cash charge to net loss applicable to common stockholders is labeled “Accretion of preferred stock to stated value.”

Accretion expense was $630,089 for the three months ended March 31, 2002. We recorded accretion expense of $479,442 as a result of the reset of the conversion price of our series C-1 preferred stock in January 2002, from $2.50 per share to $1.00 per share. The accretion expense was calculated by multiplying the increase in the number of common shares issuable upon conversion by the fair market value of our common stock on the reset date. The accretion expense was limited to the net proceeds from the sale of the series C-1 preferred stock less the total accretion expense recorded in previous periods. We also recorded accretion expense of $148,259 and $2,388 for the resets of the series C-1 preferred stock and series B preferred stock warrants, respectively. The accretion expense was calculated by computing the difference between the warrant value immediately preceding and after the reset using the Black-Scholes option pricing model. Refer to Note 7 of the Notes to Interim Condensed Consolidated Financial Statements for the calculation of these charges.

During the 2001 period, we recorded accretion expense totaling $2,856,627, including $1,970,558 related to the issuance of our series C-1 preferred stock and $886,069 related to the reset of the conversion price of our series B-2 preferred stock on February 28, 2001.

The series D junior preferred stock issued in the first quarter of 2002 is also subject to anti-dilution protection in the event we issue common stock at prices less than the current conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion prices are reduced, we may be required to record additional charges against income and such charges may be significant.

We may also incur additional preferred stock accretion expense in future periods as a result of the convertible preferred stock Jabber issued in connection with the investment by FTTI in Jabber. The accretion expense, if any, in future periods as a result of this transaction or the issuance of other securities with similar terms may be significant.

The terms of Jabber’s series B preferred stock provided for an 8% cumulative dividend. For the three months ended March 31, 2002, we recorded $96,283 of preferred stock dividends, all of which are payable to third parties. In addition, Jabber’s series C preferred stock also provides for an 8% cumulative dividend. The series C preferred stock dividends totaled $155,265 for the three months ended March 31, 2002, of which $154,772 were eliminated in consolidation as the dividends were payable to Webb.

Net Loss Applicable to Common Stockholders:

Net loss allocable to common stockholders was $4,451,785 for the three months ended March 31, 2002, compared with $10,829,493 for the similar 2001 period. Jabber’s net loss allocable to common stockholders for the three month period ended March 31, 2002, was $1,665,355, including $251,548 in non-cash preferred stock dividend expense, compared with $1,999,970 for the similar 2001 period.

The decrease in losses for the three months ended March 31, 2002, are primarily a result of incurring $2,440,989 less in operating losses for our AccelX operations as a result of the termination of this business segment in October 2001. Losses for 2002 were further reduced by (i) a reduction of Webb’s interest expense of $1,582,392; (ii) a decrease of $2,129,762 in preferred stock dividends and preferred stock accretion expense; and (iii) an increase in Jabber’s gross margin of $884,277, primarily a result of a change in the revenue mix from lower margin professional service fees to higher volume software license fee revenues. These reductions in 2002 were partially off-set by an increase of $95,549 in operating expenses. We expect Webb’s losses to be approximately $1.1 million for the remainder of 2002. We expect Jabber to incur approximately $2.8 million in losses for the remainder of 2002, before non-cash preferred stock dividends of approximately $96,776, due to the significant time between product development and market introduction as well as the long sales cycle for most of Jabber’s products and continued increases in operating expenses during 2002, due to the continuing development of Jabber’s business.

Included in net losses allocable to common stockholders are non-cash expenses for transactions related to acquisitions, financing, and securities we issued for services as summarized in the following table:

	Three Months Ended March 31,
	2002	2001
Amortization of intangible assets and goodwill	$381,391	$855,145
Stock and warrants issued for services	27,436	168,842
Beneficial conversion feature, amortization of discount and financing costs to interest expense and non-cash interest related to the 10% convertible note payable	1,051,448	2,560,439
Amortization of discount and non-cash interest expense on short-term note payable	44,340	—
Loss on debt extinguishment from the exchange of our 10% note payable for series D preferred stock	625,164	—
Preferred stock dividends	96,776	—
Accretion of preferred stock and other deemed preferred stock dividends	630,089	2,856,627

Total	$2,856,644	$6,441,053

Twelve Months Ended December 31, 2001 and 2000.

Due to the termination of our AccelX business segment on October 16, 2001, continuing operations of Webb refer to the Jabber business segment and Webb’s corporate activities. Jabber commenced operations in May 2000, and was a development-stage enterprise through March 2001, at which time it released its initial proprietary IM software product.

Revenues:

Components of net revenues from continuing operations and cost of revenues are as follows:

	Year Ended December 31,
	2001	2000
Net revenues:
Licenses	$767,556	$25,000
Professional service fees	191,861	292,970
Support and maintenance fees	119,920	12,905

Total net revenues	1,079,337	330,875

Cost of revenues:
Cost of licenses	—	424
Cost of professional services	409,273	386,534
Cost of support and maintenance	281,938	107,768

Total cost of revenues	691,211	494,726

Gross margin	$388,126	$(163,851)

License revenues represent fees earned for granting customers licenses to use Jabber software products. During the second quarter of 2001, Jabber began licensing products based on a perpetual license, concurrent user pricing model. For the year 2001, Jabber recognized $767,556 in license revenue, comprised primarily of $250,000 of software license revenue from licenses to Buena Vista Internet Group, a Walt Disney company; $235,000 from licenses to BellSouth; and $87,800 from a license to France Telecom. Software revenue recognized in 2000 was from a single license of Jabber’s IM client software for $15,000 and from a one-time source code license fee by Webb of $10,000 for a product previously sold by a company acquired by Webb in 1999.

Professional service revenue represents fees earned for custom programming, installation and integration services of Jabber software products, generally with larger enterprise organizations. Professional service revenues were $191,861 for the year ended December 31, 2001, which represents a 35% decrease when compared with $292,970 for the year ended December 31, 2000. During 2001, we earned $92,736 in fees from Lift-Off BV for integration of our commercial server software used in connection with Nokia’s igame and $67,375 recognized in the first quarter of 2001 from go.com, a Walt Disney company, for custom programming related to the open-source IM software product, which commenced in July 2000. During 2000, professional service revenue was primarily from two contracts in which Jabber customized its commercial server and the open-source IM software.

Support and maintenance fee revenues are derived from annual support and maintenance contracts associated with the sale of Jabber’s software products and customized month-to-month support agreements with customers generally billed on a time and material basis. Annual fees for support and maintenance are generally 15% to 20% of the license fee revenue and the related revenue is recognized over the term of the contract. Customers may purchase support and/or maintenance contracts for which they receive telephone support and product updates and upgrades during the term of the agreement. Customers are not obligated to purchase support and maintenance. Support and maintenance fees were $119,920 for the year ended December 31, 2001, of which $100,420 was from annual agreements and $19,500 was from time and material contracts. Support and maintenance fees were $12,905 for the year ended December 31, 2000, all of which was derived from time and material contracts.

Included in net revenues for the year ended December 31, 2001, are $87,800 in license revenue and $31,039 in support and maintenance fee revenue from France Telecom (collectively France Telecom and its subsidiaries or affiliates, “FT”), an investor in Jabber (See Note 7 of the Notes to Consolidated Financial Statements). In February 2001, FT entered into a software license agreement whereby FT licensed Jabber’s commercial server and JabberIM source code. Jabber recognized the license fee of $73,746 as revenue upon delivery of the products. In connection with the license agreements, FT entered into a one-year support and maintenance agreement for the commercial server software, valued at $33,998. Jabber recognized service revenue from the support and maintenance agreement over the term of the agreement, which totaled $27,200 through October 31, 2001. In October 2001, Jabber and FT entered into a software distribution license agreement and paid an incremental one-time license fee of $14,054. Simultaneously, FT entered into a one-year support and maintenance agreement, valued at $23,000. Jabber recognized service revenue from the support and maintenance agreement totaling $3,839 through December 31, 2001. With the consummation of the second license agreement, the February 2001 agreements were terminated. All revenue related to FT has been paid in cash. In February 2002, FT and Jabber entered into a fixed price professional services agreement valued at approximately $455,000. Jabber expects to recognize this revenue during 2002.

Cost of Revenues:

Cost of license revenues consists of shipping costs to deliver software products net of amounts billed to customers.

Cost of professional service revenues consists of compensation costs and consulting fees associated with performing custom programming, installation and integration services for Jabber’s customers. Cost of professional service revenues was $409,273 for the year ended December 31, 2001, or 213% of net professional service revenues, compared to $386,534 for the year ended December 31, 2000, or 132% of net professional service revenues. Cost of support and maintenance revenue was $281,938 for the year ended December 31, 2001, or 235% of net support and maintenance revenues, compared to $107,768 for the year ended December 31, 2000. In the third and fourth quarter of 2000, Jabber established separate professional service and support organizations in anticipation of higher sales volume. As a result, Jabber incurred fixed expenses of $343,463 which were comprised primarily of employee compensation and other employee related costs. At the beginning of September 2001, Jabber reduced the monthly fixed cost by approximately $33,000 through the elimination of five positions and the consolidation of responsibilities. Projected increases in costs associated with delivering these services are expected to result only to the extent required to support new customer contracts.

Operating Expenses:

Sales and marketing expenses consist primarily of employee compensation, cost of travel, advertising and public relations costs, trade show expenses, and costs of marketing materials. Sales and marketing expenses were $917,361 for the year ended December 31, 2001, or 85% of net revenues, compared to $468,972, or 142% of net revenues for the year ended December 31, 2000. The increase in absolute dollars is primarily attributable to incurring $480,524 more in compensation costs, as Jabber hired five employees from the fourth quarter of 2000 through 2001 and Jabber also incurred $25,000 more for travel related expenses in support of sales efforts. These increases were partially off-set by decreases in consulting and trade show expenses of $94,707 and $46,005, respectively. We expect Jabber’s sales and marketing expenses to increase on an absolute dollar basis in future periods as Jabber continues to market its products and services, develop business relationships and execute its sales plan.

Product development expenses consist primarily of employee compensation and programming fees relating to the development and enhancement of the features and functionality of Jabber’s software products. During 2001 and 2000, all product development costs were expensed as incurred. Product development expenses were $2,719,204 for the year ended December 31, 2001, or 252% of net revenues, compared to $1,416,590, or 428% of net revenues for 2000. During the third quarter of 2000, Jabber started assembling its product development organization and competed the build-out in December 2000. Consequently, product development expenses were minimal during the first two quarters of 2000. The absolute dollar increase was due primarily to increases in employee compensation expense of $1,403,757 as a result of hiring 18 employees beginning in the third quarter of 2000 through the third quarter of 2001. Jabber also incurred $51,351 more in computer lease and third-party software expenses in 2001. These increases were partially off-set by decreases in 2001 of $140,293 for contract labor expense and $75,357 for travel expenses. We believe that significant investments in product development are critical to attaining Jabber’s strategic objectives and, as a result, we expect Jabber’s product development expenses to continue to increase in future periods.

As described in Note 2 to the Notes to the Consolidated Financial Statements, accounting principles generally accepted in the United States require Jabber to evaluate its product life cycle to determine if product development expenditures should be capitalized and subsequently amortized to cost of software revenues over the useful life of the software. In making such a determination, management must exercise judgment with respect to determining when the software has reached technological feasibility, the nature of the particular enhancement as well as the economic useful life of the software and/or the related enhancement. Given the early stage of adoption of enterprise-based instant messaging and Jabber’s rapidly evolving product offerings, it is difficult to estimate the economic life of Jabber’s software products. However, Jabber’s management has estimated that the economic life is very short, and the economic life of any enhancements would not exceed 12 months. Consequently, Jabber has expensed product development costs in the period incurred. In future periods, as Jabber’s business continues to evolve, we may determine that product development costs should be capitalized and such amounts could be significant given our projected expenditures.

General and administrative expenses consist primarily of employee compensation, consulting expenses, fees for professional services, and non-cash expense related to stock and warrants issued for services. General and administrative expenses were $5,903,062 for the year ended December 31, 2001, or 547% of net revenues, compared with $9,411,549 for the year ended December 31, 2000, or 2844% of net revenues for 2000. General and administrative expenses specifically related or allocated to Jabber were $2,206,438 for the year ended December 31, 2001, compared to $4,682,641 for the year ended December 31, 2000. The decrease in 2001 is primarily due to a reduction in consulting expenses. In 2000, Jabber incurred $2.8 million in consulting fees with DiamondCluster in connection with the development of its business plan, of which $690,000 was paid in securities of Jabber in the third quarter of 2001. Jabber incurred $758,907 for its share of Webb’s corporate expenses, a decrease of $176,038 from 2000, comprised primarily of employee wages and other employee related expenses. In addition, Jabber incurred $261,090 of non-cash expenses in 2001 for Jabber common stock it granted to two Jabber employees, an officer of Webb, and other third-parties, which represents a decrease of $45,247 from 2000. These decreases were partially off-set by increases in employee compensation expense of $387,095, as Jabber hired five employees from the fourth quarter of 2000 through the end of 2001, including a chief executive officer and a chief financial officer.

General and administrative expenses specifically related or allocated to Webb, primarily for general corporate activities, were $3,696,624 for the year ended December 31, 2001, compared with $4,728,908 for the year ended December 31, 2000. General and administrative expenses were reduced in 2001 as a result of (i) incurring $372,185 less in non-cash expenses related to the reset of series B preferred stock warrants; (ii) incurring $408,731 less in non-cash compensation expenses to financial service firms and consultants from the issuance of Webb’s securities for payment of services; (iii) a decrease of $458,825 in employee compensation from the reduction of annual bonuses and the elimination of five employees; (iv) a deduction in accrued bonuses of $130,406; (v) a reduction in expenses for our annual report and shareholder meeting of $110,978; (vi) a decrease in expenses for Nasdaq listing fees of $77,212 we incurred in the second quarter of 2000 to move from the Smallcap market to the National market; and (vii) a reduction in investor relation expenses of $82,058. These reductions were partially off-set by (i) registration penalties incurred in 2001 to an investor totaling $307,315 because of a delay in registering the shares of our common stock issuable upon conversion of our series C-1 preferred stock; (ii) the forfeiture of $475,000 of lease collateral in connection with a negotiated reduction in annual lease expenses; (iii) an increase in accounting fees of $101,139; (iv) an increase in rent expense of $51,085 as we moved to a new office in May 2000, which resulted in both higher rental rates and an increase in the amount of space rented; and (v) a decrease in general and administrative expenses allocated to Jabber of $131,038.

Depreciation and amortization was $2,047,128 for the year ended December 31, 2001, compared to $2,057,900 for the year ended December 31, 2000. During 2001, Jabber recorded amortization expense totaling $1,546,749 related to intangible assets acquired from Durand Communications. These intangible assets were contributed to Jabber in July 2000, at Webb’s carry-over basis. Included in loss from discontinued operations is amortization expense totaling $1,503,639 for our AccelX business related to intangible assets and goodwill we acquired from Durand Communications (prior to July 2000), NetIgnite, and Update Systems. At December 31, 2001, our intangible assets total $727,301, which will be fully amortized on June 30, 2002. Because our business has never been profitable, and due to the other risks and uncertainties discussed herein, it is possible that an analysis of these long-lived assets in future periods could result in a conclusion that they are impaired, and the amount of the impairment could be substantial. If we determine that these long-lived assets are impaired, we would record a charge to earnings, which could be as much as the remaining net book value of the assets. As a result of the termination of our AccelX business in October 2001, we recorded an additional impairment charge of $2,025,322 for the year ended

December 31, 2001, related to AccelX intangible assets. At December 31, 2001, we believe that the net cash flows from our Jabber business will be sufficient to recover the carrying amount of these intangibles.

Other Income and Expenses:

Interest income was $118,479 for the year ended December 31, 2001, compared to $731,808 for the year ended December 31, 2000. We earn interest by investing surplus cash in highly liquid investment funds or AAA or similarly rated commercial paper.

Interest expense was $3,312,054 for the year ended December 31, 2001, compared to $1,124,011 for the year ended December 31, 2000. We recorded interest expense related to the convertible note payable issued by Jabber totaling $45,834 for the year ended December 31, 2001. In connection with the issuance of Jabber preferred stock in July 2001, $41,000 of this interest was converted into 41 shares of Jabber’s series B preferred stock. We recorded $42,442 of interest expense for 2001 related to the short-term notes payable, including $36,738 of non-cash interest expense for the amortization of the associated deferred financing costs and discount. We recorded the following interest expense related to the 10% convertible note payable:

	Year Ended December 31,
	2001	2000
Interest paid with principal-in-kind notes	$9,900	$154,110
Amortization of discount	151,058	198,744
Amortization of financing assets	417,875	591,075
Additional interest expense due to anti-dilution protection on conversion feature	2,394,234	—

Total non cash interest expense	2,973,067	943,929
Interest expense payable in cash	170,934	63,014

Total 10% note payable interest expense	$3,144,001	$1,006,943

The 10% convertible note payable was initially convertible into shares of our common stock at a conversion price of $10.07 per share. The conversion price is subject to anti-dilution protection in the event we issue common stock at prices less than the conversion price for the 10% convertible note payable or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement of preferred stock we completed in February 2001, the conversion price was reset to $2.50 per share. As a result, we recorded non-cash interest expense totaling $2,394,234 in the first quarter of 2001. As a result of the sale of preferred stock in January 2002, and the resulting reset of the conversion price to $1.00, we recorded non-cash interest expense totaling $255,060 in the first quarter of 2002.

In addition, the reduction of non-cash interest expense related to the 10% note payable discount and deferred financing assets in the 2001 periods is a result of lower balances being amortized compared with the 2000 periods due to conversions of the 10% convertible note payable. During 2001 and 2000, we recorded a charge to additional paid in capital which otherwise would have been recorded as interest expense in future periods totaling $477,718 and $1,696,431, respectively, in connection with the conversion of notes totaling $680,000 and $2,500,000, respectively. As a result of the exchange of the remaining unpaid balance of the 10% convertible note payable with series D junior preferred stock, in March 2002, we recorded non-cash interest expense related to the discount and deferred financing assets totaling $116,247 and recorded a charge to additional paid in capital for the remaining balance totaling $121,036.

Other income was $25,062 for the year ended December 31, 2001, and was comprised primarily of collection of accounts receivable which were previously written off as a bad debt expense in 2000.

Loss on disposition of property and equipment totaled $61,783 for the year ended December 31, 2001, compared to $344,341 for the year ended December 31, 2000. The loss for 2001 resulted primarily from the sale and disposal of excess assets no longer used by Webb. The loss in 2000 was principally due to the relocation of our offices and the write off of unamortized leasehold improvements, including the cost of our computer center build-out, and disposed of existing office furnishings and equipment.

Discontinued Operations:

On October 16, 2001, we terminated our AccelX local commerce business. In connection with the termination of this business, we granted a perpetual license for software used in this business to Nextron Communications, Inc. for a license fee of $1 million (See Note 17 of the Notes to Consolidated Financial Statements). The terms of this perpetual license transfers substantially all of our rights and their related value for this technology. In addition, we sold assets used in this business to Nextron for an initial purchase price of $500,000. In the event that Nextron completes a qualifying financing transaction June 30, 2002, Nextron will pay Webb an additional $350,000 for the assets. If the financing transaction is not completed by June 30, 2002, Webb will not receive any additional consideration for the assets.

As a result of the termination of this segment, we recorded an impairment loss of $2,025,322 related to intangible assets we acquired from Update Systems, Inc. in January 2000. The receipt of additional proceeds, if any, as indicated above will be recorded as a gain.

In September 2000, we sold our e-banking segment to a privately held company.

The sale or termination of these segments are reflected as a sale of discontinued operations in the accompanying consolidated financial statements. Accordingly, the revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations and have been reported as “Loss from discontinued operations” for all periods presented.

Summarized financial information for the discontinued operations are as follows:

	Year Ended December 31,
	2001	2000
AccelX Business Segment (through October 16, 2001):
Net revenues	$2,824,331	$3,683,519

Costs and expenses:
Cost of revenues	2,847,119	3,015,779
Sales and marketing expenses	951,756	2,570,701
Product development expenses	2,075,794	3,960,382
General and administrative expenses	474,462	930,101
Depreciation and amortization	1,729,710	7,097,223
Impairment loss	2,025,322	6,866,700

Total costs and expenses	10,104,163	24,440,886

Operating loss	(7,279,832)	(20,757,367)
Other income and expenses:
Loss on foreign currency transactions	(18,837)	(130,357)
Other income	8,936	—

Loss from AccelX discontinued operations	$(7,289,733)	$(20,887,724)

E-banking Business Segment: (2000 amounts include activity through September 12, 2000 only)
Net revenues	$—	$497,821
Costs and expenses:	—	(701,193)

Net loss from e-banking discontinued operations	$—	$(203,372)

Minority Interest:

Minority interest arises from the allocation of losses in Jabber to its minority stockholders. Minority stockholders of Jabber include holders of Jabber’s common stock, holders of Jabber’s series B preferred stock, the holder of 750,000 shares of Jabber’s series A-1 preferred stock and the holder of 25 shares of Jabber’s series C preferred stock (See Note 7 of the Notes to Consolidated Financial Statements for information regarding the sale of Jabber securities and the pledge of the series A-1 preferred sock). The capital and voting structure of Jabber’s common and preferred stock, including preferred stock dividends, at December 31, 2001, is as follows:

	Common	Preferred A-1	Preferred A-2	Preferred B	Preferred C	Total Voting Rights
Shares	912,500	7,400,000	1,400,000	5,037,411	8,290,316
Votes	912,500	7,400,000	14,000,000	5,037,411	8,290,316
Votes per share	1	1	10	1	1

Control of votes:
Webb	—	6,650,000	14,000,000	—	8,264,555	28,914,555
FTTI	—	750,000	—	4,322,156	—	5,072,156
Others	912,500	—	—	715,255	25,761	741,016

Total	912,500	7,400,000	14,000,000	5,037,411	8,290,316	34,727,727

We allocate a portion of Jabber’s net losses to the minority shareholders to the extent of their share in the net assets of Jabber. For the year ended December 31, 2001, we allocated $389,509 of Jabber’s losses to its minority stockholders, compared to $276,337 for the year ended December 31, 2000.

Preferred Stock Accretion Expense and Dividends:

The terms of our preferred stock grant the holders the right to convert the preferred stock into shares of our common stock at specified conversion prices. In each issuance of preferred stock, the conversion price has included a beneficial conversion feature because the value of the common stock resulting from a theoretical conversion of the preferred stock on the issuance date was greater than the allocated value of the preferred stock. In addition, if the conversion price of the preferred stock is reduced in future periods, accounting principles generally accepted in the United States require us to record a deemed dividend to the preferred shareholder based upon the amount of additional shares that are issuable as a result of the change in the conversion feature.

Accounting principles generally accepted in the United States require us to record the beneficial conversion feature, other deemed dividends, the value of warrants and, in most instances, the cash offering costs as additional preferred stock dividends. This non-cash charge to net loss applicable to common stockholders is labeled “Accretion of preferred stock to stated value”.

During 2001, we recorded accretion expense totaling $3,048,414, including $1,970,558 related to the issuance of our series C-1 preferred stock and $886,069 related to the reset of the conversion price of our series B-2 preferred stock on February 28, 2001, and $191,788 in December 2001, from the exchange of 200 shares of series B-2 preferred stock for 350,205 shares of our common stock.

The series C-1 preferred stock was initially convertible into shares of our common stock at $2.50 per share. As a result of the issuance of common stock in January 2002, and in accordance with the original terms of the preferred stock, the conversion price was reset to $1.00 per share. Consequently, in the first quarter of 2002 we recorded additional accretion expense totaling $479,442. The series D junior preferred stock issued in the first quarter of 2002 is also subject to anti-dilution protection in the event we issue common stock at prices less than the current conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion prices are reduced, we may be required to record additional charges against income and such charges may be significant.

We may also incur additional preferred stock accretion expense in future periods as a result of the convertible preferred stock Jabber issued in connection with the investment by FTTI in Jabber. The accretion expense, if any, in future periods as a result of this transaction or the issuance of other securities with similar terms may be significant.

The terms of Jabber’s series B preferred stock provides for an 8% cumulative dividend. For the year ended December 31, 2001, we recorded $156,153 of preferred stock dividends, all of which is payable to third parties. In addition, Jabber’s series C preferred stock also provides for an 8% cumulative dividend. The series C preferred stock dividends totaled $419,217 for the year ended December 31, 2001, of which $418,455 were eliminated in consolidation as the dividend was payable to Webb.

Net Loss Applicable to Common Stockholders:

Net loss allocable to common stockholders was $24,528,457 for the year ended December 31, 2001, compared with $48,853,667 for the year ended December 31, 2000. Jabber’s net loss allocable to common stockholders for the year ended December 31, 2001, was $7,762,268, including $575,628 in non-cash preferred stock dividend expense, compared with $8,902,960 for the year ended December 31, 2000.

The decrease in losses for the year ended December 31, 2001, are a result primarily of incurring $13,801,363 less in operating losses for our AccelX operations as a result of cost reduction measures implemented during 2001, including employee layoffs, culminating with the termination of this business segment in October 2001. Losses for 2001 were further reduced by (i) a reduction of Webb’s general and administrative expenses in 2001 by $1,032,284 primarily from decreasing the number of employees and related corporate support costs for our AccelX business; (ii) a decrease of $8,824,797 in preferred stock dividends and preferred stock accretion expense; and (ii) an increase in Jabber’s gross margin of $551,977, primarily a result of a change in the revenue mix from lower margin professional service fees to higher volume software license fee revenues. A net reduction in Jabber’s operating expenses in 2001 totaling $1,229,293 also contributed to the reduction in losses for the year. These reductions in 2001 were partially off-set by an increase of $2,188,043 in interest expense primarily resulting from the non-cash beneficial conversion feature we recorded in connection with the reset of the conversion price of our 10% note payable.

Included in net losses allocable to common stockholders are non-cash expenses for transactions related to acquisitions, financing, and securities we issued for services as summarized in the following table:

	Year Ended December 31,
	2001	2000
Amortization of intangible assets and goodwill	$3,050,388	$8,347,207
Impairment loss	2,025,322	8,168,904
Stock and warrants issued for services	652,069	1,478,232
Beneficial conversion feature, amortization of discount and financing costs to interest expense and non-cash interest related to the 10% convertible note payable	2,973,067	943,929
Amortization of discount and financing costs related to short-term notes payable	36,738	—
Write-off of investment in common stock	—	448,172
Preferred stock dividends	156,915	373,126
Accretion of preferred stock and other deemed preferred stock dividends	3,048,414	11,660,000

Total	$11,942,913	$31,419,570

During 2001 and 2000, we recorded non-cash expenses for warrants issued in connection with financing transactions and to consultants for service totaling $1,109,103 and $1,714,094, respectively. We compute a theoretical value for these warrants using the Black-Scholes option pricing model. The warrant value derived from this model is highly susceptible to the volatility of our common stock. The increase or decrease of the volatility rate by even a few percentage points can change the value of the warrant significantly.

Twelve Months Ended December 31, 2000 and 1999.

In December 1999, we issued a warrant to the holder of our 10% note payable in connection with amending the terms of our 10% note payable. This warrant was issued in connection with the sale of our series B preferred stock, which we completed in February 2000. We originally recorded the warrant, valued at $2,311,475, as a series B preferred stock offering cost. We subsequently re-characterized this warrant as additional consideration to the note holder, and have revised our accounting for this warrant to reflect it as a deferred financing asset related to the 10% note payable. Accordingly, the results of operations for periods after December 1999, have been restated to reflect such capitalization and amortization of the $2,311,475 as additional non-cash interest expense from the date of issuance to the date of maturity for the 10% convertible note payable, August 25, 2002. This restatement has no effect on previously reported cash flows from operations, investing activities, or financing activities.

During July and September 2000, Jabber issued 912,500 shares of its common stock to Jabber employees, an officer of Webb and members of the Jabber advisory boards for services provided to Jabber and to be rendered in future periods. Certain of the shares were vested immediately, and certain shares vest over a periods ranging from one month to two years. We recorded the estimated fair value of these shares and the related deferred compensation totaling $523,700 on the grant date. Through December 31, 2000, we recorded compensation expense totaling $276,337. In our previously reported results for the year ended December 31, 2000, we recorded minority interest on our balance sheet equal to the total value of the common stock and did not allocate any of Jabber’s losses to the minority shareholders of Jabber. We have revised our accounting for the minority interest to reflect the minority share of Jabber’s losses in an amount equal to the minority interest share of Jabber’s net assets.

Due to the termination of our AccelX business segment on October 16, 2001, continuing operations of Webb refer to the Jabber business segment and Webb’s corporate activities. Jabber commenced operations in May 2000, and was a development-stage enterprise through March 2001, at which time it released its initial proprietary IM software product. During 2000, Jabber earned revenue from professional service engagements in which Jabber customized its commercial server software and the open-source IM software for customers.

Revenues:

Components of net revenues from continuing operations and cost of revenues are as follows:

	Year Ended December 31,
	2000	1999
Net revenues:
Licenses	$25,000	$—
Services	305,875	—

Total net revenues	330,875	—

Cost of revenues:
Cost of licenses	424	—
Cost of services	494,302	—

Total cost of revenues	494,726	—

Gross margin	$(163,851)	$—

License revenues represent fees earned for granting customers licenses to use Jabber software products. Software revenue recognized in 2000 was from a single license of Jabber’s IM client software to a customer for $15,000 and from a one-time source code license fee by Webb of $10,000 for a product previously sold by DCI.

Services revenues consist principally of revenue Jabber earned primarily from two professional service engagements in which Jabber customized its commercial server software and the open-source IM software for customers.

Cost of Revenues:

Cost of license revenues consists of shipping costs to deliver software products. Cost of service revenues consists of compensation costs and consulting fees associated with performing custom programming, installation and integration services for Jabber’s customers and support services. Cost of service revenues was $494,302 for the year ended December 31, 2000, or 162% of net service revenues. Included in cost of service revenues are fixed costs Jabber incurred in the third and fourth quarter of 2000 associated with the establishment of separate professional service and support organizations in anticipation of higher sales volume. With the formation of these two organizations, Jabber incurred fixed expenses of $343,463 in 2000 for these costs which were comprised primarily of employee compensation and other employee related costs.

Operating Expenses:

Sales and marketing expenses consist primarily of employee compensation, cost of travel, advertising and public relations, trade show expenses, and costs of marketing materials. Sales and marketing expenses were $468,972 for the year ended December 31, 2000, or 142% of net revenues compared to zero for 1999. During 2000, Jabber hired 6 employees and incurred $210,793 in related compensation expense. Jabber also incurred $125,310 for consulting expenses associated with marketing and public relations and $72,562 in trade show expenses.

Product development expenses consist primarily of employee compensation and programming fees relating to the development and enhancement of the features and functionality of Jabber’s software products and services. During 2000, all product development costs were expensed as incurred. Product development expenses were $1,416,590 for the year ended December 31, 2000, or 428% of net revenues. There were no Jabber related product development expenses in 1999. During 2000, Jabber hired 19 employees and incurred $803,333 in related compensation expense. Jabber also incurred $427,372 in contract labor and consulting expenses associated with augmenting its development team; and $77,618 in employee recruiting and relocation costs.

General and administrative expenses consist primarily of employee compensation, consulting expenses, fees for professional services, and non-cash expense related to stock and warrants issued for services. General and administrative expenses were $9,411,549 for the year ended December 31, 2000, compared with $5,736,482 for the year ended December 31, 1999. General and administrative expenses specifically related or allocated to Jabber were $4,682,641 for the year ended December 31, 2000. During 2000, Jabber hired 3 employees and incurred $178,389 in related compensation expense. Jabber also incurred $2.8 million in consulting fees incurred with Diamond Cluster International Inc. in connection with the development of its business plan, of which $690,000 was paid in securities of Jabber in the third quarter of 2001. In addition, Jabber incurred $934,945 for its share of Webb’s corporate expenses, comprised primarily of employee wages and other employee related expenses; and $306,337 of non-cash expenses for Jabber common stock it granted to two Jabber employees, an officer of Webb, and other third-parties.

General and administrative expenses specifically related or allocated to Webb, primarily for general corporate activities, were $4,728,908 for the year ended December 31, 2000, compared with $5,736,482 for the year ended December 31, 1999. During 2000, general and administrative expenses were reduced by $934,945 from the allocation to Jabber of its portion of these expenses. General and administrative expenses were further reduced in 2000 as a result of incurring $462,788 less in non-cash expenses related to the issuance of Webb’s securities for payment of services. These reductions were partially off-set by (i) an increase of $156,381 in costs associated with our annual shareholder meeting including publication and mailing of our annual report; (ii) increased regulatory filing fees of $134,647 primarily from stock market listing fees associated with our move to the Nasdaq National Market; (iii) increased consulting fees of $156,045 associated with fees paid to third-party investor relation firms;

and (iv) increased office rent and related facility costs totaling $149,476 as we moved to a new office location during the second quarter of 2000.

Depreciation and amortization was $2,057,900 for the year ended December 31, 2000, compared to $124,809 for the year ended December 31, 1999. During 2000, Jabber recorded amortization expense totaling $1,647,488 related to intangible assets Webb acquired from Durand Communications. These intangible assets were contributed to Jabber in July 2000, at Webb’s carry-over basis. Included in loss from discontinued operations is amortization expense totaling $6,699,719 for our AccelX business related to intangible assets and goodwill we acquired from Durand Communications (prior to July 2000), NetIgnite, and Update Systems.

During the year ended December 31, 2000, Jabber recorded an impairment loss totaling $1,302,204 from its assessment of the impairment of assets contributed by Webb from Webb’s acquisition of Durand Communications. Included in net loss from discontinued operations is an impairment loss totaling $6,866,700 from our assessment of the impairment of assets used in our AccelX business from assets acquired in the purchase of Durand Communications and Update Systems. The impaired assets consisted of developed technology and goodwill as summarized in the following table:

	Durand	Update	Total
Developed technology	$3,261,751	$—	$3,261,751
Goodwill	1,471,346	3,435,807	4,907,153

Total impairment loss	$4,733,097	$3,435,807	$8,168,904

Durand was acquired in 1999. The primary asset that Webb acquired in this transaction was the group communications software developed by Durand. Elements of the Durand technology have been integrated with our Jabber instant messaging software. Webb contributed these intangibles at its carry-over basis to Jabber in July 2000. NetIgnite was acquired in 1999 for its web site publishing technology, which was integrated into our AccelX product line. Update Systems was acquired during the first week of 2000. Update Systems had developed a notification product for small businesses which we believed could be easily integrated into our AccelX product line and, pending this integration, sold as a stand-alone product. Based on a review of the acquired technologies in combination with our evolving business plan, we determined that only a portion of such acquired technologies are utilized in our current products. Further, substantially less revenue had been recorded from products incorporating the acquired technologies than was originally expected and our current estimated revenues projected to be earned from the purchased technologies were also less than previously forecasted. During the fourth quarter of 2000, it became apparent that due to an overall economic slow down and its impact on our customers, coupled with substantial volatility in the capital and business environment and delays in purchasing decisions for new Internet-related products and services by large aggregators of small businesses, that the carrying amount of the acquired intangibles should be assessed for impairment. As a result, we assessed impairment by comparing the estimated undiscounted net cash flows expected to be generated from our current product offerings which use the purchased technologies to their remaining net book values of the assets. Our analysis showed that such assets were in fact impaired. Accordingly, the impairment charge was recorded based upon the difference between the carrying amount and the estimated fair value of the assets, determined using the net present value of the estimated future cash flows.

Other Income and Expenses:

Interest income was $731,808 for the year ended December 31, 2000, compared to $225,712 for the year ended December 31, 1999. We earn interest by investing surplus cash in highly liquid investment funds or AAA or similarly rated commercial paper.

Interest expense was $1,124,011 for the year ended December 31, 2000, compared to $2,352,062 for the year ended December 31, 1999. We recorded the following interest expense related to the 10% convertible note payable:

	Year Ended December 31,
	2000	1999
Interest paid with principal-in-kind notes	$154,110	$—
Amortization of discount	198,744	124,615
Amortization of financing costs	591,075	45,142
Beneficial conversion feature	—	1,967,522

Total non cash interest expense	943,929	2,137,279
Interest expense payable in cash	63,014	173,973

Total 10% note payable interest expense	$1,006,943	$2,311,252

Loss on disposition of property and equipment totaled $344,341 for the year ended December 31, 2000. This resulted primarily from the relocation of our offices and the write off of unamortized leasehold improvements, including the cost of our computer center build-out, and disposal of existing office furnishings and equipment.

Discontinued Operations:

On September 12, 2000, we sold our e-banking segment to a privately held company for consideration valued at $487,872, which was approximately the same as the net book value of the net assets of this segment. We received $39,700 in cash and 181,176 shares of the purchaser’s common stock recorded at a value of approximately $2.47 per share. We estimated the fair value of the stock based on our assessment of the buyer’s business prospects and the value of the assets we sold to them.

At the time of the sale, which closed in September 2000, the purchaser had in place temporary financing and had initiated efforts to obtain permanent financing. Due to the specific circumstances surrounding the purchaser and the overall valuation environment for early-stage technology companies at the end of 2000, we reviewed the recorded value of these shares and determined that their value was likely to be permanently impaired. The additional funding did not materialize and in February 2001, the purchaser closed its business. As a result, we determined that the fair market value as of December 31, 2000, was zero, and that the decline in value was not temporary. Accordingly, we recorded a charge to earnings from continuing operations totaling $448,172 for the year ended December 31, 2000.

On October 16, 2001, we terminated our AccelX local commerce business. As a result of the termination of this business, based upon the indicated fair value of these assets, we recorded an impairment loss of $2,025,322 in the third and fourth quarters of 2001, related to intangible assets we acquired from Update Systems, Inc. in January 2000.

The sales of these segments are reflected as a sale of discontinued operations in the accompanying consolidated financial statements. Accordingly, the revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations and have been reported as “Loss from discontinued operations” for all periods presented.

Summarized financial information for the discontinued operations are as follows:

	Year Ended December 31,
	2000	1999
AccelX Business Segment:
Net revenues	$3,683,519	$1,193,196

Costs and expenses:
Cost of revenues	3,015,779	1,363,758
Sales and marketing expenses	2,570,701	1,726,004
Product development expenses	3,960,382	2,891,569
General and administrative expenses	930,101	575,062
Customer acquisition costs	—	941,684
Depreciation and amortization	7,097,223	2,777,714
Impairment loss	6,866,700	—

Total costs and expenses	24,440,886	10,275,791

Operating loss	(20,757,367)	(9,082,595)
Other income and expenses:
Loss on foreign currency transactions	(130,357)	—
Equity in loss of subsidiary	—	(127,083)

Loss from AccelX discontinued operations	$(20,887,724)	$(9,209,678)

E-banking Business Segment: (2000 amounts include activity through September 12, 2000 only)
Net revenues	$497,821	$751,087
Costs and expenses:	(701,193)	(830,863)

Net loss from e-banking discontinued operations	$(203,372)	$(79,776)

Minority Interest:

Minority interest arises from the allocation of losses in our Jabber subsidiary to its minority stockholders. During 2000, we granted Jabber common stock to three Webb officers and other third parties for services rendered and to be rendered which vest over time, from the date of issuance through September 2002. We allocate a portion of Jabber’s net losses to the minority stockholders to the extent of their share in net assets of Jabber. For the year ended December 31, 2000, we allocated $276,337 of Jabber’s losses to its minority stockholders.

Net Loss Applicable to Common Stockholders:

Net loss allocable to common stockholders was $48,853,667 for the year ended December 31, 2000, compared to $21,866,012 for the year ended December 31, 1999. We recorded non-cash expenses for the following items:

	Year Ended December 31,
	2000	1999
Amortization of intangible assets and goodwill	$8,347,207	$2,523,351
Impairment loss	8,168,904	—
Stock and warrants issued for services	1,478,232	1,814,682
Customer acquisition costs	—	941,684
Amortization of discount and placement fees to interest expense and non-cash interest related to the 10% convertible note payable	943,929	2,137,279
Write-of of investment in common stock	448,172	—
Preferred stock dividends	373,126	272,663
Accretion of preferred stock	11,660,000	4,316,254

Total	$31,419,570	$12,005,913

The increase in losses reflect losses from Jabber totaling $7,600,756 for the year ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

We used $11,609,823 in cash to fund our operations for the year 2001, compared to $15,633,784 for the year 2000. We received $367,649 in cash from investing activities for the year 2001, compared with using $2,315,784 in cash for the year 2000. We received $7,314,273 in cash from financing activities for the year 2001, compared with $18,640,512 for the year 2000.

We used $2,120,754 in cash to fund our operations for the three months ended March 31, 2002, compared to $5,636,715 for the similar 2001 period. We used $21,614 in cash from investing activities for the first quarter of 2002, compared with receiving $6,662 in cash for the similar 2001 period. We received $6,604,401 in cash from financing activities for the three month period ended March 31, 2002, compared with $2,339,439 for the similar 2001 period.

Following the purchase of Jabber preferred stock by FTTI in July 2001, our Webb and Jabber businesses have been separately funded. Consequently, liquidity and capital resources for each business is presented below.

As of March 31, 2002, Jabber had cash and cash equivalents of $1,068,349 and working capital deficit of $335,305. We financed our Jabber operations and capital expenditures and other investing activities during the first quarter of 2002 primarily through a $1.1 million investment by Webb.

Jabber used $912,614 in cash to fund its operations for the first quarter of 2002, compared to $1,852,741 for the similar 2001 period. The decrease in 2002 is primarily due to a decrease in payments to vendors of approximately $525,000 and an increase in cash collected from customers for the period of approximately $306,000.

Jabber used $16,672 in investing activities for the purchase of property and equipment for the three months ended March 31, 2002, compared with $7,630 for the similar 2001 period. Jabber plans to purchase approximately $180,000 of property and equipment for the remainder of 2002.

We believe that the cash on hand and the $2.5 million Webb has allocated from its remaining working capital to fund Jabber’s operations will be sufficient to fund Jabber’s activities until the second quarter of fiscal 2003, when Jabber is projected to have positive cash flow from operations. Our belief regarding Jabber’s cash requirements is based on Jabber’s current financial projections which forecasts Jabber consuming $2.4 million of cash for operations during the last three quarters of 2002 and $620,000 in the first quarter of 2003 and generating

$550,000 of positive cash in the second quarter of 2003 and continuing to generate positive cash from operations thereafter. The use of cash is predicated on Jabber meeting its revenue projections and managing its expense levels to forecasted amounts. We estimate Jabber revenues for the last three quarters of 2002 to be $4.1 million and 2003 to triple over 2002 and double from 2003 to 2004. Software license fees are projected to account for 58% of net revenues in for the remainder of 2002, and 75% in 2003 and 2004. We estimate Jabber’s expenses to be $6.6 million for the last three quarters of 2002 and to increase to $11.5 million in 2003 and $15.4 million in 2003. Jabber has a limited operating history upon which to base its projections, particularly its revenue projections, and there can be no assurance that Jabber will be able to meet its projections for revenues and expenses. In addition, since many of Jabber’s expenses are fixed or must be incurred in advance of revenues, Jabber’s working capital requirements could increase significantly over projected levels if Jabber does not meet its revenue projections. Therefore, Jabber may require more cash for its operations than our current projections indicate. In this circumstance, Jabber would have to seek additional funding or reduce its operating activities.

As of March 31, 2002, Webb had cash and cash equivalents of $4,315,775 and working capital of $5,156,789. We financed our operations and capital expenditures and other investing activities during 2002 through the sale of securities for which we received $7,500,000 in net proceeds, compared to $3,568,219 for the similar 2001 period. (See Note 5 of the Notes to Interim Condensed Consolidated Financial Statements for information regarding sales of securities). Of the $7.5 million raised in the first quarter of 2002, approximately $1.1 million has been used to pay outstanding obligations, $1.1 million has been invested in Jabber, $822,000 was used to pay the portion of the principal of our 10% convertible note payable which was not exchanged for shares of our preferred stock and the outstanding interest, approximately $775,000 has been used to pay Webb’s 2002 operating expenses, and approximately $2.5 million has been allocated to fund Jabber’s operations. The balance of approximately $1.1 million is being used to fund Webb’s operating expenses for the remainder of 2002, which are separate from those for Jabber.

We used $1,208,140 in cash to fund Webb’s operations for the three months ended March 31, 2002, compared to $3,783,974 for the similar 2001 period. The decrease in 2002 is primarily a result of $2,452,650 in losses in 2001 from our AccelX business which we terminated in October 2001, and a net reduction of $161,594 in Webb’s corporate expenses in 2002 as a result of reducing the size of Webb’s corporate organization. These reductions in the use of cash were partially off-set by an increase of in the use of cash of $900,000 as a result of paying 2001 obligations in the first quarter of 2002. Webb’s monthly cash operating expenses are estimated to average approximately $130,000 per month for the remainder of 2002.

Webb used $1,106,664 in net investing activities for the three months ended March 31, 2002, compared with $1,834,789 for the similar period of 2001. Webb invested $1.1 million in Jabber in the first quarter of 2002 and purchased $10,000 of property and equipment. Webb plans to invest approximately $2.5 million in Jabber during the remainder of 2002, through the purchase of Jabber securities. Webb does not plan to purchase a significant amount of property and equipment during 2002.

During the three months ended March 31, 2002, Webb received $6,604,401 in net cash from financing activities, compared with $2,339,439 for the similar 2001 period. During 2002, Webb received proceeds of $1.2 million from the issuance of short-term notes payable and $7.5 million from the sale of common stock warrants. During 2002, Webb repaid $1.34 million of short-term notes payable and $35,599 in capital leases payable.

We believe our cash on-hand of approximately $3.9 million at May 1, 2002, which includes the $2.5 million Webb has allocated for Jabber, will be sufficient to fund Webb’s and Jabber’s operating expenses for at least the next twelve months. In order to provide greater flexibility in determining the timing and the level of investments in marketing and product development initiatives, to provide operating reserves which could be required to fund operations in the event that Jabber does not achieve projected revenues and to establish additional strategic relationships, we are continuing to seek additional equity investments through either additional sales of Webb’s capital stock or sales of Jabber’s capital stock. We have no commitments or agreements for the sale of any additional securities and there can be no assurance that we will be able to raise any additional working capital.

EXPOSURE TO FOREIGN CURRENCY RISK

During 2000, we expanded our operations to include customers located in Europe and we opened an office in Amsterdam. As a result, we are subject to exposure resulting from changes in the Euro (our subsidiary’s functional currency) and other currencies related to the United States dollar. Further, from time to time, we may agree to accept a receivable denominated in currencies other than our functional currencies (i.e., the United States Dollar and the Euro). During 2001 and 2000, we recorded $18,837 and $130,357, respectively, in discontinued operations of transaction loss related to exchange rate changes between the Euro and the U.S. Dollar on a receivable from a customer denominated in the Euro.

BUSINESS

The Market.    Instant messaging (IM) combines communication, presence awareness and convenience to provide users with the opportunity for personal real-time interaction. Radicati Group predicts that the number of active IM accounts worldwide will grow from just 14 million in 2000 to 1.38 billion in 2004. IM has primarily been a free consumer service offered to add value to the online consumer communities of companies like AOL-Time Warner, Inc. (AOL), Microsoft Corporation and Yahoo! Inc. AOL dominates the consumer market for IM.

Compared to the consumer segment, we believe that the commercial segment of the IM market has been under-served. Use of IM by commercial enterprises has recently shown significant growth with Forrester Research estimating that the market for enterprise IM solutions will become a $2.7 billion annual market by 2003. IDC’s 2001 Worldwide Messaging Applications Forecast predicts corporate IM users will grow to approximately 298 million in 2005 from approximately 7 million in 2000. We are currently targeting the following markets:

•
Service Providers—Consumer to Consumer.    Service providers, including Internet service providers, telecommunications carriers and portals are deploying IM solutions that they can own and install in their own data centers. This allows them to tailor the offering to the service being offered, offer their customers appropriate levels of security, and leverage their existing technology investments.

•
Business to Consumer.    In the B2C market, a number of companies offering customer relationship management solutions have added real-time chat to their customer management capabilities. By capitalizing on the ability to interact in real-time, companies can decrease the time spent on simple questions, allowing for increased customer satisfaction, richer customer-client interaction and improved archiving capabilities.

•
Business to Business.    The B2B IM market is focused on improving the efficiency of communications between buyers and suppliers. IM can be used to provide secure, archived communications, document transfer and improved auction/exchange capabilities. B2B exchanges generally are based on XML technology.

•
Employee to Employee.    The basic E2E IM market takes advantage of real-time interaction to provide a complimentary communication tool to existing e-mail systems. More sophisticated E2E IM solutions can encompass groupware-style applications for document sharing and employee collaboration and management tools.

There currently is no standard protocol enabling interoperability between various IM systems in a manner similar to that for e-mail. The lack of interoperability has been highly publicized during the past year, with many proprietary IM systems attempting to create interoperability with AOL’s IM communities. The Internet Engineering Task Force (IETF) is considering a number of submissions for proposals for setting standards for an IM person-to-person protocol. Jabber has submitted the Jabber open source protocol (XMPP) to the IETF as a historical reference as the first step towards our efforts to have the Jabber open source protocol become the adopted standard. We cannot predict when a standard will be endorsed by the IETF, or whether we will be successful in including XMPP as part of an endorsed standard.

While our current business opportunities are driven primarily by extensible IM software, we believe that there is an emerging market for messaging infrastructure that facilitates real-time software applications and web services. Gartner Dataquest estimates that the software portion of the web services market will be worth $1.7 billion in 2003. In November 2001, Forester Research identified the term “executable Internet,” or the “X Internet,” as an environment where dynamic services interoperate across a connected network fabric. We believe our instant messaging solutions, including a platform for tying presence, identity, distributed services and asynchronous XML content delivery directly to other applications contains many of the underpinnings for the X Internet.

Jabber.org.    Jabber.org was established in 1998 by Jeremie Miller to create a new, open-source movement designed to bridge the proprietary IM networks by creating a single system capable of communicating with all IM networks and services. Jabber.org standardized on three key principles:

•
Open-source development.    Jabber.org technology is based on open-source development taking place at www.jabber.org. As an open-source movement, anyone can leverage and contribute to the future of Jabber.org. As with other popular open-source initiatives, Jabber.org is based on modular software design which facilitates quick integration of new server logic and business practices, as well as the development of new sophisticated IM-based applications.

•
System, not a service.    Jabber.org is committed to building an IM platform, not another consumer-focused IM service. Jabber IM, like e-mail, is based on a network of distributed servers which communicate with each other. As a system, it is believed that Jabber IM will be better able to accommodate differing business models, development of value-added applications and use in an application service provider environment.

•
XML technology.    Jabber.org uses XML technology for transmitting IM messages in order to have a standard-based structured document as part of the native protocol of the messaging platform. By standardizing on XML, Jabber.org believed its IM systems would have improved cross-platform compatibility and the ability to create enhanced applications around the concepts of message warehousing, message mining and anything that required the routing of structured content.

In early 1999, Webb became the commercial sponsor of Jabber.org by hiring Jeremie Miller and donating his time, along with that of other developers, to the accelerated development of the Jabber.org open-source initiative. Webb’s initial interest in the Jabber.org technology was based on our desire to leverage the Jabber IM platform to provide IM services for our former AccelX product line which also utilized XML technology. We formed Jabber, Inc. as a subsidiary on February 15, 2000, in order to commercialize Jabber IM separately from our former AccelX business.

Relationship of Jabber.org and Jabber.    Open-source software is free in the sense that the software’s source code is freely available for inspection and modification. A condition to open-source licenses under which the software is made available is that anyone who makes an improvement or modification to the software generally must contribute the improvements and modifications back to the open-source community. At the core of the open-source community is a voluntary group of people dedicated to developing a variety of software packages. The community includes the engineers who create the software, the writers who document it and the designers who create the web sites that serve as the community’s home on the internet. Jabber is a commercial sponsor of the Jabber.org open-source movement. This sponsorship includes dedicating the services of a number of Jabber’s employees to work on Jabber IM projects, promoting the more rapid deployment of the Jabber IM free software in order to promote the XMPP protocol, making financial contributions to cover travel and other costs of members of the community so that they can attend community activities and sponsoring award programs in order to recognize contributions to Jabber IM by members of the community.

Jabber IM free software is provided to the community and others under the Jabber Open Source License (JOSL), an Open Source Initiative approved open-source license. Like other open-source licenses, the JOSL requires that modifications or improvements to the core Jabber IM software be contributed back to the community. The JOSL, like some other more recent open-source licenses, has a narrower definition of derivative works than does the GNU General Public License, one of the first and best known open-source licenses. This allows code to be linked to the core open-source software without requiring that the linked code be covered by the JOSL and, therefore, to be made freely available. Software developed by Jabber may be released under the JOSL or under commercial license agreements that do not make the software code freely available. For example, the Jabber Commercial Server IM software is made available only pursuant to a commercial license which does not include free access to the source code. The Jabber Commercial Server software is, however, fully compatible with the free Jabber IM software.

Jabber considers its relationship to the Jabber.org open-source community to be one of the key factors distinguishing it from other companies offering IM solutions. Jabber intends to continue its active support and contributions to the Jabber.org community.

Jabber Strategy.    Jabber develops and markets proprietary, extensible Instant Messaging solutions. Jabber’s primary goals are first to become a premier provider of instant messaging-based collaboration solutions by selling commercial-grade Jabber IM software, solutions and hosting for large enterprises, wired and wireless service providers, original equipment manufacturers, and independent software vendors. Jabber’s longer-term goal is to extend the use of the Jabber IM platform as infrastructure to device-to-device and application-to-application communications. Jabber’s strategy for achieving these goals include:

•	Creating distribution, hosting and technology partnerships both domestically and internationally in order to more rapidly build product and brand awareness.

•	Positioning Jabber IM as an extensible platform that allows for incorporation of new and emerging technologies such as IP telephony and device-based embedded messaging capabilities.

•	Promoting the adoption of Jabber open-source protocol (XMPP) and leveraging that adoption through brand association to drive sales of Jabber’s proprietary products and services.

•	Promoting use of Jabber IM by service providers in order to increase more rapidly the number of individual users of Jabber IM.

•	Accelerating the adoption of Jabber IM by other open-source movements to increase the awareness of the Jabber brand and to reduce the possibility of the creation of a competing open-source movement.

•	Leveraging the fact that there is no industry standard for an IM person-to-person protocol to increase demand for Jabber IM, the only open-source based IM solution.

We believe it is important for Jabber to establish strategic relationships with major companies that are part of or provide products and services to our targeted markets in order to promote the use and adoption of our products and to assist us in our effort to promote the adoption of standards. In 2001, France Telecom Technologies Investissements (FTTI), as investment subsidiary of France Telecom, acquired a minority interest in Jabber, Inc. for which it paid $5,000,000. We intend to seek additional strategic investors and technology partners for our Jabber IM business.

Products and Services.    Jabber provides commercial-grade IM solutions, comprised of servers, clients and server modules. On March 1, 2001 Jabber introduced the Jabber Commercial Server, a highly scaleable Jabber server that provides the foundation for current and future server products. The Jabber Commercial Server provides enterprises and service providers with enhanced performance, scalability, reliability and security compared to the Jabber open source server that is provided free pursuant to the Jabber Open Source License. The Jabber Commercial Server, which is capable of accommodating over 200,000 concurrent users on both the Linux and Solaris operating systems, is fully compatible with the Jabber XMPP protocol and provides complete interoperability with Jabber open-source servers.

Jabber clients, software which runs on personal computers, provide a range of IM features across a number of platforms, including Windows 95/98/2000, Web Browsers, Linux, Mozilla and Palm Operating Systems. Jabber clients include software licensed for free as well as for a fee pursuant to a Jabber commercial license. Clients have been developed directly by Jabber, our customers and by members of the Jabber.org community.

Jabber modules provide additional functions. Modules may be distributed with the Jabber Commercial Server or may be provided on an optional basis. Modules currently include:

•	an LDAP (Lightweight Directory Access Protocol) module which enables account information to be stored by the Jabber Commercial Server in the internet standard LDAP;

•	an SQL Database module which makes existing account information in a company database accessible for use in setting up Jabber accounts;

•	a Message Archive module which supports archiving messages in an Oracle database;

•	a Wireless Gateway that extends the Jabber platform to the mobile marketplace; and

•	a Messaging Filtering module which enables a Jabber Commercial Server to establish rules to filter messages based on content and origin.

Jabber also provides professional services to help commercial enterprises, internet service providers and portal companies and other service companies understand, install, configure, customize and manage their Jabber IM systems and services.

Marketing

Our initial marketing activities focused on accelerating the adoption of Jabber.org open-source products, generating brand and product awareness, accelerating the adoption of Jabber instant messaging systems by other open-source movements and providing professional services to businesses wishing to test the Jabber instant messaging platform. The Jabber.org developer network and the Jabber Foundation are key sources of product and service innovation, as well as vehicles for promoting the Jabber IM protocol as an industry-wide solution to the current situation of disparate disconnected islands of IM users. To date, the Jabber.org movement has been our primary source of sales leads. Jabber® is a registered trademark of Jabber, Inc.

Our marketing and sales efforts emphasize our commercial server product as a software platform which is easily leveraged by or integrated into other applications and services to provide flexible and easily customized IM solutions. This distinguishes our products from many of our competitors who emphasize packaged IM solutions. Our proprietary IM software addresses the needs of the emerging web services market by offering:

•	An XML routing engine capable of resolving disparate software and communications protocols, while enabling dynamic client server and peer-to-peer services.

•	Presence management and identity services that authenticate users, applications and devices in a secure, highly scalable client-server architecture.

•	An open easy to use protocol.

Jabber is in the initial stages of building its marketing and sales capabilities. Jabber’s sales strategy is to utilize both direct and indirect sales channels. The direct sales channel will consist of a Jabber sales group which is expected to target large enterprises, wired and wireless service providers and original equipment manufacturers in various vertical markets where we believe there are significant demands for commercial-grade instant messaging solutions. The indirect sales channel will consist of distribution partnerships with software integrators and application service providers with established relationships with small and medium-sized companies.

Jabber’s marketing activities include selectively purchasing paid banner placement and white papers syndication opportunities on web sites where commercial developers are found, attendance at trade shows and developing public relations programs featuring the Jabber.org open-source movement. A limited use, Linux version of the server is available for free on the Jabber.com site to make it easy for companies to evaluate the commercial code. Our annual Jabber Developer’s Conference schedule has been expanded this year to include our first European conference which will be held in Munich, Germany in June. This is in addition to our America Developer’s conference being held in Keystone, Colorado in August. A Managing Director—Europe has been hired to drive direct sales opportunities, develop channel programs and partnerships, and better position us with European software developers, particularly those offering wireless solutions that can take advantage of Jabber’s technology.

During the three months ended March 31, 2002, the following customers accounted for more than 10% of our revenues: AT&T—59% and Bell South—24%. We expect current customers to account for a substantial portion of our revenues for the years ending December 31, 2002 and 2003. There is no assurance that we will be able to retain major customers or attract additional major customers. The loss of major customers could have a material adverse effect on our operating results and cash flow from operations.

Trademarks and Proprietary Protection

We rely primarily on a combination of copyright, trade secret, trademark laws, and nondisclosure and other contractual provisions to protect our proprietary rights. As a part of our confidentiality procedures, we generally enter into written nondisclosure and nonsolicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. We generally have not entered into noncompetition agreements with our employees other than our executive officers. Because the policing of proprietary rights may be difficult and the ideas and other aspects underlying our products and services may not in all cases be protectable under intellectual property laws, there can be no assurance that we could prevent competitors from marketing the same or similar products and services. In addition, competitors may independently develop products and services that compete with our products and services.

Competition

The instant messaging market can be described in terms of consumer and commercial market segments. The consumer space is principally characterized by personal interactions between family, friends and individuals with shared interests. The enterprise space is far more diverse, encompassing all business-to-consumer, employee-to-employee and business-to-business communication. Instant messaging systems and vendors currently form a highly fragmented landscape capable of only the most basic level of interoperability. There is no standard protocol enabling interoperability between instant messaging systems in a manner similar to that of email protocols such as SMPT. The lack of interoperability has been highly publicized in the media, with many instant messaging companies attempting to create interoperability with the instant messaging systems provided by AOL. AOL has substantially more instant messaging users than any other company providing instant messaging services, including those provided by Microsoft Corporation and Yahoo! Inc. Jabber believes there are more than 50 companies marketing tools that incorporate some form of instant messaging. Jabber distinguishes its instant messaging products and services primarily on the basis of:

•	Being the only open standards-based provider of instant messaging systems;

•	Use of XML-based technologies;

•	Focus on commercial market segments;

•	Ease of customization; and

•	Flexibility and ease of use.

Our current and prospective competitors include many companies that have substantially greater financial, technical, marketing, and other resources than we do. We believe that competition for all elements of our business will intensify in the future. Increased competition could result in price reductions and increased spending on marketing and product development. Any of these events could have a material adverse effect on our financial condition and operating results. There is no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and results of operations. We believe that the primary factors that will impact competition include: the extent to which our limited working capital permits us to respond to competition as it develops; our technical and product development expertise; the ability to easily customize our products and to integrate them with products developed by others; the price of our products and services; our sales and marketing and customer support capabilities; and the scalability, reliability and security of our products and services.

Government Regulation

Our products and services are not currently subject to direct regulation by the Federal Communications Commission or any other federal or state agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the Internet could have a material adverse effect on our business. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

Employees

At April 30, 2002, Webb employed five full-time employees, all in management and administration positions and Jabber employed 41 full-time employees and one part-time employee, which included seven in management and administration, eight in sales and marketing, and 27 in product services and development. In addition to these company personnel, Jabber contracts with other creative and production resources, as required for peak load situations. Our employees are not represented by a labor union, and we consider our employee relations to be good.

MANAGEMENT

Name, position, age of each director or executive officer, and the period during which each director has served are as follows:

Name	Age	Director Since	Position
William R. Cullen	60	1998	President, Chief Executive Officer, Chief Financial Officer and a director
Lindley S. Branson	59	2000	Executive Vice President, General Counsel and a director
Robert J. Lewis	71	1996	Director
Richard C. Jennewine	63	1996	Director
Alan E. Falenski	45	2002	Director
Robert R. Lacey	47	2002	Director
Robert A. Balgley	44	—	President and Chief Executive Office—Jabber, Inc.
Gwenael S. Hagan	41	—	Chief Financial Officer and Vice President Corporate Development—Jabber, Inc.

William R. Cullen, has served as Webb’s President and Chief Executive Officer since October 2001, Chief Financial Officer since April 1999 and a director since March 1998. From March 1998 to April 1999, Mr. Cullen served as our Chief Operating Officer. From May 1997 to March 1998, Mr. Cullen worked as a consultant to businesses in the cable industry, including Webb. From April 1994 to May 1997, Mr. Cullen was Chairman and CEO of Access Television Network, Inc., a privately held company specializing in providing paid programming to local cable systems. From January 1992 to March 1994, Mr. Cullen was President and CEO of California News Channel, a programming project of Cox Cable Communications. From July 1984 to December 1991, Mr. Cullen was employed by United Artist Cable Corporation (and its predecessor United Cable Television Corporation) as Vice President of Operations and President of its subsidiary, United Cable of Los Angeles, Inc., and as its Senior Vice President of the Southwest Division. Prior to joining United Artist Cable Corporation, Mr. Cullen was President of Tribune Company Cable of California, Inc. and CEO of its United-Tribune Cable of Sacramento joint venture, served as a top financial officer of three companies and worked in banking.

Lindley S. Branson, joined Webb as Vice President and General Counsel in May 1999 and has served as a director since August 2000. Mr. Branson has been a senior partner with the Minneapolis law firm of Gray, Plant, Mooty, Mooty and Bennett, P.A. for more than 20 years, with an emphasis in corporate finance, mergers and acquisitions and general corporate law.

Robert J. Lewis, has been a director of Webb since January 1996. Mr. Lewis retired in October 1995 after having spent 37 years in the cable television industry as an owner and developer of cable systems and senior executive with several cable television companies. Beginning in March 1997, however, and continuing through the present, Mr. Lewis has been the General Partner and Chief Executive Officer of InterMedia Partners, an inactive company which had been an operator of cable systems in Kentucky, Tennessee, North Carolina, South Carolina and Georgia. From 1987 until his retirement in 1995, Mr. Lewis was employed by Tele-Communications, Inc. (“TCI”), one of the largest cable television companies in the United States. Mr. Lewis served as a Senior Vice President of Corporate Development of TCI from 1991 to 1993 and as a Senior Advisor to TCI from 1993 until his retirement in 1995.

Richard C. Jennewine, has been a director of Webb since November 1996. From September 1995 until his retirement in December 1999, Mr. Jennewine was President-International Operations and Managing Director for Computer Aid, Inc. a leader in strategic outsourcing and information services consulting. From December 1991 to February 1995, Mr. Jennewine served as the Senior Vice President of the CONCORD Group, a privately held entrepreneurial group of 40 international enterprises. From January 1994 to February 1995, Mr. Jennewine served as the President of the Concord Trading Corporation, a company focusing on trading and business ventures in Asia, Russia, the Middle East and South America. Prior to these positions, Mr. Jennewine spent 26 years with IBM Corporation, including startup operations in mainland China. Mr. Jennewine is a director of Easter Seals of Colorado and is a member of the Corporate Management Committee of Computer Aid, Inc.

Alan E. Falenski, has been a director of Webb since March 2002. Since 2001, Mr. Falenski has served as Vice-President Finance and Corporate Planning for Jonah Energy Company, a privately-held, Casper, Wyoming-based oil and gas exploration company. From 2000 through 2001, he served as Vice-President Finance and Corporate Planning for McMurry Energy Company; and from 1998 through 2000 as Director, Corporate Planning for McMurry Oil Company, both of which are privately-held, Casper, Wyoming-based oil and gas exploration companies. From 1997 through 1998, Mr. Falenski served as Manager, Corporate Planning (Western Region) for MCN Energy Group, a publicly held company with its headquarters in Detroit, Michigan.

Robert R. Lacey, has been a director of Webb since March 2002. Mr. Lacey has served since February 2002 as Director of Technology for Nerd Tech, an unincorporated subsidiary of Nerd Gas Company, LLC, a privately-held Casper, Wyoming oil and gas exploration company. From January 1998 through March 1999, Mr. Lacey was a principal of Computer Engineers, LLC, and from March 1999 through February 2002, he was a principal of its successor, R&J Computer Consultants, both of which are privately-held consulting companies based in Casper, Wyoming. Mr. Lacey was employed as a computer consultant and technician by Touchtronics, Inc., a Casper, Wyoming privately-held computer hardware and software company, from October 1995 through January 1998.

Robert A. Balgley, has served as President and Chief Executive Officer of Jabber, Inc. since December 2000. Mr. Balgley founded Wireless Telecom, Inc., a leading provider of wireless remote access for the corporate enterprise market, and served as its Chief Executive Officer and President from 1993 to 2000. Mr. Balgley has also served as Vice President of Sales and Marketing of Geo Vision Systems, Inc., an international provider of Unix-based geographic information systems software for the telecommunications industry.

Gwenael S. Hagan, served as Vice President, Corporate Development of Webb from November 1999 to July 2001 and as Chief Financial Officer of Jabber, Inc. since July 2001. Mr. Hagan joined Webb in January 1998. From June 1996 to January 1998, Mr. Hagan served as Vice President of New Business Development with International Channel, a cable television network, where he was responsible for new revenue opportunities, both domestically and internationally, and developing and implementing strategies to increase revenue and position International Channel for growth via evolving digital cable and satellite platforms. From December 1994 to June 1996, Mr. Hagan served as the Internet Marketing Manager for Microsoft’s western region. Mr. Hagan’s work with Microsoft encompassed competitive strategy development, sales resource allocation, presentations and public relations.

Committees and Meetings of the Board of Directors

The Company’s board of directors has an audit committee and a compensation committee. The board does not have a standing nominating committee.

Messrs. Falenski, Lewis and Jennewine are the current members of the audit committee of the board of directors. Each is an independent member. The main responsibilities of the audit committee are governed by its charter, which was approved by the board and which is attached to this proxy statement as Attachment A. The audit committee represents the board in discharging its responsibilities relating to our accounting, reporting and financial control practices. The audit committee has general responsibility for review with management of our financial controls, accounting, and audit and reporting activities. It annually reviews the qualifications and engagement of our independent accountants, makes recommendations to the board as to their selection, reviews the scope, fees, and results of their audit and reviews their management comment letters.

Messrs. Jennewine, Falenski, Lacey and Lewis are the current members of the compensation committee, which oversees compensation for directors, officers and key employees of Webb.

Executive Compensation

The following table summarizes the annual compensation paid by Webb during years ended December 31, 1999, 2000, and 2001 to William R. Cullen, the Chief Executive Officer of Webb as of December 31, 2001, Perry Evans, the Chief Executive Officer of Webb through October 8, 2001, and the three other highest paid executive officers of Webb.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation		All Other Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other ($)		Securities Underlying Options
William R. Cullen(1)	2001	$200,000		—	—		400,000 shs.		—
Chief Executive Officer, President,	2000	$200,000		$50,000	—		175,828 shs.		—
Chief Financial Officer and a director	1999	$173,333	(2)	$75,000	$90,000	(3)	—		—
Perry R. Evans(4)	2001	$180,241		—	—		150,000 shs.		—
Chief Executive Officer	2000	$190,000		$47,500	$6,250	(5)	225,508 shs.		—
and President	1999	$153,976		$121,250	—		580,000 shs.		—
Lindley S. Branson(6)	2001	$165,000		—	—		400,000 shs.		—
Executive Vice President,	2000	$165,000		$24,750	—		194,813 shs.		—
General Counsel and a director	1999	$103,341		$30,917	—		150,000 shs.		—
Robert A. Balgley	2001	$212,666		—	—		100,000 shs.	(7)	—
President and Chief Executive Officer—	2000	$9,167		—	—		—		—
Jabber, Inc.	1999	—		—	—		—		—
Gwenael S. Hagan	2001	$174,000		—	—		—		—
Chief Financial Officer and Vice President Corporate	2000	$160,000		$24,000	—		50,000 shs.	(8)	—
Development—Jabber, Inc.	1999	$160,000		$36,000	—		50,000 shs.		—

(1)
Mr. Cullen was appointed as our President and Chief Executive Officer on October 8, 2001. During 1999, 2000 and 2001, Webb reimbursed Mr. Cullen for travel and living expenses of $42,194, $54,394 and $53,276, respectively.

(2)	The 1999 salary amount includes $70,000 Mr. Cullen was paid as a consultant to Webb.
(3)
Consists of 6,497 shares of common stock issued instead of cash compensation. The common stock dollar value was determined by multiplying the last sale price of our common stock by the amount of common stock on the dates such shares were earned.

(4)	Mr. Evans resigned as our President and Chief Executive Officer on October 8, 2001.

(5)
In June 2000, Mr. Evans received a grant of 125,000 shares of restricted stock of Jabber, Inc., a subsidiary of Webb, in consideration for his efforts in connection with establishing Jabber, Inc. and serving on its advisory board. Jabber, Inc.’s board of directors valued the stock at $0.05 per share on the date of grant. The shares were subsequently appraised at a value of $0.70 per share as of December 31, 2000, in connection with the preparation of our consolidated financial statements for the year ended December 31, 2000. The restrictions on the shares of Jabber common stock have lapsed.

(6)	Mr. Branson joined Webb in May 1999. During 1999, 2000 and 2001, Webb reimbursed Mr. Branson for travel and living expenses of $33,258, $33,757 and $42,751, respectively.
(7)
On January 22, 2001, Mr. Balgley also received a seven-year option to purchase 750,000 shares of common stock of Jabber, Inc., a subsidiary of Webb, at an exercise price of $0.75 per share. The option became exercisable January 22, 2002 as to one-third of the shares underlying it, and the remainder becomes exercisable in one-third increments on January 22, 2003 and 2004. The Jabber common stock was appraised at a value of $0.70 per share as of December 31, 2000, in connection with the preparation of Webb’s consolidated financial statements for the year ended December 31, 2000. No portion of the option has been exercised.

(8)
On July 5, 2000, Mr. Hagen also received a seven-year option to purchase 40,000 shares of common stock of Jabber, Inc., a subsidiary of Webb, at an exercise price of $1.50 per share. The option was immediately exercisable on the date of grant as to one-third of the shares underlying it, an additional one-third increment of the option became exercisable on July 5, 2001, and the remaining one-third increment becomes exercisable on July 5, 2002. On April 30, 2001, Mr. Hagan was granted a seven-year option to purchase 25,000 shares of Jabber common stock at an exercise price of $1.50. This option is fully exercisable. On August 1, 2001, Mr. Hagen received a seven-year option to purchase 210,000 shares of Jabber common stock at an exercise price of $1.00. This option becomes exercisable in one-third increments on August 1, 2002, 2003 and 2004. The Jabber common stock was appraised at a value of $0.70 per share as of December 31, 2000, in connection with the preparation of Webb’s consolidated financial statements for the year ended December 31, 2000. No portion of the options has been exercised.

The following tables summarize the stock option grants and exercises during 2001 to or by the named officers and the value of all options held by the named officers as of December 31, 2001. Unless otherwise noted, each of these stock options is exercisable in one-third increments on the 12th, 24th, and 36th month after the date of grant.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2001

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees During Year Ended December 31, 2001	Exercise Price ($/sh)	Expiration Date
William R. Cullen	400,000	(1)	12.6%	$0.65	10/05/08
Perry R. Evans	150,000	(2)	4.7%	$0.65	10/16/02
Lindley S. Branson	400,000	(1)	12.6%	$0.65	10/05/08
Robert A. Balgley	100,000		3.1%	$3.25	01/22/08
Gwenael S. Hagan	—		—	—	—

(1)
One-half of the option was immediately exercisable on the date of grant. The remainder of the option becomes exercisable in one-quarter increments on the third, sixth, ninth and twelfth month after the grant date.

(2)	The vesting of one-third of the shares underlying the option (50,000 shares) were subject to performance-based criteria which was not met. Accordingly, that portion of the option terminated.

AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 2001 AND OPTION VALUES AT DECEMBER 31, 2001

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Options at December 31, 2001 (#) Exercisable / Unexercisable	Value of Unexercised In- The-Money Options at December 31, 2001 ($)(2) Exercisable/Unexercisable
William R. Cullen	—	—	470,494 / 265,334	$12,000 / $12,000
Perry R. Evans	—	—	668,174 / 50,000	$6,000 / $ 3,000
Lindley S. Branson	—	—	428,145 / 316,668	$12,000 / $12,000
Robert A. Balgley	—	—	33,000 / 67,000	— / —
Gwenael S. Hagan	—	—	140,000 / 50,000	— / —

(1)
The value realized was determined by multiplying the number of shares exercised by the favorable difference between the exercise price per share and the closing bid price per share on the date of exercise.

(2)
The value of unexercised in-the-money options was determined by multiplying the number of shares subject to such options by the favorable difference between the exercise price per share and $0.71, the closing price per share on December 31, 2001.

Board of Director Compensation

Members of our board of directors do not receive cash compensation for their services as directors, but they are reimbursed for their reasonable expenses in attending board meetings. During 2001, we issued options to our non-employee directors for their services. Robert J. Lewis received two options (30,000 shares at an exercise price of $2.52 and 100,000 shares at an exercise price of $0.65). Richard C. Jennewine received two options (30,000 shares at an exercise price of $2.52 and 100,000 shares at an exercise price of $0.65).

Employment and Change of Control Agreements

We have entered into employment agreements with William R. Cullen, Lindley S. Branson, Robert A. Balgley and Gwenael S. Hagan. Messrs. Cullen and Branson’s agreements terminate on March 1, 2005; Mr. Balgley’s agreement terminates on December 11, 2003; and Mr. Hagan’s agreement terminates on August 1, 2004. If we (or a successor entity) terminate Messrs. Cullen, Branson, Balgley or Hagan’s employment without cause or if they terminate their employment for good reason, then we (or the successor entity) must continue to pay the employee’s salary in the month of termination and for the following nine months (Messrs. Cullen, Branson and Hagan) or 12 months (Mr. Balgley).

In the event of a change in control of 30% or more of our outstanding stock (excluding the sale of our common stock and warrants to Jona, Inc. in January and March 2002), our agreements with Messrs. Cullen and Branson provide for continued employment (at similar responsibility and salary levels) for a period of three years after the change of control. During this three-year period, if we (or a successor entity) terminate either employee’s employment without cause or if the employee terminates his employment for good reason, then we (or the successor entity) must pay a lump sum severance to the employee equal to three years salary (including bonus), accelerate the vesting of all outstanding options held by the employee and allow the employee to continue to participate in our benefit and welfare plans (or those of the successor entity) for a period of three years after the employment terminates.

Each employment agreement restricts the employee’s ability to compete with us for a one-year period after the termination of his employment.

Certain Transactions

William R. Cullen, our President, Chief Executive Officer, Chief Financial Officer and one of our directors, owed us $157,486 as of March 31, 2002. This obligation accrues interest at a rate of 8% per year, is full recourse and is payable on demand.

Jona, Inc., one of the selling shareholders, acquired 7,500,000 shares of our common stock and five-year warrants to purchase up to 10,000,000 shares of our common stock at an exercise price of $1.00 per share, in a series of related transactions in January 2002 and March 2002. In December 2001, we issued Jona, Inc. a five-year warrant to purchase 60,000 shares of our common stock at an exercise price of $1.00 as partial consideration for a loan, which we repaid in full. Under a registration rights agreement we are required to register for resale by Jona, Inc. the 7,500,000 shares of common stock it purchased and the 10,060,000 shares issuable upon the exercise of the stock purchase warrants.

We believe that the transactions summarized above is on terms no less favorable than could be obtained from an unaffiliated third party. The board of directors has determined that any transactions with officers, directors or principal shareholders will be approved

PRINCIPAL AND SELLING SHAREHOLDERS

Information as of May 8, 2002 of the name, address and stockholdings of: (i) each person known by Webb to be a beneficial owner of more than five percent of our common stock; (ii) our directors; (iii) the selling shareholders; and (iv) all executive officers and directors, as a group, is set forth below. Except as indicated below, we believe that each person has the sole (or joint with spouse) voting and investment powers with respect to such shares.

	Beneficial Ownership Before Offering(1)			Shares to be Sold		Beneficial Ownership After Offering(1)
Name/Address of Shareholder/Director	Shares		Percent			Shares		Percent
William R. Cullen	646,658	(2)	3.0%	—		646,658	(2)	2.0%
1899 Wynkoop, Suite 600
Denver, Colorado 80202

Lindley S. Branson	624,813	(3)	2.9%	—		624,813	(3)	1.9%
1899 Wynkoop, Suite 600
Denver, Colorado 80202

Robert J. Lewis	299,337	(4)	1.4%	—		299,337	(4)	*
1899 Wynkoop, Suite 600
Denver, Colorado 80202

Richard C. Jennewine	272,121	(5)	1.3%	—		272,121	(5)	*
1899 Wynkoop, Suite 600
Denver, Colorado 80202

Alan E. Falenski	0		*	—		0		*
1899 Wynkoop, Suite 600
Denver, Colorado 80202

Robert R. Lacey	0		*	—		0		*
1899 Wynkoop, Suite 600
Denver, Colorado 80202

Jona, Inc.	17,560,000	(6)	56.6%	17,560,000	(6)	0		*
P.O. Box 949
Casper, Wyoming 82602

DiamondCluster International, Inc.	908,445		4.3%	908,445		0		*
Suite 3000
875 North Michigan Avenue
Chicago, Illinois 60611

David Curtis	575,000	(7)	2.7%	575,000	(7)	0		*
120 South Durbin Street
Casper, Wyoming 82601

Peter Ren	100,000	(8)	*	100,000	(8)	0		*
110 Vermeer Drive
Holland, Pennsylvania 19053

Directors and executive officers as a group (eight persons)	2,018,662	(9)	8.8%	—		2,018,662	(9)	6.0%

*	Less than one percent of shares outstanding.
(1)
In calculating percentage ownership, all shares of common stock which a named shareholder has the right to acquire within 60 days from the date of this report upon exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of common stock owned by that shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other shareholder.

(2)	Includes options for the purchase of 613,161 shares of common stock, but excludes options for the purchase of 122,667 shares of common stock that are not exercisable during the next 60 days.

(3)	Includes options for the purchase of 599,813 shares of common stock, but excludes options for the purchase of 145,000 shares of common stock that are not exercisable during the next 60 days.
(4)	Includes options for the purchase of 250,967 shares of common stock, but excludes options for the purchase of 27,333 shares of common stock that are not exercisable during the next 60 days.
(5)	Includes options for the purchase of 267,121 shares of common stock, but excludes options for the purchase of 27,333 shares of common stock that are not exercisable during the next 60 days.
(6)
Includes warrants for the purchase of 10,060,000 shares of common stock. Does not include 15,000 shares of common stock owned by Neil A. McMurry and his spouse. Mr. McMurry, who is the sole shareholder, president and director of Jona, Inc., is deemed to be the beneficial owner of Webb’s securities owned by Jona, Inc.

(7)	Consists of warrants for the purchase of 575,000 shares of common stock.
(8)	Consists of warrants for the purchase of 100,000 shares of common stock.
(9)	Includes options for the purchase of 1,904,395 shares of common stock, but excludes options for the purchase of 439,000 shares of common stock that are not exercisable during the next 60 days.

DESCRIPTION OF SECURITIES

General

Our articles of incorporation authorize our board of directors to issue 65,000,000 shares of capital stock, including 60,000,000 shares of common stock and 5,000,000 shares of preferred stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock

As of May 8, 2002, we had 20,943,167 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and non-assessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable. The following is a summary of the material rights and privileges of our common stock.

Voting.    Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, and any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The votes of the holders of shares of common stock, present or represented at the meeting and of any preferred stock present or represented at the meeting and entitled to vote at the meeting, will decide any question brought before the meeting, except when Colorado law, our articles of incorporation, or our bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

Dividends.    Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

Preemptive Rights.    The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

Liquidation.    If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions before the payment of distributions to holders of our common stock.

Series D Junior Convertible Preferred Stock

As of May 8, 2002, we had 3,284 shares of series D junior convertible preferred stock outstanding. The series D junior convertible preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series D junior convertible preferred stock.

Conversion.    The preferred stock is convertible into common stock unless the conversion would result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $1.00 per share. The conversion price is subject to anti-dilution protection if we issue our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

Liquidation Preference.    If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

PLAN OF DISTRIBUTION

The sale of the shares offered by this prospectus may be made in the over-the-counter electronic bulletin board or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

•	A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

•	Ordinary brokerage transactions in which the broker does not solicit purchasers and transactions in which the broker does solicit purchasers.

•	Transactions directly with a market maker.

•	In privately negotiated transactions not involving a broker or dealer.

Each sale may be made either at market prices prevailing at the time of the sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

The selling shareholders may also resell all or a portion of the shares offered by this prospectus in open market transactions in reliance upon Section 4(1) of the Securities Act or Rule 144 under the Securities Act rather than by this prospectus.

Brokers or dealers engaged by selling shareholders to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately before each sale. These brokers or dealers and any other participating brokers or dealers may be determined to be underwriters within the meaning of the Securities Act of 1933, as amended. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

The selling shareholders may enter into hedging transactions. Persons with whom it enters into hedging transactions may engage in short sales of our common stock. The selling shareholders may engage in short sales of our common stock and transactions involving options, swaps, derivatives and other transactions involving our securities or its investments in those securities, and may sell and deliver the shares covered by this prospectus under agreements to undertake these transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. The selling shareholders may pledge its shares to secure borrowings. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares.

To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. The shares may not be sold in some states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

If necessary, the specific shares of our common stock to be sold, the name of the selling shareholder, the purchase and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts will be disclosed in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into registration rights agreements with the selling shareholders. The registration rights agreement requires us to register the shares of our common stock under applicable federal and state securities laws. The registration rights agreement with Jona, Inc. provides for cross-indemnification of Jona, Inc. and us and each party’s directors, officers and controlling persons against liability for the offer and sale of the common stock, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the parties may be required to make. We have agreed to indemnify and hold harmless Jona, Inc. from liability under the Securities Act of 1933, as amended.

The rules and regulations in Regulation M under the Securities Exchange Act of 1934, as amended, provide that during the period that any person is engaged in the distribution within the meaning of Regulation M of our common stock, that person usually may not purchase shares of our common stock. The selling shareholders are subject to the rules and regulations of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by Jona, Inc. The prohibition on purchases under Regulation M may include purchases to cover short positions by the selling shareholders, and the failure by a selling shareholder to cover a short position at a lender’s request and purchases by the lender in the market of shares to cover such a short position may constitute an inducement to buy those shares prohibited by Regulation M. This may affect the marketability of the common stock.

We will bear all expenses of the offering of the common stock, except that the selling shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, and the fees and disbursements of its counsel and experts.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also obtain copies of this material from the SEC’s Internet site located at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Shareholder Services
Webb Interactive Services, Inc.
1899 Wynkoop
Suite 600
Denver, Colorado 80202
(303) 308-3227

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

LEGAL MATTERS

Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this prospectus. Lindley S. Branson, a principal of Gray, Plant, Mooty, Mooty & Bennett, P.A., serves as our executive vice president, general counsel and as a director. Mr. Branson holds 25,000 shares of our common stock, and options to purchase an additional 744,813 shares.

EXPERTS

The consolidated financial statements as of December 31, 2000 and 2001 and for each of the two years in the period ended December 31, 2001 appearing in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report. Arthur Andersen LLP issued the reports as independent accountants and as experts in auditing and accounting.

INDEMNIFICATION

Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding against judgments, penalties, fines, settlements and reasonable expenses if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in that act and is unenforceable.

Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	Any breach of the duty of loyalty to us or our shareholders;

•	Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions;

•	Violations of specified laws; or

•	Any transaction from which the director derives an improper personal benefit.

WEBB INTERACTIVE SERVICES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Webb Interactive Services, Inc.:

We have audited the accompanying consolidated balance sheets of WEBB INTERACTIVE SERVICES, INC. (a Colorado corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Webb Interactive Services, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado,
March 28, 2002.

WEBB INTERACTIVE SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$919,198	$4,827,030
Restricted cash	—	525,000
Accounts receivable, net (Note 2)	414,991	152,269
Prepaid expenses	33,377	57,025
Notes receivable from Company officers (Note 3)	160,822	198,444
Short-term deposits and other current assets	68,862	370,522

Total current assets	1,597,250	6,130,290
Property and equipment, net (Note 4)	1,541,045	1,649,415
Intangible assets, net of accumulated amortization of $2,370,495 and $823,744, respectively (Notes 15, 16 and 17)	727,301	2,274,052
Net long-term assets of discontinued operations (Note 17)	—	4,908,332
Deferred financing assets	233,451	815,301
Other assets	—	51,689

Total assets	$4,099,047	$15,829,079

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
10% convertible note payable, net of discount of $84,776 (Note 8)	$1,847,416	$—
Convertible note payable and accrued interest payable (Note 7)	104,607	—
Capital leases payable (Note 5)	63,930	227,876
Short-term note payable (Note 6)	175,000	—
Accounts payable and accrued liabilities	741,923	1,811,240
Accrued salaries and payroll taxes payable	344,316	936,596
Accrued interest payable	58,964	63,014
Deferred revenue and customer deposits	192,592	—
Net current liabilities of discontinued operations (Note 17)	306,846	210,603

Total current liabilities	3,835,594	3,249,329
10% convertible note payable, net of discount of $295,676 (Note 8)	—	2,358,434
Commitments and contingencies
Minority interest in subsidiary	5,674,496	—
Stockholders’ equity (deficit)
Preferred stock, no par value, 5,000,000 shares authorized:
Series B-2 convertible preferred stock, none and 978 shares issued and outstanding, respectively	—	912,286
Series C-1 convertible preferred stock, 2,500 and none shares issued and outstanding, respectively	2,450,000	—
Common stock, no par value, 60,000,000 shares authorized, 11,331,522 and 10,354,473 shares issued and outstanding, respectively	93,155,341	85,506,004
Warrants and options	15,010,930	15,450,237
Deferred compensation	—	(154,774)
Accumulated other comprehensive income (loss)	(5,049)	1,371
Accumulated deficit	(116,022,265)	(91,493,808)

Total stockholders’ equity (deficit)	(5,411,043)	10,221,316

Total liabilities and stockholders’ equity (deficit)	$4,099,047	$15,829,079

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

WEBB INTERACTIVE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2001	2000
Net revenues (Note 14)	$1,079,337	$330,875
Cost of revenues	691,211	494,726

Gross margin	388,126	(163,851)

Operating expenses:
Sales and marketing	917,361	468,972
Product development	2,719,204	1,416,590
General and administrative	5,903,062	9,411,549
Depreciation and amortization	2,047,128	2,057,900
Impairment loss (Note 16)	—	1,302,204

	11,586,755	14,657,215

Loss from operations	(11,198,629)	(14,821,066)
Interest income	118,479	731,808
Interest expense	(3,312,054)	(1,124,011)
Loss on write-off of investment in common stock	—	(448,172)
Other income	25,062	—
Loss on disposition of property and equipment	(61,783)	(344,341)

Net loss from continuing operations	(14,428,925)	(16,005,782)
Loss from discontinued operations (Note 17)	(7,283,712)	(21,091,096)

Net loss before minority interest	(21,712,637)	(37,096,878)
Minority interest in losses of subsidiary	389,509	276,337

Net loss	(21,323,128)	(36,820,541)
Preferred stock dividends (Notes 7 and 9)	(156,915)	(373,126)
Accretion of preferred stock to stated value (Note 9)	(3,048,414)	(11,660,000)

Net loss applicable to common stockholders	$(24,528,457)	$(48,853,667)

Net loss applicable to common stockholders from continuing operations per share, basic and diluted	$(1.61)	$(3.06)

Net loss applicable to common stockholders from discontinued operations per share, basic and diluted	$(0.68)	$(2.33)

Net loss applicable to common stockholders per share, basic and diluted	$(2.29)	$(5.39)

Weighted average shares outstanding, basic and diluted	10,692,960	9,060,437

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

WEBB INTERACTIVE SERVICES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Deficit)
For the years ended December 31, 2001 and 2000

	Preferred Stock		Common Stock		Warrants and Options	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances, December 31, 1999	85,000	$1,020,295	7,830,028	$49,513,769	$8,612,322	$(412,707)	$(42,640,141)	$—	$—	$16,093,538
Series B-2 preferred stock issued in private placement	12,500	12,500,000	—	—	—	—	—	—	—	12,500,000
Cash offering costs	—	(840,000)	—	—	—	—	—	—	—	(840,000)
Value of warrants issued for common stock	—	(8,622,986)	—	—	8,622,986	—		—	—	—
Beneficial conversion feature of preferred stock	—	(3,037,014)	—	3,037,014	—	—	—	—	—	—
Accretion of preferred stock to stated value	—	11,660,000	—	—	—	—	(11,660,000)	—	—	—
Preferred stock dividends	—	2,733	—	—	—	—	(2,733)	—	—	—
Beneficial conversion feature on 10% preferred stock dividends converted to common stock	—	—	—	370,393	—	—	(370,393)	—	—	—
Conversion of preferred stock and dividends to common stock	(96,522)	(11,770,742)	1,231,438	11,770,742	—	—	—	—	—	—
Conversion of 10% note payable to common stock	—	—	248,262	803,569	—	—	—	—	—	803,569
Common stock and common stock warrants issued in connection with Update acquisition	—	—	278,411	8,630,741	1,364,676	—	—	—	—	9,995,417
Exercise of warrants and options	—	—	751,334	11,132,885	(3,892,442)	—	—	—	—	7,240,443
Stock and stock options issued for services	—	—	15,000	246,891	519,554	711,787	—	—	—	1,478,232
Deferred compensation	—	—	—	—	223,141	(453,854)	—	—	—	(230,713)
Other comprehensive income	—	—	—	—	—	—	—	1,371	1,371	1,371
Net loss	—	—	—	—	—	—	(36,820,541)	—	(36,820,541)	(36,820,541)

Comprehensive income	—	—	—	—	—	—	—	—	$(36,819,170)	—

Balances, December 31, 2000	978	912,286	10,354,473	85,506,004	15,450,237	(154,774)	(91,493,808)	1,371		10,221,316

Series C-1 preferred stock private placement	2,500	2,500,000	—	—	—	—	—	—	—	2,500,000
Cash offering costs	—	(50,000)	—	—	—	—	—	—	—	(50,000)
Value of warrants issued for common stock	—	(735,279)	—	—	735,279	—	—	—	—	—
Beneficial conversion feature of preferred stock	—	(1,235,279)	—	1,235,279	—	—	—	—	—	—
Accretion of preferred stock to stated value	—	1,970,558	—	—	—	—	(1,970,558)	—	—	—
Beneficial conversion feature on 10% note payable conversion price reset	—	—	—	2,394,234	—	—	—	—	—	2,394,234
Beneficial conversion feature on series B-2 preferred stock conversion price reset	—	—	—	886,068	—	—	(886,068)	—	—	—
Conversion of series B-2 preferred stock	(778)	(725,755)	311,200	725,755	—	—	—	—	—	—
Exchange of series B-2 preferred stock	(200)	(186,531)	350,205	186,531	—	—	—	—	—	—
Beneficial conversion feature on exchange of series B-2 preferred stock	—	—	—	191,788	—	—	(191,788)	—	—	—
Conversion of 10% note payable	—	—	292,727	508,000	—	—	—	—	—	508,000
Exercise of stock options	—	—	12,917	24,219	—	—	—	—	—	24,219
Warrants issued with short-term note payable	—	—	—	—	15,738	—	—	—	—	15,738
Warrant issued to financial services firm	—	—	—	—	70,934	—	—	—	—	70,934
Deferred compensation	—	—	—	—	—	390,979	—	—	—	390,979
Common stock and warrants issued for services	—	—	10,000	28,750	349,245	(377,995)	—	—	—	—
Cancellation of warrants	—	—	—	1,468,713	(1,610,503)	141,790	—	—	—	—
Preferred stock dividends from Jabber preferred stock	—	—	—	—	—	—	(156,915)	—	—	(156,915)
Other comprehensive loss	—	—	—	—	—	—	—	(6,420)	(6,420)	(6,420)
Net loss	—	—	—	—	—	—	(21,323,128)	—	(21,323,128)	(21,323,128)

Comprehensive loss	—	—	—	—	—	—	—	—	$(21,329,548)	—

Balances, December 31, 2001	2,500	$2,450,000	11,331,522	$93,155,341	$15,010,930	$—	$(116,022,265)	$(5,049)		$(5,411,043)

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

5

WEBB INTERACTIVE SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000
Cash flows from operating activities:
Net loss	$(21,323,128)	$(36,820,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,144,769	1,159,276
Amortization expense	3,050,388	8,347,207
Impairment loss	2,025,322	8,168,904
Forfeiture of lease collateral	475,000	—
Minority interest in losses of subsidiary	(389,509)	(276,337)
Stock and stock options issued for services	652,069	1,478,232
Loss on sale and disposal of property and equipment	83,010	344,341
Notes payable issued for interest on 10% convertible note payable	9,900	154,110
Bad debt expense	53,860	147,882
Accrued interest payable on convertible note payable	45,607	—
Write-off of investment in common stock	—	448,172
Accrued interest income on notes receivable	—	(2,617)
Interest expense on 10% note payable from beneficial conversion feature	2,394,234	—
Amortization of 10% convertible note payable discount	151,058	198,744
Amortization of short-term note payable discount	21,000	—
Amortization of 10% convertible note payable financing assets	417,875	591,075
Amortization of short-term note payable deferred financing asset	15,738	—
Changes in operating assets and liabilities:
Decrease (increase) in restricted cash	50,000	(525,000)
Increase in accounts receivable	(28,226)	(510,391)
Decrease in prepaid expenses	260,927	97,560
Decrease in short-term deposits and other assets	353,349	26,550
Increase (decrease) in accounts payable and accrued liabilities	(326,902)	1,281,917
(Decrease) increase in accrued salaries and payroll taxes payable	(820,182)	173,506
Decrease in accrued interest payable	(4,050)	(63,014)
Increase (decrease) in customer deposits and deferred revenue	78,068	(53,360)

Net cash used in operating activities	(11,609,823)	(15,633,784)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	559,475	10,279
Net proceeds from sale of discontinued operation	—	8,134
Purchase of property and equipment	(229,448)	(2,138,370)
Notes receivable from Company officers	37,622	(195,827)

Net cash provided by (used in) investing activities	367,649	(2,315,784)

Cash flows from financing activities:
Payments on capital leases and convertible notes payable	(163,946)	(259,931)
Payment of short-term notes payable	(340,000)	—
Proceeds from issuance of convertible note payable	2,500,000	—
Proceeds from issuance of short-term notes payable	340,000	—
Proceeds from issuance of series B preferred stock and warrants	—	12,500,000
Proceeds from issuance of series C-1 preferred stock and warrants	2,500,000	—
Proceeds from issuance of Jabber preferred stock	2,525,000	—
Proceeds from exercise of stock options and warrants	24,219	7,240,443
Short-term notes payable financing costs	(21,000)	—
Preferred stock and warrant offering costs	(50,000)	(840,000)

Net cash provided by financing activities	7,314,273	18,640,512

Net (decrease) increase in cash and cash equivalents	(3,927,901)	690,944
Effect of foreign currency exchange rate changes on cash	(6,420)	1,371
Cash and cash equivalents, beginning of year	4,856,686	4,164,371
Cash in discontinued operations	(3,167)	(29,656)

Cash and cash equivalents, end of year	$919,198	$4,827,030

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

WEBB INTERACTIVE SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	Year Ended December 31,
	2001	2000
Supplemental disclosure of cash flow information:
Cash paid for interest	$256,223	$168,943
Supplemental schedule of non-cash investing and financing activities:
Common stock and warrants issued in business combinations	$—	$9,995,417
Accretion of preferred stock to stated value and other deemed dividends	$3,048,414	$11,660,000
Preferred stock and prior period cumulative dividends paid in common stock	$156,915	$373,126
Preferred stock and dividends converted to common stock	$725,755	$11,770,742
Preferred stock and dividends exchanged for common stock	$186,531	$—
10% note payable converted to common stock	$508,001	$803,569
Common stock received from sale of e-banking business	$—	$448,172
Capital leases for equipment	$—	$263,788

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    ORGANIZATION AND BUSINESS

Webb Interactive Services, Inc. (with its subsidiaries collectively referred to as the “Company” or “Webb”), was incorporated on March 22, 1994, under the laws of Colorado, and principal operations began in 1995. Webb is the founder and the majority stockholder of Jabber, Inc. (“Jabber”), a company in the early stages of developing extensible instant messaging (“IM”) software products and services. We formed Jabber in February 2000, to commercialize the Jabber.org instant messaging system begun in 1998 by Jeremie Miller, the founder of this open-source movement. We became the commercial sponsor of the Jabber.org open-source movement in September 1999, in connection with our employment of Mr. Miller. Jabber commenced operations in May 2000, and released its initial proprietary IM software product in March 2001. During 2001, Jabber earned revenue from licensing its software, fees from support and maintenance agreements and fees from professional service contracts. During 2000, Jabber earned revenue primarily from professional service engagements in which Jabber customized its commercial server software and the open-source IM software for customers. Due to the termination our AccelX business segment in October 2001, continuing operations of Webb refer to the Jabber business segment and Webb’s corporate activities.

Prior to October 16, 2001, we were also engaged in developing software products and services designed to assist small businesses in developing, maintaining and strengthening local buyer-seller relationships. This business was terminated on October 16, 2001, as we were unable to obtain financing for this business on acceptable terms and market conditions for these products and services were continuing to develop at a slower rate than we had anticipated. In connection with the termination of this business, we granted a license for software used in this business to Nextron Communications, Inc. (“Nextron”) for a license fee of $1 million. We also sold assets used in this business to Nextron for an initial purchase price of $500,000. In addition, on September 16, 2000, we sold our e-banking business to a privately held company for cash and stock. The accompanying consolidated financial statements reflect the sale of these segments as discontinued operations.

In January 2000, we consummated our acquisition of Update Systems, Inc. (“Update”). Update’s shareholders exchanged all of their shares for shares of Webb common stock in a business combination that was recorded using the purchase method of accounting. The accompanying consolidated financial statements reflect the results of operations of this acquisition from the date of its consummation. The consideration paid in excess of the fair market value of the tangible assets acquired was recorded as intangible assets and goodwill.

We have not been profitable since inception. Our ability to become profitable depends on our ability to market our products and services and generate revenues sufficient to exceed our expenses. Because of the new and evolving nature of instant messaging technologies and Jabber’s early stage of development, we cannot be sure that our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. We are also highly dependent on certain key personnel. At December 31, 2001, we had $919,198 in cash and cash equivalents. Subsequent to December 31, 2001, we raised $7.5 million from the sale of securities to Jona, Inc.(“Jona”), $720,000 of debt was repaid and $1.2 million in debt was converted to equity (See Note 24). These activities have provided us with substantial cash for future operations and allow us to focus on the commercialization of our Jabber products. We believe that these funds will provide us with sufficient capital to operate through at least March 2003. We have expended significant funds to develop Jabber’s current product offerings and we anticipate continuing losses in 2002 as we further develop and market Jabber’s products in advance of market acceptance in sufficient quantities to achieve positive cash flow from operations. Webb does not currently have a source of revenue which is independent from its Jabber subsidiary, and is therefore dependent on the success of its Jabber subsidiary. As a result of the France Telecom Technologies Investissements (“FTTI”) investment in Jabber, Jabber is being funded separately. Webb expects to make additional investments in Jabber in the future. Our continued long-term viability depends, in part, on Jabber’s ability to obtain additional profitable customer contracts.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Webb and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The net loss attributable to the minority stockholders’ interests, which relates to our Jabber subsidiary, is recorded based upon the minority interest share of the net assets of Jabber.

Revenue Recognition

Revenues are generated from the license of our software products and from professional service arrangements. Software license revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” (“SOP 97-2”) and related interpretations and amendments as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants.

The Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”) in December 1999. As amended, SAB 101 provides further interpretive guidance for publicly traded companies on the recognition, presentation, and disclosure of revenue in the accompanying financial statements. The provisions of SAB 101 had no material impact on Webb’s revenue recognition policies and presentation as reflected in the accompanying consolidated financial statements.

We recognize revenue on software arrangements only when persuasive evidence of an agreement exists, customer acceptance, if any, has occurred, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Under certain circumstances, software license revenue is deferred until all criteria of SOP 97-2 are met. Certain arrangements contain provisions which result in the recognition of revenue from software licenses ratably over the term of the contract.

Revenue from professional services billed on a time and materials basis is recognized as the services are performed and amounts due from customers are deemed collectible and are contractually non-refundable. Revenue from fixed price long-term contracts is recognized on the percentage of completion method for individual contracts. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, or if we are unable to make sufficiently accurate estimates of costs at the outset of the arrangement, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. Customer payments and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

Revenue from maintenance and support agreements is recognized on a straight-line basis over the term of the related maintenance and support agreement.

We follow the provisions of EITF 00-3, “Application of AICPA SOP 97-2, ‘Software Revenue Recognition,’ to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware,” for software arrangements that include provisions for hosting. Under the EITF consensus, if the customer has the contractual right to take possession of the software at anytime during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software, then the software portion of the arrangement is accounted for under SOP 97-2. If the customer does not have this right, then the fee for the entire arrangement is recognized on a straight-line basis over the life of the related arrangement.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For software arrangements with multiple elements, we apply the residual method prescribed by SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance, training, hosting and limited implementation services, is deferred based on vendor specific objective evidence (“VSOE”) of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training, hosting and professional services). Revenue applicable to the delivered elements is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements are essential to the functionality of any of the delivered elements, we recognize the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for those elements have been met.

We believe our current revenue recognition policies and practices are consistent with the provisions of SOP 97-2, as amended by SOP 98-4 and SOP 98-9, which were issued by the American Institute of Certified Public Accountants, as well as other related authoritative literature. Implementation guidelines for these standards, as well as potential new standards, could lead to unanticipated changes in our current revenue recognition policies. Such changes could affect the timing of our future revenue and results of operations.

Business Combinations

Business combinations that have been accounted for under the purchase method of accounting include the results of operations of the acquired businesses from the date of acquisition. We recorded the assets and liabilities of the companies we acquired at their estimated fair values on the date of acquisition (See Note 15).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Webb’s management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include highly liquid investments with original maturities of 90 days or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

Concentration of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We have no significant off balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. We maintain our cash in the form of demand deposits with financial institutions that we believe to be of high credit quality.

We perform ongoing evaluations of our customers’ financial condition and generally do not require collateral. Allowances for uncollectable accounts receivable are determined based upon information available and historical experience. Accounts receivable are shown net of allowance for doubtful accounts totaling $27,005 and $6,000 as of December 31, 2001 and 2000, respectively.

As discussed in Note 18, three and four customers in 2001 and 2000, respectively, accounted for more than 10% of Jabber’s revenues, and one customer for each year accounted for more than 10% of Jabber’s accounts receivable at December 31, 2001 and 2000.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment is stated at cost or estimated fair value upon acquisition and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Long-Lived Assets, Intangible Assets and Goodwill

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” (“SFAS 121”), we evaluate the carrying value of our long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the estimated cost to sell the asset.

Intangible assets and goodwill are being amortized on a straight-line basis over their estimated economic lives of three years. Following acquisitions resulting in intangible assets and goodwill, we continually evaluate whether later events and circumstances have occurred that indicate the remaining useful life of the intangible assets and goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that intangible assets and goodwill should be evaluated for possible impairment, we use an estimate of the undiscounted cash flows over the remaining life of the intangible assets and goodwill in measuring whether the intangible assets and goodwill are recoverable.

We recorded amortization expense totaling $3,050,388, including $1,503,639 from discontinued operations, and $8,347,207, including $6,699,719 from discontinued operations, for the years ended December 31, 2001 and 2000, respectively. We also recorded an impairment loss on certain intangible assets and goodwill totaling $2,025,322 from discontinued operations for the year ended December 31, 2001, and $8,168,904, including $6,866,700 from discontinued operations, for the year ended December 31, 2000 (See Notes 16 and 17).

After the termination of our AccelX business, the remaining intangible assets consists of intangible assets related to Jabber’s products which totaled $727,301 at December 31, 2001. We have concluded, based upon the values established in the transaction with FTTI, that the intangible assets and goodwill related to Jabber’s products are not impaired at December 31, 2001. We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional impairment losses in future periods and those losses could be substantial.

Cost of Revenues

Cost of revenues include nominal direct costs of delivering software, direct labor costs for maintenance and support and professional services, and an allocation of overhead costs.

Capitalized Software Development Costs, Purchased Software Technology and Research and Development Costs

Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”). Capitalization of development costs of software products begins once the technological feasibility of the product is established. The establishment of technological feasibility is highly subjective and requires the exercise of judgment by management. Based on our product development process, technological feasibility is established upon completion of a detailed program design. Capitalization ceases when such software is ready for general release, at which time amortization of the capitalized costs begins.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have determined that the time between technological feasibility and general release of the software products is short. Consequently, we have not capitalized software development costs but expensed those costs as incurred. The cost of developing routine software enhancements is expensed as incurred.

Intangibles, net in the accompanying consolidated balance sheets include amounts allocated to software products acquired in business combinations. These costs are being amortized over three years. Remaining unamortized costs were $727,301 related to continuing operations as of December 31, 2001, and $2,274,052 from continuing operations and $3,727,615 from discontinued operations as of December 31, 2000.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, trade and notes receivable, the 10% note payable and the short-term note payable. As of December 31, 2001 and 2000, the carrying values of such instruments approximated their fair values, except for the 10% note payable, which, based upon interest rates currently available for debt with comparable terms and characteristics, is estimated to be $1,632,773 at December 31, 2001.

Foreign Currencies

The functional currency of our foreign subsidiary is the Euro. Assets and liabilities of this subsidiary are translated to U.S. dollars at year-end exchange rates and income statement items are translated at the exchange rates present at the time such transactions arise. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income, a component of stockholders’ equity (deficit).

Transactions denominated in currencies other than the Euro are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in foreign currency transaction gains and losses which are reflected in income as unrealized (based on period-end translation) or realized (upon settlement of the transaction). Unrealized transaction gains and losses applicable to permanent investments by Webb in its foreign subsidiary are included as cumulative translation adjustments, and unrealized translation gains and losses applicable to short-term intercompany receivables from or payables to Webb and its foreign subsidiary are included in income.

Income Taxes

The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. Our deferred tax assets have been reduced by a valuation allowance to the extent it is more likely than not that some or all of the deferred tax assets will not be realized (See Note 19).

Stock-Based Compensation

Employee stock option plans and other employee stock-based compensation arrangements are accounted for in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations. As such, compensation expense related to employee stock options is recorded if, on the measurement date, the fair value of the underlying stock exceeds the stock option exercise price. We adopted the disclosure-only provisions of SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”), which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1996 and future years as if the fair-value-based method of accounting in SFAS 123 had been applied to these transactions.

Equity instruments issued to non-employees are accounted for in accordance with SFAS 123 and related interpretations. Certain grants of warrants require the use of variable plan accounting whereby the warrants are

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

valued using the Black-Scholes option pricing model at the date of issuance and at each subsequent reporting date with final valuation on the vesting date. Such instruments can result in substantial volatility in our results of operations until they are vested. We record deferred compensation expense based on the calculated values as of the initial grant date and subsequent measurement dates, and record expense over the vesting term of the warrant.

In March 2000, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”). The Interpretation clarifies the application of APB No. 25 for certain issues related to equity-based instruments issued to employees. We adopted the provisions of FIN No. 44 in July 2000. There was no significant impact on our financial position or results of operations as a result of the application of FIN No. 44.

Net Loss Per Common Share

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS 128”). Under the provisions of SFAS 128, basic net loss per share is computed by dividing net loss applicable to common shareholders for the period, subject to certain adjustments, by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. As a result of our net losses, all potentially dilutive securities, as indicated in the table below, would be anti-dilutive and are excluded from the computation of diluted loss per share, and there are no differences between basic and diluted per share amounts for all years presented.

	December 31,
	2001	2000
Stock options	4,607,074	4,128,070
10% convertible note payable	772,877	263,566
Warrants and underwriter options	1,380,315	729,318
Series B-2 preferred stock	—	95,844
Series C-1 preferred stock	1,000,000	—

Total	7,760,266	5,216,798

The number of shares excluded from the earnings per share calculation because they are anti-dilutive, using the treasury stock method were 1,481,401 and 2,222,989 for the years ended December 31, 2001 and 2000, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings (loss) and other non-owner changes to stockholders’ equity not reflected in net income (loss) applicable to common stockholders. The components of accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of cumulative translation adjustments from assets and liabilities of our foreign subsidiary.

Accounting for the Costs of Computer Software Developed or Obtained for Internal Use

Effective January 1, 1999, we adopted the provisions of SOP 98-1, “Accounting for the Costs of Computer Software Development or Obtained for Internal Use” (“SOP 98-1”). This statement establishes standards for the capitalization of costs related to internal use software. In general, costs incurred during the development stage are capitalized, while the costs incurred during the preliminary project and post-implementation stages are expensed. During the year ended December 31, 2000, we capitalized $113,657 of costs associated with the implementation of our accounting system. During 2001, we did not incur costs which would be required to be capitalized under SOP 98-1.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

Effective June 30, 2001, the FASB issued SFAS Nos. 141, “Business Combinations” (“SFAS 141”) and 142, “Goodwill and Other Intangible Assets” (SFAS 142”). SFAS 141 was effective for acquisitions occurring after June 30, 2001, and provides guidance in accounting for business combinations including allowing the use of purchase method of accounting as the only acceptable method to account for business combinations. The Company adopted SFAS 141 on January 1, 2002. SFAS 142 provides guidance on the accounting of goodwill and other intangibles specifically relating to identifying and allocating purchase price to specific identifiable intangible assets. Additionally, SFAS 142 provides guidance for the amortization of identifiable intangible assets and states that goodwill shall not be amortized, but rather tested for impairment at least annually, using a fair value approach. SFAS 142 is required to be adopted in the first quarter of the fiscal year beginning after December 15, 2001. At December 31, 2001, our intangible assets recorded on our balance sheet did not include goodwill.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS No. 121 , “Accounting of the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of.” SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequent Occurring Events and Transactions,” for the disposal of a segment of a business. SFAS 144 also amends APB No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The provisions of this statement are generally to be applied prospectively. Management has not yet determined the effect SFAS 144 will have on the Company’s financial statements.

Reclassifications

Certain reclassifications to prior year financial statements have been made to conform to the current year’s presentation.

(3)    NOTES RECEIVABLE FROM COMPANY OFFICERS

During 2000, Webb loaned a total of $195,827 to two officers of the Company pursuant to demand notes with full recourse bearing interest at 8% per annum. Interest is payable monthly commencing July 1, 2000. During 2001, the Company was repaid principal and interest totaling $37,622.

(4)    PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2001	2000
Computer equipment	$841,811	$795,713
Office furniture and equipment	488,432	478,499
Purchased software	655,842	615,165
Leasehold improvements	479,816	496,453

	2,465,901	2,385,830
Less accumulated depreciation	(924,856)	(736,415)

Net property and equipment	$1,541,045	$1,649,415

During the year ended December 31, 2001, we recorded losses on disposition of excess property and equipment totaling $83,010 . We also sold computer equipment and third-party software with a net book value of $225,262 to Nextron in connection with the termination of our AccelX business (See Note 17). During the year ended December 31, 2000 we recorded losses on disposition of property and equipment totaling $344,341, primarily

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from the relocation of our offices and the write-off of unamortized leasehold improvements, including the cost of our computer center build-out, and disposed of existing office furnishings and equipment.

Computer equipment, office equipment, and software is depreciated over three to five years, office furnishings over seven years, and leasehold improvements over the shorter of their economic life or the life of the lease. Depreciation expense from continuing operations totaled $500,379 and $410,412 for the years ended December 31, 2001 and 2000, respectively. Depreciation expense from discontinued operations totaled $644,390 and $748,864 for the years ended December 31, 2001 and 2000, respectively.

(5)    CAPITAL LEASES PAYABLE

Capital leases payable consist of the following:

	December 31,
	2001	2000
Capital lease payable in quarterly principal and interest payments of $33,778, for eight quarters beginning January 1, 2000, effective interest rate of 15.06%	$48,205	$119,721
Capital lease payable in quarterly principal and interest payments of $22,994, for eight quarters beginning January 1, 2000, effective interest rate of 16.47%	—	83,682
Capital lease payable in monthly principal and interest payments of $2,828, for thirty-six months beginning November 1, 1998, effective interest rate of 16%, secured by software	15,725	24,473

	63,930	227,876
Less current portion	(63,930)	(227,876)

	$—	$—

During January and March 2002, we negotiated settlements with the leasing companies whereby Webb paid $35,600 in full settlement of the lease obligations, including accrued unpaid interest.

The net book value of assets under capital lease totaled $0 and $374,114 for the years ended December 31, 2001 and 2000, respectively. The software under capital lease was used in our AccelX business and as a result of the termination of that business we determined that its value was zero. Consequently we wrote-off the net book value and recorded a loss which is reflected in loss from discontinued operations.

(6)    SHORT-TERM NOTES PAYABLE

On August 29, 2001, Webb executed a 60-day promissory note for which we received $300,000. The promissory note accrued interest at an annual rate of 10% and was secured by a pledge of 3,000,000 shares of Webb’s series A-1 convertible preferred stock of Jabber. On October 29, 2001, we repaid the promissory note, including accrued interest of $5,014.

In addition, we issued the holder of the promissory note a warrant to purchase 25,000 shares of our common stock at $2.50 per share. The holder may exercise the warrant at any time from the date of issuance through August 29, 2004. We valued the warrant at $15,738 using the Black-Scholes option pricing model with the assumptions summarized in the following table. The fair value of the warrant was recorded as a discount to the promissory note and was amortized to interest expense over the term of the note.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Black-Scholes option pricing model assumptions:

Exercise price	$2.50
Fair market value of common stock on measurement date	$1.01
Option life	3 years
Volatility rate	127%
Risk free rate of return	6.5%
Dividend rate	0%

We also paid $21,000 in financing costs associated with the execution of the promissory note. The cost of the financing was recorded as deferred financing asset and was amortized to interest expense over the term of the note.

On August 20, 2001, Webb executed a demand promissory note with a former officer of the Company for which we received $40,000. The promissory note accrued interest at an annual rate of 10%. On October 22, 2001, we repaid the promissory note, including accrued interest of $449.

On October 26, 2001, in satisfaction of amounts owed for services rendered and for fees due in connection with the termination of our AccelX business, we executed a $175,000 promissory note with a financial services firm. The note was payable on January 31, 2002 and was non-interest bearing. During February 2002, Webb paid $140,000 to the financial services firm in full settlement of this note.

(7)    SALE OF JABBER SECURITIES AND CONVERTIBLE NOTE PAYABLE

On May 2, 2001, pursuant to a letter of intent between Webb, Jabber, France Telecom and FTTI, a wholly-owned subsidiary of France Telecom, FTTI loaned Jabber $2.5 million pursuant to a convertible promissory note. The convertible promissory note accrues interest at an annual rate of 9.5% and, unless earlier converted, the loan is due on demand any time after May 2, 2002.

On July 17, 2001, FTTI acquired 2,441 shares of series B convertible preferred stock of Jabber from Jabber in exchange for and in cancellation of principal and interest on the outstanding loan to Jabber of $2,441,000 and acquired directly from Webb 750,000 shares of series A convertible preferred stock of Jabber in consideration for which FTTI paid Webb $750,000.

On September 13, 2001, FTTI purchased an additional 1,750 shares of series B convertible preferred stock for an aggregate consideration of $1,750,000. In addition, subject to the satisfaction of various conditions set forth in the Stock Purchase Agreement, FTTI had the right and potential obligation to purchase an additional 2,000 shares of the series B convertible preferred stock for an aggregate consideration of $2,000,000. The conditions that would have required FTTI to purchase the additional shares were not satisfied and FTTI’s right to acquire the additional shares expired without being exercised. The Jabber preferred stock acquired by FTTI represents, on an as-if-converted basis, at December 31, 2001, approximately 22% of Jabber’s outstanding capital stock following the transactions.

At December 31, 2001, Jabber owed FTTI $100,000 plus accrued interest of $4,607 pursuant to a convertible promissory note, which is secured by: (i) a security interest in substantially all of the assets of Jabber; (ii) a guarantee given by Webb; and (iii) a pledge by Webb of a portion of its Jabber securities. Webb has pledged to FTTI 1,400,000 shares of its Jabber series A-2 convertible preferred stock to secure Webb’s guarantee of the convertible promissory note and Webb’s representations and warranties and covenants contained in the Stock Purchase Agreement. During the term of the pledge, FTTI has the right to vote the shares of the preferred stock pledged by Webb; however, FTTI’s ability to vote these shares is restricted in that FTTI cannot vote the shares for a merger or sale of Jabber or for an amendment to Jabber’s charter documents without Webb’s prior consent and FTTI is required to vote the shares in accordance with Webb’s instructions related to the selection of directors to Jabber’s Board of Directors, to be comprised of five members: two affiliates of Webb, two independent nominees designated by Webb, and one selected by FTTI. The restrictions on these voting rights are lifted if there is an event of default

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

by Webb as defined in the pledge agreement. The series A-2 convertible preferred stock of Jabber is entitled to ten (10) votes per share. The combination of the 1,400,000 shares of series A-2 convertible preferred stock pledged to FTTI with the series B convertible preferred stock and series A-1 convertible preferred stock acquired by FTTI represents in excess of 50% of Jabber’s outstanding voting shares. The principal and interest of the convertible note payable are convertible into shares of the series B convertible preferred stock at $1,000 per share.

The Stockholders Agreement to which FTTI and Webb are parties: (i) provides that Webb shall not, without the prior written consent of FTTI, sell a number of its shares of Jabber’s securities representing more than 20% of Jabber’s then outstanding capital stock to named competitors of FTTI unless, for certain of the named competitors, the sales price per share is at least three times the price FTTI paid for its preferred shares (on an as-converted basis); (ii) grants to FTTI a right of first refusal to purchase sales of Jabber common stock by Webb (A) to certain named competitors of Jabber if the sales price is at least three times the price FTTI paid for its preferred shares (on an as-converted basis) or (B) if the proposed sale is not to such named competitors but represents 20% or more of Jabber’s then outstanding shares of capital stock; and (iii) gives FTTI the right to participate with Webb on a proportional basis in a proposed sale of Jabber securities by Webb. In addition, the Investor Rights Agreement to which FTTI and Jabber are parties, grants to FTTI the right to participate in future Jabber financings to the extent required for FTTI to maintain its then percentage ownership of Jabber’s capital stock.

Based on Jabber’s capital structure, corporate governance structure and Webb’s voting rights, Webb has concluded that it controls Jabber and has consolidated it in the accompanying financial statements.

Jabber is authorized to issue up to 20,000,000 shares of $0.01 per share par value preferred stock and has designated the following series:

Designation	Shares Authorized	Shares Issued and Outstanding (*)
Series A-1	8,800,000	7,400,000
Series A-2	1,400,000	1,400,000
Series B	12,000	4,881
Series C	12,000	7,871

(*)	Excluding preferred stock dividends.

Each share of series A-1 convertible preferred stock (the “series A-1 preferred stock”) is currently convertible into one share of Jabber’s common stock at the election of the holders, or automatically into one share of Jabber’s common stock, prior to the closing of a firm commitment underwritten public offering in which the gross proceeds are at least $30 million. The conversion rate is subject to adjustment for stock splits, stock dividends and other similar transactions. The holders of the series A-1 preferred stock are entitled to vote together with Jabber’s common stockholders. Each share of series A-1 preferred stock entitles the holders to the number of votes per share equal to the largest number of whole shares of common stock into which the series A-1 preferred stock could be converted. In addition, the agreement signed with FTTI provides that FTTI can participate, on a proportional ownership basis, in sales of series A-1 preferred stock owned by Webb. Webb has also agreed not to sell more than 20% of Jabber’s outstanding securities to up to 10 named competitors of FTTI. At December 31, 2001, Webb owned 6,650,000 shares and FTTI owned 750,000 shares of series A-1 preferred stock.

Each share of series A-2 convertible preferred stock (the “series A-2 preferred stock”) is currently convertible into one share of Jabber’s common stock at the election of the holders, or automatically into either shares of series A-1 convertible preferred stock or common stock upon the occurrence of any of the following: (i) the termination of the Pledge Agreement dated July 6, 2001 by and between Webb and FTTI; (ii) FTTI’s failure to cure timely a breach of the Stock Purchase Agreement, Investor Rights Agreement or Stockholders Agreement, all of which are dated July 6, 2001; or (iii) immediately prior to closing of a firm commitment underwritten public offering in which the gross proceeds are at least $30 million. The conversion rate is subject to adjustment for stock splits, stock dividends and other similar transactions. The holders of the series A-2 preferred stock are entitled to vote

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

together with Jabber’s common stockholders. Each share of series A-2 preferred stock entitles the holders to the number of votes per share equal to 10 times the largest number of whole shares of common stock into which the series A-2 preferred stock could be converted. At December 31, 2001, Webb owned all 1,400,000 series A-2 shares.

The series B convertible preferred stock (the “series B preferred stock”) provides for an 8% cumulative dividend. Each share of series B preferred stock is currently convertible into 1,000 shares of Jabber’s common stock at the election of the holders, or automatically prior to the closing of a firm commitment underwritten public offering in which the gross proceeds are at least $30 million. The conversion rate is subject to anti-dilution protection if Jabber issues its common, series A-1 or series C preferred stock for less than the conversion price of the series B preferred stock (currently $1.00 per share), and is also subject to adjustment for stock splits, stock dividends and other similar transactions. The holders of the series B preferred stock are entitled to vote together with Jabber’s common stockholders. Each share of series B preferred stock entitles the holders to the number of votes per share equal to the largest number of whole shares of common stock into which the series B preferred stock could be converted. In addition, the holders of the series B preferred stock vote as a separate class on any change in the terms of the series B preferred stock; any increases in the authorized number of shares of common stock or preferred stock; any authorization of a class of preferred stock ranking on a parity with the series B preferred stock; any redemption of common stock or preferred stock junior in rights to the series B preferred stock; any merger with another company resulting in a change of 50% or more in the ownership of Jabber; a sale of the intellectual property of Jabber other than in the normal course of business; or the sale of 20% or more of Jabber to up to 10 named competitors of FTTI. The series B preferred stock also provides for a right of first refusal and participation rights in the event of transfers of Jabber stock by certain shareholders, and the holders of series B preferred stock are entitled to elect one person to Jabber’s board of directors. At December 31, 2001, FTTI owned 4,191 shares and DiamondCluster International, Inc. owned 690 shares of series B preferred stock.

The series C convertible preferred stock (the “series C preferred stock”) provides for an 8% cumulative dividend. Each share of series C preferred stock is currently convertible into 1,000 shares of Jabber’s common stock at the election of the holders, or automatically prior to the closing of a firm commitment underwritten public offering in which the gross proceeds are at least $30 million. The conversion rate is subject to anti-dilution protection if Jabber issues its common stock for less than the conversion price of the series C preferred stock (currently $1.00 per share), and is also subject to adjustment for stock splits, stock dividends and other similar transactions. The holders of the series C preferred stock are entitled to vote together with Jabber’s common stockholders. Each share of series C preferred stock entitles the holders to the number of votes per share equal to the largest number of whole shares of common stock into which the series C preferred stock could be converted. At December 31, 2001, Webb owned 7,846 shares and a third-party owned 25 shares of series C preferred stock.

For the year ended December 31, 2001, dividends totaling $156,915 were accrued on the series B and series C preferred stock held by third parties, which are payable in cash or stock.

If Jabber liquidates, dissolves or winds up its business, whether voluntarily or involuntarily, the holders of the series B preferred stock will be entitled to receive, before any distribution to holders of Jabber’s common or other classes of preferred stock, the amount of $1,000 per share plus accrued and unpaid dividends. Thereafter, the holders of the series A-1, A-2 and C are on equal basis and are entitled to receive, before any distribution to holders of Jabber’s common stock, the amount of $0.50 per share for the series A-1 and A-2 preferred stock and $1,000 per share for the series C preferred stock. After the series B, A-1, A-2 and C preferred shares have received their liquidation preference, the holders of all classes of preferred stock are entitled to share in any distribution of remaining assets with the holders of common stock.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8)    10% CONVERTIBLE NOTE PAYABLE

On August 25, 1999, we entered into a Securities Purchase Agreement, as amended, and executed a $5,000,000 three-year 10% Convertible Promissory Note (the “10% note payable”). We received net proceeds totaling $4,616,816 after deducting $383,184 in financing costs. The financing costs were recorded as a deferred asset and were amortized as additional interest expenses over the term of the 10% note payable. At December 31, 2001 and 2000, the outstanding principal balance was $1,932,191 and $2,654,110, respectively, including $112,192 and $154,100, respectively, of principal-in-kind notes.

On January 17, 2002, we entered into an agreement with the holder of the 10% note payable in which we agreed to exchange $1,212,192 of the then outstanding principal balance for 1,984 shares of our series D preferred stock, which was completed on March 13, 2002. In addition, on March 12, 2002, we repaid $720,000 of the principal balance and accrued interest totaling $37,585. As a result of this exchange, we recorded a non-cash charge totaling $625,164 in the first quarter of 2002 (See Note 24). At March 13, 2002, the 10% note payable has been fully repaid or exchanged for our series D preferred stock.

The 10% note payable was initially convertible into shares of our common stock at a conversion price of $10.07 per share. The conversion price was subject to anti-dilution protection in the event we issued common stock at prices less than the conversion price for the 10% note payable or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement of preferred stock we completed in February 2001, the conversion price was reset to $2.50 per share and we recorded non-cash interest expense totaling $2,394,234 in the first quarter of 2001. As a result of the issuance of common stock in January 2002, the conversion price was reset to $1.00 per share and we recorded non-cash interest expense totaling $1,124,536 in the first quarter of 2002 (See Notes 10 and 24).

The 10% note payable bears interest at the rate of 10% per annum. During the years ended December 31, 2001 and 2000, we recorded interest expense totaling $3,144,011 and $1,006,943, respectively, as summarized in the following table:

	Year Ended December 31,
	2001	2000
Interest paid with principal-in-kind notes	$9,900	$154,110
Amortization of discount	151,058	198,744
Amortization of financing assets	417,875	591,075
Additional interest expense due to anti-dilution protection on conversion feature	2,394,234	—

Total non cash interest expense	2,973,067	943,929
Interest expense payable in cash	170,934	63,014

Total 10% note payable interest expense	$3,144,001	$1,006,943

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2001, the holder of our 10% convertible note payable converted $680,000 of principal and $51,819 of principal-in-kind notes and accrued interest into 292,727 shares of our common stock at a conversion price of $2.50 per share. On February 18, 2000, the holder converted $2,500,000 of the $5,000,000 outstanding 10% note payable into 248,262 shares of our common stock at a conversion price of $10.07 per share. The 10% note payable conversions are summarized in the following table:

Conversion Date	Principal Amount Converted	PIK Notes and Accrued Interest Converted	Shares of Common Stock Issued
May 11, 2001	$125,000	$9,075	53,630
May 15, 2001	100,000	7,370	42,948
June 6, 2001	125,000	9,966	53,986
June 12, 2001	115,000	9,357	49,743
June 14, 2001	115,000	9,421	49,768
July 18, 2001	100,000	6,630	42,652

2001 Total	$680,000	$51,819	292,727

February 18, 2000	$2,500,000	$—	248,262

In connection with the issuance of the 10% note payable, the holder was initially granted a five-year warrant for 136,519 shares exercisable at $11.44 per share (the “first 10% note payable warrant”). This warrant, initially valued at $1,072,325, was recorded as a discount to the 10% note payable and was amortized to interest expense over the term of the 10% note payable. The unamortized discount totaled $84,776 and $295,676 at December 31, 2001 and 2000, respectively. We recorded interest expense related to this warrant totaling $151,058 and $198,744 for the years ended December 31, 2001 and 2000, respectively. In addition, the discount is further reduced by any conversions of the 10% note payable as a reduction to additional paid-in capital calculated on the pro rata principal conversion compared to the then outstanding principal balance. During the years ended December 31, 2001 and 2000, as a result of principal conversions, the discount was reduced by $59,841 and $453,290, respectively. During the first quarter of 2002, we recorded non-cash interest expense totaling $49,145 for the amortization of the discount and as a result of the exchange of the 10% note payable in March 2002, we reduced the discount and additional paid-in-capital by $35,631.

On February 18, 2000, the holder exercised the first note payable warrant to purchase 136,519 shares of our common stock for which we received net proceeds totaling $1,468,070.

In connection with the amendment to the 10% note payable in December 1999, we issued the 10% note holder a five-year warrant to purchase 136,519 shares of our common stock at an initial exercise price of $18.506 per share (the “second 10% note payable warrant”) in consideration for the 10% note holder’s agreement to exchange the note for an amended note with terms more favorable to us. We recorded the fair value of this warrant, totaling $2,311,475, as additional consideration to the 10% note holder. Accordingly, we recorded a deferred financing asset, which was amortized to interest expense over the term on the 10% note payable. The unamortized deferred financing asset totaled $203,345 and $710,408 at December 31, 2001 and 2000, respectively. We recorded additional non-cash interest expense for the amortization of this deferred financing asset totaling $364,282 and $518,373 for the years ended December 31, 2001, and 2000, respectfully. In addition, the deferred financing asset is further reduced by any conversions of the 10% note payable as a reduction to additional paid-in capital calculated on the pro rata principal conversion compared to the then outstanding principal balance. During the years ended December 31, 2001 and 2000, as a result of principal conversions, the deferred financing asset was reduced by $142,781 and $1,082,694, respectively. During the first quarter of 2002, we recorded non-cash interest expense totaling $67,103 for the amortization of the deferred financing asset and as a result of the exchange of the 10% note payable in March 2002, we reduced the deferred financing asset and additional paid-in-capital by $85,405.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We initially valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

Recorded value	$2,311,475
Exercise price	$18.506
Fair market value of common stock on valuation date	$21.06
Option life	5 years
Volatility rate	104%
Risk free rate of return	6%
Dividend rate	0%

The number of common shares issuable upon exercise and the exercise price are subject to anti-dilution protection in the event we issue common stock at prices less than the current exercise price for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. In accordance with the original terms of the second 10% note payable warrant, the exercise price was reset on September 29, 2000, to $10.264 per share, the average closing bid price of our common stock for the 20 trading days ended on September 29, 2000. As a result of the reset of the exercise price, we recorded additional expense totaling $110,302 for the year ended December 31, 2000. On February 28, 2001, as a result of the issuance of our series C-1 preferred stock, this warrant was reset to $9.33431 per share and the number of common shares issuable upon exercise of the warrant was reset to 150,116. Based on the anti-dilution provision of the warrant, we recorded non-cash expense totaling $31,932 in the first quarter of 2001. On January 17, 2002, the terms of the warrant were amended whereby the exercise price was reset to $1.00 per share and the number of common shares issuable upon exercise was fixed at 150,116. As a result, we recorded non-cash expense in the first quarter of 2002 totaling $57,730 (See Note 24). See Note 10 for a summary of the resets of this warrant as a result of the anti-dilution provision.

Deferred financing assets associated with the issuance of the 10% note payable and the related reductions during the years ended December 31, 2001 and 2000, are as follows:

	2001	2000
Deferred financing assets, net—
Financing costs paid in cash	$30,106	$104,893
Second 10% note payable warrant	203,345	710,408

Total	$233,451	$815,301

Non-Cash Interest Expense for the year ended December 31—
Financing costs paid in cash	$53,593	$72,702
Second 10% note payable warrant	364,282	518,373

Total	$417,875	$591,075

Reduction for conversions—
Financing costs paid in cash	$21,197	$160,447
Second 10% note payable warrant	142,781	1,082,694

Total	$163,978	$1,243,141

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9)    PREFERRED STOCK

Preferred stock consists of the following-

	Series C-1 Preferred Stock		Series B-2 Preferred Stock		Series B Preferred Stock		10% Preferred Stock		Total Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 1999	—	$—	—	$—	—	$—	85,000	$1,020,295	85,000	$1,020,295
Stock issued in private placement	—	—	—	—	12,500	12,500,000	—	—	12,500	12,500,000
Cash offering costs	—	—	—	—	—	(840,000)	—	—	—	(840,000)
Value of warrants issued for common stocks	—	—	—	—	—	(8,622,986)	—	—	—	(8,622,986)
Beneficial conversion feature of preferred stock	—	—	—	—	—	(3,037,014)	—	—	—	(3,037,014)
Preferred stock dividends	—	—	—	—	—	—	—	2,733	—	2,733
Exchange of series B preferred stock for series B-2 preferred stock	—	—	12,500	11,660,000	(12,500)	(11,660,000)	—	—	—	—
Preferred stock and dividends converted to common stock	—	—	(11,522)	(10,747,714)	—	—	(85,000)	(1,023,028)	(96,522)	(11,770,742)
Accretion of preferred stock to stated value	—	—	—	—	—	11,660,000	—	—	—	11,660,000

Balances, December 31, 2000	—	—	978	912,286	—	—	—	—	978	912,286
Stock issued in private placement	2,500	2,500,000	—	—	—	—	—	—	2,500	2,500,000
Cash offering costs	—	(50,000)	—	—	—	—	—	—	—	(50,000)
Value of warrants issued for common stock	—	(735,279)	—	—	—	—	—	—	—	(735,279)
Beneficial conversion feature of preferred stock	—	(1,235,279)	—	—	—	—	—	—	—	(1,235,279)
Accretion of preferred stock to stated value	—	1,970,558	—	—	—	—	—	—	—	1,970,558
Conversion of series B-2 preferred stock	—	—	(778)	(725,755)	—	—	—	—	(778)	(725,755)
Exchange of series B-2 preferred stock	—	—	(200)	(186,531)	—	—	—	—	(200)	(186,531)

Balances, December 31, 2001	2,500	$2,450,000	—	$—	—	$—	—	$—	2,500	$2,450,000

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2001 and 2000, we entered two private placements in which we sold shares of our convertible preferred stock, including common stock purchase warrants, to a limited number of investors. We recorded the value of the warrants upon each issuance as a reduction of the preferred stock offering costs using the Black-Scholes option pricing model.

In general, the terms of the preferred stock grant the holders the right to convert the preferred stock into shares of our common stock at specified conversion prices. In each issuance of preferred stock, the conversion price has included a beneficial conversion feature because the value of the common stock resulting from a theoretical conversion of the preferred stock on the issuance date is greater than the allocated value of the preferred stock, which is referred to as a “beneficial conversion feature” in the accompanying consolidated financial statements.

Accounting principles generally accepted in the United States require us to record the beneficial conversion feature, the fair value of warrants and, in most instances, the cash offering costs as additional preferred stock dividends. This non-cash charge to net loss applicable to common stockholders is labeled “Accretion of preferred stock to stated value” in the accompanying financial statements.

The table presented below summarizes our preferred stock transactions during 2001 and 2000, with details of each transaction summarized under the preferred stock captions that follow.

Date of Issuance	Preferred Stock Series	Shares Issued	Gross Proceeds	Initial Conversion Price Per Share	Beneficial Conversion Feature	Total Accretion Expense
February 28, 2001	Series C-1	2,500	$2,500,000	$2.50	$1,235,279	$1,970,558
February 18, 2000	Series B	12,500	$12,500,000	$20.00	$3,037,014	$11,660,000
September 27, 2000	Series B-2	12,500	None	$10.20408	—	—

As of December 31, 2001, 2,500 shares of our series C-1 preferred stock remained outstanding.

Series C-1 Preferred Stock—

On February 28, 2001, pursuant to a securities purchase agreement, we concluded a private placement that resulted in gross proceeds of $2,500,000. We sold 2,500 shares of our series C-1 convertible preferred stock (the “series C-1 preferred stock”), including warrants to purchase 500,000 shares of our common stock. We received net proceeds totaling approximately $2,450,000 after deducting approximately $50,000 in offering costs.

The series C-1 preferred stock was initially convertible into shares of our common stock at $2.50 per share. The conversion price was subject to anti-dilution protection in the event we issue common stock at prices less than the current conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the issuance of common stock in January 2002, the conversion price of the series C-1 preferred stock was reset to $1.00 per share (See Notes 10 and 24). As a result, we recorded an additional non-cash preferred stock dividend totaling $479,442 in the first quarter of 2002.

On January 17, 2002, the holder of the series C-1 preferred stock agreed to exchange up to 2,500 shares of series C-1 preferred stock for series D junior convertible preferred stock. On January 31 and February 21, 2002, the holder of the series C-1 preferred stock exchanged 1,500 and 550 shares of series C-1 preferred stock, respectively, for series D junior convertible preferred stock. During January and February, 2002, the holder of the series C-1 preferred stock converted 450 shares of series C-1 preferred stock into 450,000 shares of common stock at a conversion price of $1.00 per share (See Note 24). As a result of the exchanges and conversions in 2002, at February 21, 2002, no shares of series C-1 remained outstanding.

In addition, subject to certain conditions, we had the right to sell 2,500 shares of our series C-2 convertible preferred stock to the investor for gross proceeds of $2,500,000. The conditions were not satisfied and this potential right expired on January 19, 2002.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We issued a three-year warrant to purchase 500,000 shares of our common stock in connection with the series C-1 preferred stock (the “series C-1 preferred stock warrant”). The warrant entitles the holder to purchase our common stock for a purchase price of $3.75 per share. The exercise price of the warrant is subject to anti-dilution protection should certain events transpire, such as subdivision or combination of our common stock, distributions to holders of our common stock, or consolidations or mergers with another corporation. As a result of the issuance of common stock in January 2002, the exercise price of this warrant was reset to $1.00 per share (See Notes 10 and 24). As a result, we recorded an additional non-cash expense totaling $148,259 in the first quarter of 2002. If the exercise price is further reduced, we may be required to record additional charges against income and such charges may be significant.

The warrant was initially valued at $735,279 on the grant date determined based on the relative fair value of the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price	$3.75
Fair market value of common stock on measurement date	$3.00
Option life	3 years
Volatility rate	120%
Risk free rate of return	6.0%
Dividend rate	0%

Due to the conversion feature associated with the series C-1 preferred stock, we recognized the beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $1,235,279 was initially recorded as a reduction of the series C-1 preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series C-1 preferred stock and the relative fair value of the warrant was accreted as a charge to income applicable to common stockholders on the date of issuance (the date on which the series C-1 preferred stock was first convertible) as follows:

Beneficial conversion feature	$1,235,279
Relative fair value of common stock purchase warrant	735,279

Total accretion expense	$1,970,558

As a result of the issuance of the series C-1 preferred stock, in accordance with the terms of the original agreements, the conversion prices for the 10% note payable and the series B-2 preferred stock as well as the exercise prices for the second 10% note payable and series B preferred stock warrants were reset in February 2001 (See Note 10).

Series B Preferred Stock—

On February 18, 2000, we completed a private placement that resulted in gross proceeds of $12,500,000. The placement was made pursuant to a securities purchase agreement entered into on December 31, 1999, pursuant to which we sold 12,500 shares of our series B convertible preferred stock (the “series B preferred stock”), and warrants to purchase 343,750 shares of our common stock. We received net proceeds totaling approximately $11,660,000 after deducting approximately $840,000 in offering costs.

The series B preferred stock was convertible into shares of our common stock, initially at $20.00. The conversion rate for the series B preferred stock was subject to a potential reset on November 12, 2000, based on the then market value for our common stock.

On September 27, 2000, we executed exchange agreements with the holders of our series B preferred stock whereby we redeemed all of the outstanding series B convertible preferred stock in exchange for 12,500 shares of our series B-2 convertible preferred stock (the “series B-2 preferred stock”) that had a stated value of $1,000 per share.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We issued five-year warrants to purchase 343,750 shares of our common stock with the series B preferred stock (the “series B preferred stock warrants”). The warrants entitle the holder to purchase one share of our common stock for a purchase price initially set at $20.20, which was equal to 101% of the initial conversion price of the preferred stock, at any time during the five-year period commencing on February 18, 2000. The exercise price for the warrants is subject to being reset based upon future market prices for our common stock every 90 days until January 20, 2003. If the current exercise price is higher than the current market price (the lower of the average closing bid prices for the 10-day period ending on such date or the closing bid price on such date), the exercise price will be reset to the market price. In addition, the exercise price is also subject to anti-dilution protection in the event we issue common stock at prices less than the current exercise price for the warrants or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. The exercise price was reset to $0.71 on February 7, 2002, for which we recorded a non-cash expense of $2,388 in the first quarter of 2002. As a result of the price resets, we recorded additional non-cash expense totaling $85,677 and $379,436 for the years ended December 31, 2001 and 2000, respectively. If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant. See Note 10 for details regarding the resets.

The warrants were initially valued at $8,622,986 utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price	$20.20
Fair market value of common stock on grant date	$66.88
Option life	5 years
Volatility rate	120%
Risk free rate of return	6.7%
Dividend rate	0%

Due to the conversion feature associated with the series B preferred stock, we accounted for a beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $3,037,014 was limited to the relative fair value of the series B preferred stock, and was initially recorded as a reduction of the series B preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series B preferred stock was accreted on the date of issuance, as additional preferred stock dividends, by recording a charge to income applicable to common stockholders from the date of issuance to the earliest date of conversion.

The difference between the stated value of $1,000 per share totaling $11,660,000 and the recorded value on February 18, 2000, was accreted as a charge to income applicable to common stockholders on the date of issuance (the date on which the series B preferred stock was first convertible) and was comprised of the following:

Beneficial conversion feature	$3,037,014
Relative fair value of common stock warrants	8,622,986

Total accretion recorded	$11,660,000

Series B-2 Preferred Stock—

On September 27, 2000, we executed exchange agreements with the holders of our series B preferred stock whereby we redeemed all of the outstanding series B convertible preferred stock in exchange for 12,500 shares of our series B-2 preferred stock that had a stated value of $1,000 per share.

The series B-2 preferred stock was initially convertible into shares of our common stock at $10.20408 per share (1,225,000 shares in the aggregate) by the holders at any time, so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. The conversion price was subject to anti-dilution protection in the event we issue common stock at prices less than the conversion price for the series B-2 preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the conversion price was reset to

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$2.50 per share. Based on the anti-dilution provision of the series B-preferred stock, we recorded non-cash preferred stock dividends totaling $886,068 in the first quarter of 2001.

On December 31, 2000, the series B-2 preferred stock was subject to an automatic conversion feature, subject to the 4.99% limitation, pursuant to which 10,522 shares were converted into 1,031,136 shares of our common stock at a conversion price of $10.20408 per share. During April and May, 2001, the holder converted 528 shares of series B-2 preferred stock into 211,200 shares of common stock at a conversion price of $2.50 per share. On December 17, 2001, the holder exchanged 200.205 shares of series B-2 preferred stock for 350,205 shares of our common stock. As consideration for such exchange, the holder converted its remaining 250 shares of series B-2 preferred sock into 100,000 shares of our common stock in accordance with the original terms of the preferred stock and agreed to defer payment of approximately $110,000 of interest on the 10% note payable and penalty payments due to January 31, 2002. As a result of the exchange and conversion, all of the series B-2 preferred stock has either been converted or redeemed and retired. The exchange resulted in an additional beneficial conversion feature totaling $191,787, and accordingly, we recorded an additional non-cash preferred stock dividend.

The conversions by the holder of the series B-2 preferred stock during 2001 and 2000 are summarized in the following table:

	Number of Shares
Conversion Date	Series B-2 Preferred Stock	Common Stock	Common Stock Conversion Price per Share
April 26, 2001	250	100,000	$2.50
May 7, 2001	160	64,000	$2.50
May 8, 2001	80	32,000	$2.50
May 10, 2001	38	15,200	$2.50
December 17, 2001	250	100,000	$2.50

Total 2001	778	311,200

December 12, 2000	1,000	98,000	$10.20408
December 31, 2000	10,522	1,031,136	$10.20408

Total 2000	11,522	1,129,136

Total conversions	12,300	1,440,336
Exchange for common stock	200	350,205

Grand total	12,500	1,790,541

10% Preferred Stock—

In December 1997 and March 1998, we sold a total of 267,500 shares of our 10% cumulative, convertible, redeemable preferred stock (the “10% preferred stock”) in a private placement. Each share of 10% preferred stock was convertible at any time after September 30, 1998, at the election of the holder thereof, into the number of shares of our common stock equal to $10 divided by the lesser of (i) $10 or (ii) 80% of the average per share closing bid price of our common stock for the five trading days immediately preceding the 10% preferred stock conversion date.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2000, holders of our 10% preferred stock converted 85,000 shares, including accrued dividends payable of $173,028, into 102,302 shares of our common stock at conversion prices per share of $10.00.

	Number of Shares
Conversion Date	10% Preferred Stock	Common Stock
January 11, 2000	80,000	96,240
February 14, 2000	5,000	6,062

Total	85,000	102,302

(10)    RESET OF CONVERSION AND EXERCISE PRICES OF SECURITIES

The original terms of our 10% convertible note payable, preferred stock and the warrants issued in connection with those securities provide for anti-dilution provisions in the event we issue common stock at prices less than the current conversion or exercise price for the securities or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. On February 28, 2001, we issued series C-1 preferred stock at a conversion price of $2.50 per share (the “February 28, 2001 Reset”) (See Note 9). In addition, on January 17, 2002, we issued common stock at $1.00 per share (the “January 17, 2002 Reset”) (See Note 24). Accordingly, in accordance with terms of the original agreements, the conversion prices for the 10% note payable, our series B-2 preferred stock, and our series C-1 preferred stock as well as the exercise prices for the second 10% note payable warrant, series B preferred stock warrants, and series C-1 preferred stock warrant were reset as indicated in the tables that follow. The holder of our series B-2 preferred stock converted all of the then outstanding shares in December 2001 (See Note 9). Consequently, on the date of issuance of the common stock in January 2002, no shares of series B-2 preferred stock were outstanding and were therefore not subject to a reset provision. Furthermore, in accordance with the original terms of the warrant, the series B warrants are subject to reset provision every 90 days (See Note 9).

	Conversion or Exercise Price Immediately Preceding the February 28, 2001 Reset	Conversion or Exercise Price Immediately After February 28, 2001 Reset	Conversion or Exercise Price Immediately After January 17, 2002 Reset
10% convertible note payable	$10.07	$2.50	$1.00
Series C-1 preferred stock	N/A	$2.50	$1.00
Series B-2 preferred stock	$10.20408	$2.50	N/A
Series C-1 preferred stock warrant	N/A	N/A	$1.00
Series B preferred stock warrants	$3.875	$3.75374	$1.00
Second 10% note payable warrant	$10.264	$9.33431	$1.00

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The non-cash expense is recorded as additional interest expense for the 10% convertible note payable and as an additional deemed preferred stock dividend for the series B-2 and C-1 preferred stock. The non-cash expense is calculated based on the incremental common shares issuable upon conversion and our appropriate common stock value. The calculations of the non-cash expense are presented in the tables that follow.

	February 28, 2001 Reset	January 17, 2002 Reset
10% Convertible Note Payable—
Value of security	$2,654,110	$1,932,192
Conversion price before reset	$10.07	$2.50
Number of common shares issuable upon conversion before reset	263,566	772,877
Conversion price after reset	$2.50	$1.00
Number of common shares issuable upon conversion after reset	1,061,644	1,932,192
Fair market value of common stock on valuation date	$3.00	$0.97
Additional interest expense due to anti-dilution protection on conversion feature	$2,394,234	$1,124,536

February 28, 2001 Reset
Series B-2 Preferred Stock—
Value of security	$978,000
Conversion price before reset	$10.20408
Number of common shares issuable upon conversion before reset	95,844
Conversion price after reset	$2.50
Number of common shares issuable upon conversion after reset	391,200
Fair market value of common stock on reset date	$3.00
Additional beneficial conversion feature recognized as accretion of preferred stock to stated value	$886,068

January 17 2002 Reset
Series C-1 Preferred Stock—
Value of security	$2,500,000
Conversion price before reset	$2.50
Number of common shares issuable upon conversion before reset	1,000,000
Conversion price after reset	$1.00
Number of common shares issuable upon conversion after reset	2,500,000
Fair market value of common stock on original issuance date	$3.00
Accretion expense previously recorded	$1,970,558
Additional beneficial conversion feature recognized as accretion of preferred stock to stated value	$479,442

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

With respect to the warrants, the non-cash expense was computed based on the difference of the warrant value immediately before the reset to the value immediately after the reset using the Black-Scholes option pricing model as indicated below:

	February 28, 2001 Reset
	Immediately Preceding Reset	Immediately After Reset
Series B Preferred Stock Warrant—
Common stock issuable upon exercise of warrant	343,750	343,750
Exercise price	$3.875	$3.75374
Fair market value of common stock on valuation date	$3.00	$3.00
Option life	5 years	5 years
Volatility rate	120%	120%
Risk-free rate of return	6.71%	6.71%
Dividend rate	0%	0%
Calculated value	$854,110	$856,374
Expense recorded	N/A	$2,265
Second 10% Note Payable Warrant—

	February 28, 2001 Reset		January 17, 2002 Reset
	Immediately Preceding Reset	Immediately After Reset	Immediately Preceding Reset	Immediately After Reset
Common stock issuable upon exercise of warrant	136,519	150,116	150,116	150,116
Exercise price	$10.26425	$9.33431	$9.33431	$1.00
Fair market value of common stock on valuation date	$3.00	$3.00	$0.97	$0.97
Option life	5 years	5 years	2.9 years	2.9 years
Volatility rate	104%	104%	104%	126%
Risk-free rate of return	6.0%	6.0%	6.0%	6.0%
Dividend rate	0%	0%	0%	0%
Calculated value	$256,731	$288,663	$33,377	$107,463
Expense recorded	N/A	$31,932	N/A	$74,086

	January 17, 2002 Reset
	Immediately Preceding Reset	Immediately After Reset
Series C-1 Preferred Stock Warrant—
Common stock issuable upon exercise of warrant	500,000	500,000
Exercise price	$3.75	$1.00
Fair market value of common stock on valuation date	$0.97	$0.97
Option life	2 years	2 years
Volatility rate	120%	131%
Risk-free rate of return	6.0%	6.0%
Dividend rate	0%	0%
Calculated value	$177,600	$325,859
Non-cash expense	N/A	$148,259

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The exercise price for the series B preferred stock warrants is also subject to being reset based upon future market prices for our common stock every 90 days commencing May 17, 2000, until January 20, 2003. If the current exercise price is higher than the current market price (the lower of the average closing bid prices for the 10-day period ending on such date or the closing bid price on such date), the exercise price will be reset to the market price. On February 12, 2001, the then current exercise price equaled the then current market price and therefore the exercise price was not reset. As detailed below, the exercise price has been reset at each subsequent date, and, as a result, we recorded additional expense totaling $85,677 and $379,597 for the years ended December 31, 2001 and 2000, respectively.

	2001 Valuation Date			2002 Valuation Date
	May 17	August 11	November 9	February 7
Warrant value	$880,772	$349,603	$186,358	$180,980
Exercise price	$2.703	$1.547	$0.766	$0.71
Fair market value of common stock on grant or re-determination date	$2.99	$1.35	$0.71	$0.70
Option life	5 years	3.5years	3.38 years	3 years
Volatility rate	120%	120%	120%	126%
Risk free rate of return	6.71%	6.71%	6.71%	6.71%
Dividend rate	0%	0%	0%	0%
Expense recorded	$27,550	$35,141	$22,986	$2,388

	2000 Valuation Date
	February 18 (initial valuation)	May 17	August 18	November 14
Warrant value	$8,622,986	$3,794,137	$2,593,671	$1,271,034
Exercise price	$20.20	$13.00	$8.875	$3.875
Fair market value of common stock on grant or re-determination date	$66.88	$13.00	$8.875	$3.875
Option life	5 years	5 years	5 years	5 years
Volatility rate	120%	120%	120%	120%
Risk free rate of return	6.7%	6.7%	6.7%	6.7%
Dividend rate	0%	0%	0%	0%
Expense recorded	N/A	$169,821	$102,845	$106,931

(11)    STOCK OPTION PLANS

We have stock option plans for directors, officers, employees and other third parties, which provide for nonqualified and incentive stock options. In addition to the 1995 Stock Option Plan, which provides for the issuance of options for up to 4,500,000 shares of common stock, during 2000, we adopted a second plan, the 2000 Stock Option Plan, which provides for the issuance of options for up to 1,750,000 shares of common stock (collectively the “plans”). The options vest over various terms with a maximum vesting period of 42 months and expire after a

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

maximum of ten years from the date of grant. At December 31, 2001, there were options for 4,607,074 shares of common stock outstanding and options for 2,822,829 shares of common stock were vested, with 413,514 options available for future grants under the plans.

A summary of the status of the plans as of December 31, 2001 and 2000, and changes during the years then ended is presented in the tables and narrative below:

	2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	4,469,071	$12.54	2,770,055	$10.31
Granted	3,179,702	$1.47	2,605,332	$15.01
Exercised	(12,917)	$1.88	(251,842)	$7.13
Forfeited and cancelled	(3,028,782)	$12.16	(654,474)	$14.96

Outstanding at end of year	4,607,074	$5.18	4,469,071	$12.54

Exercisable at end of year	2,822,829	$6.18	1,027,839	$10.47

Weighted average fair value of options granted during year	$1.22		$11.38

The status of total stock options outstanding and exercisable under the plans as of December 31, 2001 is as follows:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$ 0.65 – $ 1.63	1,985,001	$0.73	4.1	697,500	$0.69	5.4
$ 1.64 – $ 4.10	853,929	$2.46	4.8	647,081	$2.33	4.7
$ 4.11 – $10.28	979,011	$8.28	3.8	870,782	$8.18	3.9
$10.29 – $25.73	692,467	$12.71	4.5	580,799	$12.72	4.9
$25.74 – $34.94	96,666	$35.18	4.8	26,667	$35.81	5.1

	4,607,074	$5.18		2,822,829	$6.18

During 2000, Jabber adopted the 2000 Jabber Stock Option Plan (the “Jabber plan”) for directors, officers, and employees that provide for the issuance of up to 3,000,000 nonqualified and incentive stock options for Jabber common stock. The options vest over various terms with a maximum vesting period of 36 months and expire after a maximum of ten years from the date of grant. At December 31, 2001, there were options for 2,397,784 shares of common stock outstanding and options for 417,263 shares of common stock were vested with options for 602,216 shares of common stock available for future grants under the Jabber plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the Jabber plan as of December 31, 2001 and 2000 and changes during the years then ended is presented in the tables and narrative below:

	2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,205,084	$1.50	—	—
Granted	2,096,000	$1.06	1,288,276	$1.50
Exercised	—	—	—	—
Forfeited and cancelled	(903,300)	$1.50	(83,192)	1.50

Outstanding at end of year	2,397,784	$1.11	1,205,084	1.50

Exercisable at end of year	417,263	$1.05	70,140	$1.50

Weighted average fair value of options granted during year	$0.48		$0.18

The weighted average remaining contractual life at December 31, 2001, was 5.8 years for total options outstanding and options exercisable at year end.

The Company will report minority interest expense for those options that have exercise prices that are less than the per-share net book value of Jabber. At December 31, 2001, no such options exist.

Pro Forma Fair Value Disclosures

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001 and 2000, respectively: risk-free interest rate of 4.13 and 6.05 percent, respectively; no expected dividend yields; expected lives of 3 years; and expected volatility of 125 and 122 percent, respectively. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

Cumulative compensation costs recognized in pro forma net loss applicable to common stockholders with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

Had compensation cost for options granted been determined consistent with SFAS 123, our net loss applicable to common stockholders and net loss applicable to common stockholders per common and common equivalent share would have been increased to the following pro forma amounts:

	2001		2000
	As Reported	Pro Forma	As Reported	Pro Forma
Net loss applicable to common stockholders	$(24,528,457)	$(28,567,520)	$(48,853,667)	$(58,784,188)

Net loss applicable to common stockholders per share-basic and diluted	$(2.29)	$(2.67)	$(5.39)	$(6.49)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(12)    WARRANTS AND OPTIONS FOR COMMON STOCK ISSUED OUTSIDE THE STOCK OPTION PLANS

We have issued common stock purchase warrants and options outside our stock option plans (“warrants”) in connection with the sale of securities, business acquisitions and services rendered to the Company. The following table sets forth outstanding warrants as of December 31, 2001 and 2000, as well as common stock issued as a result of exercises for the years then ended.

	Expiration Date	Current Exercise Price Per Share	December 31, 2001		December 31, 2000
Warrants and Options			Share Underlying Warrants Outstanding	Common Stock Issued From Exercises	Shares Underlying Warrants Outstanding	Common Stock Issued From Exercises
Series C-1 preferred stock warrant (Notes 9, 10 and 24)	February 2004	$1.00	500,000	—	—	—
Series B preferred stock warrants (Notes 9, 10 and 24)	February 2004	$1.00	343,750	—	343,750	—
First 10% convertible note payable warrant (Notes 8)	August 2004	$11.44	—	—	—	136,519
Second 10% convertible note payable warrant (Notes 8, 10 and 24)	December 2005	$1.00	150,116	—	136,519	—
Financial services firm (Note 17)	October 2004	$2.500	125,000	—	—	—
Short-term note payable (Note 6)	August 2005	$2.500	25,000	—	—	—
Customers (Note 16)	June and December 2002	$8.77 to $9.19	220,162	—	220,162	11,667
DCI merger (Note 13)	January 2001 to June 2003	$6.61 to $10.16	10,453	—	21,523	113,856
Placement firm (Note 11)	March 2005	$38.44	5,834	—	5,834	—
VA Linux (Note 11)	October 2005	$1.00	50,000	—	50,000	—
5% preferred stock	May 2001	$16.33	—	—	—	100,000
10% preferred stock	December 2000	$15.00	—	—	—	35,000
Underwriter in IPO	May 2001	$8.10	—	—	1,530	102,361

Total			1,430,315	—	779,318	499,403

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2000, holders of warrants exercised their right to purchase 503,874 shares of our common stock in which we received net proceeds totaling $5,443,315, after deducting $93,707 in commissions, as summarized in the following table:

Warrant Exercised	Common Stock Warrant Exercised	Exercise Price Per Share	Share of Common Stock Issued	Proceeds To the Company
10% preferred stock warrants	35,000	$15.00	35,000	$525,000
IPO representative warrants	105,170	$8.10	102,361	736,047
Warrants issued in connection with the DCI merger	115,518	$6.61 to $10.16	113,856	966,558
Warrant issued in connection with 5% preferred stock	100,000	$16.33	100,000	1,633,000
Warrant issued to customer	11,667	$9.75 to $ 9.94	11,667	114,640
Warrant issued to 10% convertible note holder	136,519	$11.44	136,519	1,468,070

	503,874		499,403	$5,443,315

Included in the common stock issued in connection with the exercise of the IPO representative warrants and the warrants issued in connection with the DCI merger are 131,588 and 32,807 shares, respectively, issued to the holders as a result of utilizing the cashless exercise provision of the agreements for the exercise of 656,343 and 66,644 warrants, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(13)    STOCK BASED COMPENSATION EXPENSE

During 2001 and 2000, we issued common stock, common stock purchase warrants and options in transactions described below and recorded expense as set forth in the following table.

	Number of Shares or Warrants Issued	Expense	Deferred Compensation Expense
2001 Transactions
Stock options issued to consulting company(A)	40,000	$82,242	$—
Stock options issued to financial services company(B)	100,000	121,642	—
Common stock issued to financial services company(B)	10,000	28,750	—
Reset of series B preferred stock warrants (Notes 9 and 10)	—	87,941	—
Reset of Second 10% note payable warrant	—	31,932	—
Acceleration of stock option vesting date(C)	—	27,646	—
Vesting of Jabber common stock	—	261,090	—
Amortization of previous years deferred compensation	—	10,826	—

2001 Totals	150,000	$652,069	$—

2000 Transactions—
Issuance of common stock for financial services(D)	15,000	$246,891	$—
Grants of Jabber common stock(E)	912,500	276,337
Warrant issued to placement firm(F)	5,834	176,443	—
Option issued to advisory board member(G)	2,500	729	395
Reset of exercise price for series B warrants (Notes 9 and 10)	—	379,597	—
Reset of exercise price for second 10% note payable warrant (Notes 8 and 10)	—	110,302	—
Warrant issued to VA Linux(H)	50,000	30,000	—
Amortization of previous years deferred compensation	—	257,933	154,379

2000 Totals	985,834	$1,478,232	$154,774

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(A)  In March 2001, we issued a three-year option to purchase 40,000 shares of our common stock at an exercise price of $2.813 per share to a consulting company in connection with investor relation services to be rendered to Webb. The options vested on the grant date. We recorded non-cash compensation expense on the vesting date valued at $82,242 utilizing the Black-Scholes option pricing model using the following assumptions:

Fair market value of options
Exercise price	$2.813
Fair market value of common stock on valuation date	$2.813
Option life	3 years
Volatility rate	121%
Risk-free rate of return	6.0%
Dividend rate	0%

(B)  In April 2001, we entered into a six-month agreement with a consulting company to provide Webb with investor relation services. In connection with the agreement, the consulting company earned 2,500 restricted shares of our common stock at the end of each month commencing April 2001. During the term of the agreement, we issued 10,000 shares of our common stock and recorded compensation expense totaling $28,750. In addition, we also issued options to purchase 100,000 shares of our common stock at exercise prices ranging from $2.50 to $5.00 per share with a three-year exercise term. The options vest ratably over the term of the agreement and were fully vested at September 30, 2001. We recorded non-cash compensation expense based on the vesting terms valued at $121,642 applying variable plan accounting pursuant to SFAS 123 and related interpretation EITF-96-18 utilizing the Black-Scholes option pricing model. We used the following assumptions to calculate the value of the options:

	25,000 Options	25,000 Options	50,000 Options
Exercise price	$2.50	$3.00	$5.00
Fair market value of common stock on valuation date	$0.50 to $3.36	$0.50 to $3.36	$0.50 to $3.36
Option life	3 years	3 years	3 years
Volatility rate	127%	127%	127%
Risk-free rate of return	6.25%	6.25%	6.25%
Dividend rate	0%	0%	0%
Total value	$33,284	$31,996	$56,362

(C)  In June 2001, we accelerated the vesting date on the last date of employment for options to purchase 40,674 shares of our common stock for three employees who were terminated in June 2001. As a result, we recorded compensation expense totaling $27,646 during the three months ended June 30, 2001, which represents the intrinsic value of the accelerated options as follows:

Exercise prices	$1.875
Fair market value of common stock on acceleration date	$3.240
Intrinsic value per share	$1.365
Number of options	20,253

(D)  On March 16, 2000, we executed a two-month consulting agreement with a financial consulting firm to enhance our activities in corporate finance, mergers and acquisitions and investor relations. In connection with the agreement, we issued 15,000 restricted shares of our common stock for services rendered and recorded $246,891 of compensation expense on the date the services were provided as summarized in the following table:

Common shares issued	15,000
Date services provided or date of issuance	March to April, 2000
Fair market value on date services provided or on date of issuance	$9.625 to $41.50

(E)  During July and September 2000, we issued 912,500 shares of Jabber’s common stock to employees of Jabber, an officer of the Company and members of the Jabber advisory boards. The shares vest over periods ranging

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from grant date to two years. We recorded deferred compensation totaling $523,700 and compensation expense totaling $251,090 and $276,337 during the years ended December 31, 2001 and 2000, respectively, calculated based on the appraised value of the Jabber common stock.

(F)  In March 2000, we issued a five-year common stock purchase warrant to purchase 5,834 shares of our common stock at an exercise price of $38.44 per share to an employment agency in connection with a placement fee. The warrant vests one year from grant date. We valued the warrant at $176,443 utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price	$38.44
Fair market value of common stock on date of issuance	$38.44
Option life	5 years
Volatility rate	119%
Risk-free rate of return	6.06%
Dividend rate	0%

(G)  In April 2000, we granted an option to purchase 2,500 shares of our stock at $15.88 per share to an advisory board member. The option was cancelled in 2001. We applied variable plan accounting pursuant to SFAS 123 and related interpretation EITF 96-18 and valued the option at $1,124 utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price	$15.88
Fair market value of common stock on date of valuation	$1.688
Option life	7 years
Volatility rate	119%
Risk-free rate of return	6.06%
Dividend rate	0%

(H)  In October 2000, we became obligated to issue a five-year common stock purchase warrant for 50,000 shares of Jabber common stock at $1.00 per share to VA Linux for the integration of Jabber’s products with those of VA Linux. Based on the appraised value of the warrant, we recorded expense totaling $30,000 for the year ended December 31, 2000.

(14)    NET REVENUES

Net revenues from continuing operations consist of revenues earned by Jabber for fees from the licensing of its IM software products, fees for professional services for the integration and customization of its IM software and fees earned for support and maintenance services. During 2000, license revenues consist of a single software license fee from the sale of a source code license by Webb and fees earned by Jabber for professional services for the customization of Jabber’s IM software and the open-source IM software. Net revenues from continuing operations are comprised of the following:

	Year Ended December 31,
	2001	2000
Net revenues:
License	$679,756	$10,000
License from France Telecom, a related party	87,800	—

Total license revenue	767,556	10,000

Services	280,742	320,875
Services from France Telecom, a related party	31,039	—

Total service revenue	311,781	320,875

Total net revenues	$1,079,337	$330,875

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in net revenues for the year ended December 31, 2001, are $87,800 in license revenue and $31,039 in support and maintenance service revenue from France Telecom (collectively France Telecom and its subsidiaries or affiliates, “FT”), an investor in Jabber (See Note 7). In February 2001, FT entered into a software license agreement whereby FT licensed Jabber’s commercial server and JabberIM source code. Jabber recognized the license fee of $73,746 as revenue upon delivery of the products. In connection with the license agreements, FT entered into a one-year support and maintenance agreement for the commercial server software, valued at $33,998. Jabber recognized service revenue from the support and maintenance agreement over the term of the agreement, which totaled $27,200 through October 31, 2001. In October 2001, Jabber and FT entered into a software distribution license agreement and paid an incremental one-time license fee of $14,054. Simultaneously, FT entered into a one-year support and maintenance agreement, valued at $23,000. Jabber recognized service revenue from the support and maintenance agreement totaling $3,839 through December 31, 2001. With the consummation of the second license agreement, the February 2001 agreements were terminated. In February 2002, FT and Jabber entered into a fixed price professional services agreement valued at approximately $455,000. Jabber expects to recognize this revenue during 2002. All revenue through December 31, 2001 from FT has been collected in cash.

(15)    ACQUISITION

Effective January 7, 2000, we acquired the assets of Update, a developer and provider of e-communication Internet business solutions, by issuing 278,411 shares of Webb common stock. In addition, outstanding Update options to purchase common stock were exchanged for 49,704 options to purchase Webb common stock. The acquisition of the assets was recorded using the purchase method of accounting whereby the consideration paid of $10,060,417 was allocated based on the fair values of the assets acquired with the excess consideration over the fair market value of tangible assets totaling $10,014,485 recorded as intangible assets.

Total consideration for the merger was as follows:

Value of common stock issued	$8,630,741
Value of options issued	1,364,676	(a)
Acquisition expenses	65,000

Total purchase price	$10,060,417

The purchase price was allocated to the assets acquired based on their fair market values as follows:

Acquired property and equipment	$45,932
Developed technologies, goodwill and other intangibles	10,014,485

Total assets acquired	$10,060,417

The transaction with Update resulted in intangible assets totaling $10,014,485 and was comprised of the following:

Goodwill	$5,514,485
Developed technologies and workforce	4,500,000

Total intangible assets acquired	$10,014,485

At December 31, 2001, the carrying value of these intangible assets was zero (See Notes 16 and 17).

(a) 49,704 options issued, which were valued using the Black-Scholes option pricing model using the following assumptions:

Exercise prices	$4.33
Fair market value of common stock on measurement date	$29.50
Option lives	5 years
Volatility rate	104%
Risk-free rate of return	5.0%
Dividend rate	0%

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2000, we determined, per an analysis of the estimated undiscounted cash flows related to the purchased intangibles during their remaining useful life, that the net book value of the assets exceeded the estimated undiscounted net cash flows, and therefore, in accordance with our policy, such assets were considered to be impaired. Accordingly, we recorded an impairment loss in discontinued operations in accordance with SFAS 121, totaling $3,435,807, all of which was allocated to goodwill. The impairment charge was determined using estimated fair values, determined by the use of discounted estimated net cash flows. As of December 31, 2000, the remaining book value of the intangible assets totaled $3,240,516, which is reflected in discontinued operations. As a result of the termination of our AccelX business in October 2001, we recorded an additional impairment loss of $2,025,322 for the year ended December 31, 2001 (See Notes 16 and 17). At December 31, 2001, no intangible assets remain related to the Update acquisition.

(16)    IMPAIRMENT LOSS

In the third quarter of 2001, based upon primarily indications of value from the buyer of our AccelX business, we determined that the carrying amount of the intangible assets related to that business, primarily resulting from the Update acquisition, were impaired, and a loss was recorded totaling $2,025,322; $1,019,301 in the third quarter and $1,006,021 upon the license of the related software. These losses are included in the loss from discontinued operations. We computed the impairment losses as follows:

Sale price/license revenue	$1,500,000
Less:
Book value of tangible assets sold and liabilities assumed	(118,149)
Selling costs	(177,174)

Indicated fair value of intangible assets	1,204,677
Carrying value of intangible assets as of September 30, 2001	2,223,978

Impairment loss	1,019,301
Write-off of remaining intangible assets	1,006,021

Total impairment loss	$2,025,322

During 2000, we recorded an impairment loss in our AccelX and Jabber business segments totaling $6,866,700 and $1,302,204, respectively, from the impairment of assets we purchased in connection with our acquisitions of Update and Durand Communications, Inc. (“DCI”). The impairment loss in our AccelX business segment is reported in loss from discontinued operations (See Note 17). The impaired assets consisted of developed technology and goodwill as summarized in the following table:

	DCI	Update	Total
Developed technology	$3,261,751	$—	$3,261,751
Goodwill	1,471,346	3,435,807	4,907,153

Total impairment loss	$4,733,097	$3,435,807	$8,168,904

In connection with the DCI and Update acquisitions, we purchased technology that has been incorporated into our AccelX product offerings with respect to Update and our Jabber instant messaging technology with respect to DCI. Based on a review of the acquired technology in combination with our evolving business plan, we determined in the fourth quarter of 2000 that only a portion of such acquired technology was utilized in our products. Further, substantially less revenue had been recorded from products incorporating the acquired technology than was originally expected and our estimated revenues projected to be earned from the purchased technology was also less than previously believed. Because of these factors, which became apparent during the fourth quarter of 2000 in the context of an overall economic slowdown and its impact on our customers, coupled with substantial volatility in the capital and business environment and delays in purchasing decisions by most large aggregators of small businesses due in part to a reluctance to make significant investments in new Internet-related products and services, we determined that the carrying amount of the acquired intangibles should be assessed for impairment. As a result, we assessed impairment by comparing the estimated undiscounted net cash flows expected to be generated from our product offerings which used the purchased technologies to their remaining net book values of the assets. Our

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

analysis showed that such assets were in fact impaired. Accordingly, the impairment charge was recorded in 2000 based upon the difference between the carrying amount and the estimated fair value of the assets, determined using the net present value of the estimated future cash flows.

(17)    DISCONTINUED OPERATIONS

AccelX—

On October 16, 2001, we terminated our AccelX local commerce business. In connection with the termination of this business, we granted a perpetual license for software used in this business to Nextron for a license fee of $1 million. The terms of this perpetual license transferred substantially all of our rights and their related value for this technology. In addition, we sold assets used in this business to Nextron for an initial purchase price of $500,000. In the event that Nextron completes a qualifying financing transaction by June 30, 2002, Nextron will pay Webb an additional $350,000 for the assets. If the financing transaction is not completed by June 30, 2002, Webb will not receive any additional consideration for the assets.

Our decision to terminate the AccelX business was based on the following factors:

•	We were not able to raise the additional funds required to fund this business on terms acceptable to the Company;

•	Market conditions for the AccelX products and services remained depressed, contrary to our earlier expectations;

•	Funding the AccelX business under current market conditions would result in an unacceptable dilution in the value of the Company’s Jabber subsidiary to current shareholders; and

•	We needed to raise cash to satisfy outstanding obligations.

As a result of the termination of this business, we recorded an impairment loss of $2,025,322 for the year ended December 31, 2001, related to intangible assets we acquired from Update in January 2000 (See Note 16).

We recognized a nominal gain from the sale of the tangible and intangible assets of $6,021 after deducting selling expenses of $177,174 as summarized below:

Sale price	$500,000

Fair value of tangible assets sold	225,262
Fair value of intangible assets sold	198,656
Assumed liabilities and deferred revenue	(107,113)
Selling costs	177,174

Total fair value of assets sold and selling expenses	493,979

Gain on sale of tangible and intangible assets	$6,021

The receipt of any additional proceeds as indicated above will be recorded as a gain.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The selling costs consist of fees to a financial advisory firm for which we issued a non-interest bearing note payable totaling $106,240, which was repaid in February 2002, and a three-year warrant to purchase 125,000 shares of our common stock at an exercise price of $2.50 per share. Webb can purchase the warrant at any time for $5.00 per share. We valued the warrant at $70,934 using the Black-Scholes option pricing model utilizing the following assumptions:

Exercise price	$2.50
Fair market value of common stock on valuation date	$0.93
Option life	3 years
Volatility rate	127%
Risk-free rate of return	7.0%
Dividend rate	0%

We recognized a loss of $6,021 from the sale of the perpetual software license after we recorded an impairment loss for the intangible assets we acquired from Update as summarized below:

Perpetual software license fee	$1,000,000
Impairment loss	1,006,021

Loss	$(6,021)

E-Banking—

On September 12, 2000, our e-banking segment was sold to a privately held company for consideration valued at $487,873, which was approximately the same as the net book value of the net assets of this segment. We received $39,700 in cash and 181,176 shares of the purchaser’s common stock recorded at an estimated value of approximately $2.47 per share. We estimated the fair value of the stock based on our assessment of the buyers business prospects and the value of the assets we sold to them. At the time of the sale, which closed in September 2000, the purchaser had in place temporary financing and was in the process of raising permanent financing. We believed, as did the purchaser, that due to an investment earlier in the year by a venture capital firm, that additional funding would occur which would support our estimated value. During the interim from September 2000, through December 31, 2000, the values for technology companies overall, and values for internet-based companies specifically, fell substantially. As a result, at December 31, 2000 we determined that the value of this stock was likely permanently impaired, and we began the process of determining what value, if any, should be carried at in our December 31, 2000, balance sheet. In January 2001, the purchaser informed us that they were unable to close on the commitment for additional funding, and in February 2001, the purchaser ceased operations. These post year-end events confirmed our belief at December 31, 2000, that these securities were permanently impaired, and we determined that they should be completely written off.

The sales of these segments are reflected as a sale of discontinued operations in the accompanying condensed consolidated financial statements. Accordingly, the assets, liabilities; and revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Condensed Consolidated Balance Sheets and Condensed Consolidated Statement of Operations and have been reported as “Long-term assets of discontinued operations,” “Current liabilities from discontinued operations, net” and “Loss from discontinued operations” for all periods presented.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assets and liabilities of the AccelX discontinued operations consists of the following:

	December 31,
	2001	2000
Long-term assets of discontinued operations:
Property and equipment, net	$—	$1,180,717
Intangible assets and goodwill, net	—	3,727,615

Total long-term assets of discontinued operations	$—	$4,908,332

Current liabilities of discontinued operations, net:
Current assets of discontinued operations:
Cash	$3,167	$29,656
Accounts receivable, net	29,014	317,370
Prepaid expenses and other current assets	7,353	244,632

Total current assets of discontinued operations	39,534	591,658

Accounts payable and accrued liabilities	325,149	331,491
Accrued salaries and payroll taxes payable	21,231	296,248
Customer deposits and deferred revenue	—	174,522

Total current liabilities of discontinued operations	346,380	802,261

Current liabilities of discontinued operations, net	$306,846	$210,603

Summarized financial information for the discontinued operations are as follows:

	Year Ended December 31,
	2001	2000
AccelX Business Segment: (2001 amounts include activity through October 16, 2001, only)
Net revenues	$2,824,331	$3,683,519

Costs and expenses:
Cost of revenues	2,847,119	3,015,779
Sales and marketing expenses	951,756	2,570,701
Product development expenses	2,075,794	3,960,382
General and administrative expenses	474,462	930,101
Depreciation and amortization	1,729,710	7,097,223
Impairment loss	2,025,322	6,866,700

Total costs and expenses	10,104,163	24,440,886

Operating loss	(7,279,832)	(20,757,367)
Other income and expenses:
Loss on foreign currency transactions	(18,837)	(130,357)
Other income	8,936	—

Loss from AccelX discontinued operations	$(7,289,733)	$(20,887,724)

E-banking Business Segment: (2000 amounts include activity through September 12, 2000 only)
Net revenues	$—	$497,821
Costs and expenses:	—	(701,193)

Net loss from e-banking discontinued operations	$—	$(203,372)

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(18)    MAJOR CUSTOMERS

Jabber has derived a substantial portion of its revenues from a limited number of customers. The following table summarizes revenues from customers in excess of 10% of net revenues from continuing operations for the years ended December 31, 2001 and 2000:

	Year Ended December 31,
	2001	2000
Customer A	$360,125	$146,270
Customer B	$255,146	$—
Customer C (Note 20)	$118,839	$—
Customer D	$—	$80,300
Customer E	$—	$38,650
Customer F	$—	$36,250

Jabber’s accounts receivable balances from customers in excess of 10% of the accounts receivable balance as of December 31, 2001 and 2000, are as follows:

	December 31,
	2001	2000
Customer A	$20,833	$145,362
Customer B	$309,320	$—

(19)    INCOME TAXES

The provision (benefit) for income taxes includes the following:

	Year Ended December 31,
	2001	2000
Current:
Federal	$—	$—
State	—	—

Total current provision	—	—

Deferred:
Federal	(4,319,995)	(6,796,927)
State	(419,295)	(659,702)
Valuation allowance	4,739,290	7,456,629

Total deferred provision (benefit)	—	—

Total provision	$—	$—

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The statutory federal income tax rate was 34% for the years ended December 31, 2001 and 2000. Differences between the income tax expense reported in the statements of operations and the amount reported by applying the statutory federal income tax rate to loss applicable to common shareholders before income taxes are as follows:

	Year Ended December 31,
	2001	2000
Benefit at statutory rate from continuing operations	$(5,863,213)	$(9,439,274)
Increase (decrease) due to:
State income taxes	(809,439)	(1,604,184)
Nondeductible expenses	4,409,826	10,675,510
Valuation allowance	4,739,290	7,538,921
Operating losses of discontinued operations retained by Webb	(2,476,462)	(7,170,973)

Income tax provision	$—	$—

Components of net deferred assets (liabilities) as of December 31, 2001 and 2000, are as follows:

	Year Ended December 31,
	2001	2000
Current:
Accrued liabilities and other reserves	$266,726	$409,837
Deferred revenue	71,837	65,097
Non-current:
Depreciation	36,708	29,247
Net operating losses	23,931,872	19,063,673

Total net deferred tax assets	24,307,144	19,567,854
Valuation allowance	(24,307,144)	(19,567,854)

Net deferred tax assets	$—	$—

For income tax purposes, we have approximately $64,160,000 of net operating loss carryforwards that expire at various dates through 2020. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership. Realization of net operating loss carryforwards is dependent on generating sufficient taxable income prior to the expiration dates.

During 2001 and 2000, we increased our valuation allowance by $4,739,290 and $7,538,921, respectively, due mainly to uncertainty relating to the realizability of the 2001 and 2000 net operating loss carryforwards. The amount of the deferred tax assets considered realizable could be adjusted in the near term if future taxable income materializes.

(20)    RELATED PARTY TRANSACTIONS

Revenue

FT is an investor in Jabber (See Note 7) and also a customer of Jabber. During the year ended December 31, 2001, Jabber recorded $118,839 in revenue from FT (See Note 14). All revenue through December 31, 2001 from FT has been collected in cash.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal Services

Webb’s vice-president of administration and corporate counsel, who began his employment with the Company in 1999, is also a partner in the law firm we retain for our legal services. We incurred $195,374 and $90,929 in legal fees to the law firm during the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, our accounts payable balances included $88,857 and $10,000, respectively, payable to the law firm.

(21)    COMMITMENTS AND CONTINGENCIES

Minimum future annual lease payments as of December 31, 2001 are as follows:

2002	$517,139
2003	459,974
2004	70,000

$1,047,113

The total operating lease expense for the years ended December 31, 2001 and 2000, was $754,713, from continuing operations and $172,831 from discontinued operations, and $740,063, from continuing operations and $265,463 from discontinued operations, respectively.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(22)    PARENT ONLY FINANCIAL INFORMATION

The stock purchase agreement under which FTTI (See Note 7) made an investment in Jabber requires that those investment proceeds be used only by Jabber and that they may not be used to fund any of our other business activities, including corporate activities. As a result, we believe that financial information for Webb on a stand-alone basis could be beneficial to an investor’s understanding of Webb.

CONDENSED CONSOLIDATING BALANCE SHEETS
As of December 31, 2001

	Webb	Jabber	Eliminations		Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$21,563	$897,635	$—		$919,198
Accounts receivable, net	—	414,991	—		414,991
Prepaid expenses	14,917	18,460	—		33,377
Notes receivable and accrued interest from Company officers	160,822	—	—		160,822
Intercompany receivable	32,728	—	(32,728	)(A)	—
Short-term deposits and other current assets	53,042	15,820	—		68,862

Total current assets	283,072	1,346,906	(32,728)		1,597,250
Investment in subsidiary	(3,279,828)	—	3,279,828	(B)	—
Property and equipment, net	1,287,486	253,559	—		1,541,045
Intangible assets, net	—	727,301	—		727,301
Deferred financing assets	233,451	—	—		233,451

Total assets	$(1,475,819)	$2,327,766	$3,247,100		$4,099,047

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
10% convertible note payable, net	$1,847,416	$—	$—		$1,847,416
Short-term notes payable, net	175,000	—	—		175,000
Convertible note payable and accrued interest payable	—	104,607	—		104,607
Capital leases payable	63,930	—	—		63,930
Accounts payable and accrued liabilities	629,502	112,421	—		741,923
Accrued salaries and payroll taxes payable	78,823	265,493	—		344,316
Accrued interest payable	58,964	—	—		58,964
Intercompany payable	—	32,728	(32,728	)(A)	—
Customer deposits and deferred revenue	—	192,592	—		192,592
Current liabilities of discontinued operations, net	306,846	—	—		306,846

Total current liabilities	3,160,481	707,841	(32,728)		3,835,594
Commitments and contingencies
Minority interest in subsidiary	—	—	5,674,496	(C)	5,674,496
Stockholders’ equity (deficit)
Series C-1 convertible preferred stock	2,450,000	—	—		2,450,000
Series A convertible preferred stock		4,400,000	(4,400,000	)(C)	—
Series B convertible preferred stock		8,290,316	(8,290,316	)(C)	—
Series C convertible preferred stock		5,037,411	(5,037,411	)(C)	—
Common stock	93,155,341	564,627	(564,627	)(C)	93,155,341
Warrants and options	14,980,930	30,000	—		15,010,930
Deferred compensation	—	(37,200)	37,200	(D)	—
Accumulated other comprehensive losses	(5,049)	—	—		(5,049)
Accumulated deficit	(115,217,522)	(16,665,229)	15,860,486	(E)	(116,022,265)

Total stockholders’ equity (deficit)	(4,636,300)	1,619,925	(2,394,668)		(5,411,043)

Total liabilities and stockholders’ equity (deficit)	$(1,475,819)	$2,327,766	$3,247,100		$4,099,047

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Webb	Jabber	Eliminations		Consolidated
Net revenues	$—	$1,079,337	$—		$1,079,337
Cost of revenues	—	691,211	—		691,211

Gross margin	—	388,126	—		388,126

Operating expenses:
Sales and marketing expenses	—	917,361	—		917,361
Product development expenses	—	2,719,204	—		2,719,204
General and administrative expenses	3,696,624	2,206,438	—		5,903,062
Depreciation and amortization	389,891	1,657,237	—		2,047,128

	4,086,515	7,500,240	—		11,586,755

Loss from operations	(4,086,515)	(7,112,114)	—		(11,198,629)
Interest income	93,338	25,141	—		118,479
Dividend income	418,455	—	(418,455	)(I)	—
Loss from subsidiary	(7,372,759)	—	7,372,759	(F)	—
Loss on disposal of property and equipment	(7,256)	(54,527)	—		(61,783)
Gain on sale of Jabber securities	775,000	—	(775,000	)(H)	—
Other income (loss)	24,368	694	—		25,062
Interest expense	(3,266,220)	(45,834)	—		(3,312,054)

Loss from continuing operations	(13,421,589)	(7,186,640)	6,179,304		(14,428,925)
Loss from discontinued operations	(7,283,712)	—	—		(7,283,712)

Net loss before minority interest	(20,705,301)	(7,186,640)	6,179,304		(21,712,637)
Minority interest in losses of subsidiary	—	—	389,509	(G)	389,509

Net loss	(20,705,301)	(7,186,640)	6,568,813		(21,323,128)
Preferred stock dividends	—	(575,628)	418,713	(I)	(156,915)
Accretion of preferred stock to redemption value	(3,048,414)	—	—		(3,048,414)

Net loss applicable to common stockholders	$(23,753,715)	$(7,762,268)	$6,987,526		$(24,528,457)

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENTS OF CASH FLOWS
Year Ended December 31, 2001

	Webb	Jabber	Eliminations		Consolidated
Cash flows from operating activities:
Net loss	$(20,705,301)	$(7,186,640)	$6,568,813		$(21,323,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,034,283	110,486	—		1,144,769
Amortization expense	1,503,639	1,546,749	—		3,050,388
Impairment loss	2,025,322	—	—		2,025,322
Forfeiture of lease collateral	475,000	—	—		475,000
Gain on sale of Jabber securities	(775,000)	—	775,000	(H)	—
Dividend income received in preferred stock	(418,455)	—	418,455	(I)	—
Loss in subsidiary	7,372,759	—	(7,372,759	)(F)	—
Minority interest in losses of subsidiary	—	—	(389,509	)(G)	(389,509)
Stock and stock options issued for services	390,979	261,090	—		652,069
Loss on sale and disposal of property and equipment	28,483	54,527	—		83,010
Bad debt expense	27,155	26,705	—		53,860
Accrued interest payable on convertible note payable	—	45,607	—		45,607
Interest expense on 10% convertible note from beneficial conversion feature	2,394,234	—	—		2,394,234
Notes payable issued for interest on 10% convertible note payable	9,900	—	—		9,900
Amortization of 10% convertible note payable discount	151,058	—	—		151,058
Amortization of short-term notes payable discount	21,000	—	—		21,000
Amortization of 10% convertible note payable financing costs	417,875	—	—		417,875
Amortization of short-term notes payable financing costs	15,738	—	—		15,738
Changes in operating assets and liabilities:
Decrease in restricted cash	50,000	—	—		50,000
(Increase) decrease in accounts receivable	277,021	(305,247)	—		(28,226)
(Increase) decrease in prepaid expenses	266,482	(5,555)	—		260,927
Decrease in short-term deposits and other assets	353,349	—	—		353,349
Decrease in accounts payable and accrued liabilities	(74,946)	(251,956)	—		(326,902)
Decrease increase in accrued salaries and payroll taxes payable	(764,290)	(55,892)	—		(820,182)
Decrease in accrued interest payable	(4,050)	—	—		(4,050)
(Decrease) increase in customer deposits and deferred revenue	(114,524)	192,592	—		78,068

Net cash used in operating activities	(6,042,289)	(5,567,534)	—		(11,609,823)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	556,275	3,200	—		559,475
Cash advances to subsidiary or parent	(2,358,638)	—	2,358,638	(A)	—
Purchase of property and equipment	(71,449)	(157,999)	—		(229,448)
Collection of notes receivable from Company officers	37,622	—	—		37,622

Net cash used in investing activities	(1,836,190)	(154,799)	2,358,638		367,649

Cash flows from financing activities:
Payments on capital leases	(163,946)	—	—		(163,946)
Payment of short-term notes payable	(340,000)	—	—		(340,000)
Cash investment from Webb	—	2,358,638	(2,358,638	)(A)	—
Proceeds from exercise of stock options and warrants	24,219	—	—		24,219
Proceeds from short-term notes payable	340,000	—	—		340,000
Proceeds from issuance of convertible note payable	—	2,500,000	—		2,500,000
Proceeds from sale of Jabber securities	775,000	1,750,000	—		2,525,000
Proceeds from issuance of series C-1 preferred stock and warrant	2,500,000	—	—		2,500,000
Short-term notes payable financing costs	(21,000)	—	—		(21,000)
Preferred stock cash offering costs	(50,000)	—	—		(50,000)

Net cash provided by financing activities	3,064,273	6,608,638	(2,358,638)		7,314,273

Net (decrease) increase in cash and cash equivalents	(4,814,206)	886,305	—		(3,927,901)
Effect of foreign currency exchange rate changes on cash	(6,420)	—	—		(6,420)
Cash and cash equivalents, beginning of year	4,845,356	11,330	—		4,856,686
Cash in discontinued operations	(3,167)	—	—		(3,167)

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and cash equivalents, end of year	$21,563	$897,635	$—	$919,198

Eliminating Entries:

(A)	Eliminate intercompany receivable and payable and cash invested by Webb in Jabber
(B)	Eliminate Webb’s investment in Jabber
(C)	Eliminate Jabber issued securities and preferred stock dividends and record minority interest for preferred stock
(D)	Eliminate Jabber deferred compensation for unvested common stock granted to employees and third parties
(E)	Eliminate Webb’s share of Jabber’s accumulated deficit and record the sale of Webb owned Jabber securities as minority interest
(F)	Eliminate Webb’s share of Jabber’s losses
(G)	Record minority shareholders’ share of Jabber’s net assets calculated as the value of the previously restricted common stock which vested during the year ended December 31, 2001
(H)	Eliminate gain from the sale of Jabber securities owned by Webb and reflect value of securities as minority interest
(I)	Eliminate preferred stock dividends on preferred stock owned by Webb

(23)    BUSINESS SEGMENT INFORMATION

We have two reportable business segments: Jabber and Webb. Jabber is a commercial developer of real-time communications software and IM solutions and is building upon the growing demand and adoption of the Jabber.org open-source project by offering proprietary, scalable extensible IM solutions for carriers, service providers; for OEM and ISV partners, and for large enterprises. Webb consists of corporate activities such as accounting, administration, public reporting and financing activities.

	December 31,
	2001	2000
Assets
Webb	$(1,475,819)	$9,522,256
Jabber	2,327,766	2,714,329
Net long-term assets of discontinued operations	—	4,908,332
Eliminations	3,247,100	(1,315,838)

Total assets	$4,099,047	$15,829,079

Property and equipment, net
Webb	$1,287,486	$1,385,642
Jabber	253,559	263,773

Total	$1,541,045	$1,649,415

	Years Ended December 31,
	2001	2000
Net revenues from continuing operations
Webb	$—	$10,000
Jabber	1,079,337	320,875

Total net revenues from continuing operations	$1,079,337	$330,875

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Net loss from continuing operations
Webb	$(13,421,589)	$(16,177,905)
Jabber	(7,186,640)	(8,424,500)
Eliminations	6,179,304	8,596,623

Total net loss from continuing operations	$(14,428,925)	$(16,005,782)

Depreciation and amortization
Webb	$389,891	$375,030
Jabber	1,657,237	1,682,870

Total depreciation and amortization expense	$2,047,128	$2,057,900

Property and equipment additions
Webb	$15,653	$1,159,320
Jabber	157,999	299,155
Discontinued operations	55,796	679,895

Total	$229,448	$2,138,370

(24)    SUBSEQUENT EVENTS

Investment by Jona, Inc.-

On January 17, 2002, we sold 1,100,000 units of our securities to Jona for $1,100,000 (the “January 2002 Jona transaction”). Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock at an exercise price of $1.00 per share. The warrants may be exercised at any time by the holder from the date of issuance for a period of 5 years. On March 11, 2002, Webb’s shareholders approved the sale to Jona of an additional 3,900,000 units for $3,900,000, which was purchased by Jona on March 12, 2002.

On January 17, 2002, in connection with the January 2002, Jona transaction, we also granted Jona an option to purchase 2,500,000 units for $2,500,000 on or before August 31, 2002. The issuance of this option was approved by Webb’s shareholders on March 11, 2002. On March 28, 2002, Jona exercised this option and purchased 2,500,000 units for which we received $2,500,000 in proceeds (the “March 2002 Jona transaction”). In consideration for Jona’s exercising the option more than five months before the option expired and prior to the conclusion of the first quarter of the current fiscal year, we granted Jona an additional warrant representing the right to acquire 2,500,000 shares of our common stock at $1.00 per share. The value of this warrant, totaling $1,769,369, was recorded as an offering costs of the March 2002 Jona transaction.

We valued the warrants using the Black-Scholes option pricing model and allocated the relative fair value to the common stock and the warrants as follows:

	2002 Closings
Security	January 17	March 12	March 28
Common stock	$590,108	$2,115,043	$1,355,797
Warrant to purchase common stock	509,892	1,784,957	1,144,203

Total	$1,100,000	$3,900,000	$2,500,000

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We used the following assumptions to value the warrants:

	2002 Closings
	January 17	March 12	March 12	March 28
	Unit Warrant	Unit Warrant	Unit Warrant	Warrant Offering Costs
Number of Warrants	1,100,000	3,900,000	2,500,000	2,500,000
Exercise price	$1.00	$1.00	$1.00	$1.00
Fair market value of common stock on date of issuance	$0.97	$0.74	$0.74	$0.83
Option life	5 years	5 years	5 years	5 years
Volatility rate	127%	127%	127%	127%
Risk-free rate of return	6%	6%	6%	6%
Dividend rate	0%	0%	0%	0%
Calculated value	$921,959	$2,724,050	$1,561,278	$1,769,369

In connection with the January 2002 and March 2000 Jona transactions, we issued two a five-year warrants to purchase 450,000 and 125,000 shares, respectively, of our common stock to a financial advisor for payment of fees associated with the transactions. We recorded the value of the warrants, totaling $377,165 and $88,468, respectively, as offering costs for the January 2002 and March 2002 Jona transactions, respectively. The warrants were valued using the Black-Scholes option pricing model utilizing the following assumptions:

	January 17, 2002	March 28, 2002
Exercise price	$1.00	$1.00
Fair market value of common stock on date of issuance	$0.97	$0.83
Option life	5 years	5 years
Volatility rate	127%	127%
Risk-free rate of return	6%	6%
Dividend rate	0%	0%
Calculated value	$377,165	$88,468

The warrants issued in connection with the units as well as the warrant issued to the financial advisor provide for anti-dilution provisions in the event we issue common stock at prices less than the current conversion or exercise price for the securities or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the exercise price is reduced, we may be required to record additional charges against income and such charges may be significant.

At the time Jona agreed to purchase the units, it loaned us $900,000 at an interest rate of 10% per year. On January 8, 2002, Jona had also loaned us $300,000 at an interest rate of 10%. On March 12, 2002, we repaid the $1.2 million of principal and accrued interest totaling $18,164. We also issued Jona a three-year warrant to purchase 60,000 shares of our common stock at an initial exercise price of $2.50 per share as part of the $300,000 loan. The exercise price was reduced to $1.00 in connection with the January 2002 Jona transaction, for which we recorded a non-cash expense totaling $14,365 in the first quarter of 2002. The value of the warrant, totaling $29,976, was recorded as a discount to the $300,000 note and amortized to interest expense during the first quarter of 2002.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

	Initial Valuation	January 17, 2002 Valuation
Exercise price	$2.50	$1.00
Fair market value of common stock on date of issuance or revaluation	$0.82	$0.97
Option life	3 years	3 years
Volatility rate	131%	127%
Risk-free rate of return	6%	6%
Dividend rate	0%	0%
Warrant value	$29,976	$44,341
Expense recorded	N/A	$14,365

In connection with the January 2002 Jona transaction, and in accordance with the original terms of the securities, the conversion prices for our 10% convertible note payable and series C-1 preferred stock as well as the exercise prices for the second 10% note payable warrant, the series B preferred stock warrant, and the series C-1 preferred stock warrant were all reset to $1.00 per share (See Note 10 for the calculations of the resets). As a result, we recorded non-cash expenses in the first quarter of 2002 as follows:

Security Reset	Non-Cash Expense Recorded
10% note payable (additional interest expense due to anti-dilution protection on conversion feature)	$1,124,536
Series C-1 preferred stock (additional deemed preferred stock dividend)	479,442
Second 10% note payable warrant	74,086
Series C-1 preferred stock warrant	148,259

Total	$1,826,323

Exchange of Securities by Castle Creek —

At the same time we agreed to sell the units to Jona, Castle Creek Technology Partners LLC (“Castle Creek”) agreed to exchange up to 2,500 shares of series C-1 preferred stock and $1,212,192 of principal of our 10% note payable for up to 4,484 of our series D junior convertible preferred stock (the “series D preferred stock”) and a warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share. As part of the agreement, we reduced the exercise price of existing warrants to purchase 650,116 shares of our common stock held by Castle Creek. The exercise price for these warrants is now $1.00. We recorded non-cash expense for the reset of these warrants in the first quarter of 2002 totaling $222,345 (See Note 10). The 4,484 shares of series D preferred stock are convertible into 4,484,000 shares of our common stock. If we had not reached the agreement to exchange the series C-1 convertible preferred stock and the 10% convertible promissory notes, these securities would have been convertible into 3,712,192 shares of our common stock and Castle Creek would have been entitled to an additional warrant for 2,500,000 shares at an exercise price of $1.00 per share.

On January 31 and February 21, 2002, Castle Creek exchanged 1,500 and 550 shares, respectively, of series C-1 preferred stock for 1,500 and 550 shares, respectively, of our series D preferred stock.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 12, 2002, we repaid $720,000 of principal of the 10% convertible note and accrued interest of $37,585. On March 13, 2002, we exchanged the remaining principal balance of $1,212,192 for 1,984 shares of our series D preferred stock. As a result of this exchange, in the first quarter of 2002 we recorded a non-cash preferred stock dividend for the beneficial conversion feature totaling $625,164 computed as follows:

Balance of 10% note payable exchanged for series D preferred stock	$1,212,192

Number of common shares 10% note payable would have converted into immediately prior to exchange	1,212,192
Number of common shares convertible into series D preferred stock immediately after exchange	1,984,000

Increase in number of common shares	771,808
Fair market value of common stock on March 13, 2002	$0.81
Beneficial conversion feature recorded as preferred stock dividend	$625,164

On January 17, 2002, we issued Castle Creek a five-year warrant to purchase 750,000 shares of our common stock as part of the exchange of our series C-1 convertible preferred stock owned by Castle Creek for our series D junior preferred convertible stock. The exercise price for the warrant is currently $1.00 per share. The exercise price for the warrant is also subject to anti-dilution protection if we issue our common stock at prices less than the exercise price for the warrant and for stock splits, stock dividends and other similar transactions. If the warrant price is reset, we may record additional charges to income. The warrant is subject to early expiration for one-third of the shares if our common stock trades at $2.00 or more for five consecutive days and for an additional one-third of the shares if our common stock trades at $3.00 or more for five consecutive days.

We recorded a non-cash charge for the value of the warrant totaling $537,770 in the first quarter of 2002. We valued the warrant using the Black-Scholes option pricing model utilizing the following assumptions:

Exercise price	$1.00
Fair market value of common stock on date of issuance	$0.84
Option life	5 years
Volatility rate	127%
Risk-free rate of return	6%
Dividend rate	0%

Series D Junior Convertible Preferred Stock-

As a result of the transactions described above, at March 13, 2002, we issued 4,034 shares of series D preferred stock and 3,784 shares were outstanding at March 25, 2002. The series D preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The series D preferred stock is convertible into common stock unless the conversion would result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $1.00 per share. The conversion price is also subject to anti-dilution protection if we issue our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

The series D preferred stock has Liquidation Preferences. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

On March 15, 2002, the holder of our series D preferred stock converted 250 shares into 250,000 shares of our common stock at a conversion price of $1.00 per share.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Conversion of Series C-1 Preferred Stock-

During January and February 2002, the holder of our series C-1 preferred stock converted 450 shares into 450,000 shares of our common stock at conversion prices per share of $1.00 as follows:

	Number of Shares
Conversion Date	Series C-1 Preferred Stock	Common Stock
January 22, 2002	175	175,000
January 28, 2002	175	175,000
February 2, 2002	100	100,000

Total	450	450,000

Reset of Exercise Price for Series B Preferred Stock Warrant-

The exercise price for the series B preferred stock warrants is subject to being reset based upon future market prices for our common stock every 90 days until January 20, 2003. If the current exercise price is higher than the current market price (the lower of the average closing bid prices for the 10-day period ending on such date or the closing bid price on such date), the exercise price will be reset to the market price. The exercise price was reset to $0.71 per share on February 7, 2002. As a result, we recorded a non-cash expense totaling $2,338 in the first quarter of 2002 (See Note 10 for the calculation of the reset).

WEBB INTERACTIVE SERVICES, INC.

SCHEDULE II

VALUATION ACCOUNTS—ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year	Beginning Balance	Expenses	Deductions	Ending Balance
2000	$0	$6,000	$0	$6,000
2001	$6,000	$26,705	$5,700	$27,005

WEBB INTERACTIVE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$5,384,124	$919,198
Accounts receivable, net of allowance for doubtful accounts of $27,005	902,909	414,991
Prepaid expenses	179,959	33,377
Note receivable from Company officer	157,486	160,822
Short-term deposits and other current assets	30,868	68,862

Total current assets	6,655,346	1,597,250
Property and equipment, net of accumulated depreciation of $930,163 and $924,856, respectively	1,403,039	1,541,045
Intangible assets, net of accumulated amortization of $2,751,886 and $2,370,495, respectively	345,910	727,301
Deferred financing assets	—	233,451

Total assets	$8,404,295	$4,099,047

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Convertible note and accrued interest payable	$106,793	$104,607
Accounts payable and accrued liabilities	616,244	741,923
Accrued salaries and payroll taxes payable	818,827	344,316
10% convertible note payable, net of discount of $84,776	—	1,847,416
Capital leases payable	—	63,930
Short-term note payable	—	175,000
Accrued interest payable	—	58,964
Deferred revenue and customer deposits	274,018	192,592
Net current liabilities of discontinued operations	17,980	306,846

Total current liabilities	1,833,862	3,835,594

Commitments and contingencies
Minority interest in subsidiary	5,690,793	5,674,496
Stockholders’ equity (deficit):
Preferred stock, no par value, 5,000,000 shares authorized:
Series D junior convertible preferred stock, 3,784 and none shares issued and outstanding, respectively	2,842,497	—
Series C-1 convertible preferred stock, none and 2,500 shares issued and outstanding, respectively	—	2,450,000
Common stock, no par value, 60,000,000 shares authorized, 19,531,522 and 11,331,522 shares issued and outstanding, respectively	97,657,101	93,155,341
Warrants and options	20,859,415	15,010,930
Accumulated other comprehensive loss	(5,323)	(5,049)
Accumulated deficit	(120,474,050)	(116,022,265)

Total stockholders’ equity (deficit)	879,640	(5,411,043)

Total liabilities and stockholders’ equity (deficit)	$8,404,295	$4,099,047

The accompanying notes to condensed consolidated financial statements are an integral part of these condensed consolidated balance sheets.

WEBB INTERACTIVE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Net revenues	$861,053	$99,825
Cost of revenues	110,944	233,993

Gross margin	750,109	(134,168)

Operating expenses:
Sales and marketing	356,383	212,101
Product development	652,868	654,979
General and administrative	1,495,387	1,543,302
Depreciation and amortization	546,069	544,776

	3,050,707	2,955,158

Loss from operations	(2,300,598)	(3,089,326)
Interest income	13,817	113,640
Interest expense	(1,153,724)	(2,645,479)
Loss on extinguishment of 10% note payable	(625,164)	—
Other income	4,038	—
Gain (loss) on disposition of property and equipment	1,722	(12,416)

Net loss from continuing operations	(4,059,909)	(5,633,581)
Loss from discontinued operations	—	(2,452,650)

Net loss before minority interest	(4,059,909)	(8,086,231)
Minority interest in losses of subsidiary	110,178	113,365

Net loss before extraordinary income	(3,949,731)	(7,972,866)
Extraordinary income	224,811	—

Net loss	(3,724,920)	(7,972,866)
Preferred stock dividends on Jabber preferred stock	(96,776)	—
Accretion of preferred stock to stated value and other deemed dividends	(630,089)	(2,856,627)

Net loss applicable to common stockholders	$(4,451,785)	$(10,829,493)

Net loss applicable to common stockholders from continuing operations per share, basic and diluted	$(0.33)	$(0.81)

Net loss applicable to common stockholders from discontinued operations per share, basic and diluted	—	$(0.24)

Net loss applicable to common stockholders per share, basic and diluted	$(0.33)	$(1.05)

Weighted average shares outstanding, basic and diluted	13,570,966	10,354,473

The accompanying notes to condensed consolidated financial statements are an integral part of these condensed consolidated statements.

WEBB INTERACTIVE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2002	2001
Cash flows from operating activities:
Net loss	$(3,724,920)	$(7,972,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	164,678	323,182
Amortization expense	381,391	855,145
Loss from extinguishment of 10% note payable	625,164	—
Extraordinary income from creditor concessions	(224,811)	—
Minority interest in losses of subsidiary	(110,178)	(113,365)
Stock and stock options issued for services	27,436	168,842
Gain (loss) on sale and disposal of property and equipment	(1,722)	12,416
Bad debt expense	—	14,030
Accrued interest payable on convertible note payable	2,186	—
Accrued interest income on note receivable	—	(3,548)
Interest expense on 10% note payable from beneficial conversion feature	255,060	2,394,234
Interest expense for warrant issued for exchange of 10% note payable	537,770	—
Interest expense for reset of second 10% note payable warrant	74,086	—
Interest expense for reset of warrant issued with Jona short-term note payable	14,364	—
Amortization of 10% convertible note payable discount	49,144	44,440
Amortization of short-term note payable discount	29,976	—
Amortization of 10% convertible note payable financing assets	135,388	121,765
Changes in operating assets and liabilities:
Increase in accounts receivable	(458,904)	(738,889)
Increase in prepaid expenses	(139,229)	(356,628)
Decrease in short-term deposits and other assets	36,050	339,858
Decrease in accounts payable and accrued liabilities	(279,757)	(657,746)
Increase (decrease) in accrued salaries and payroll taxes payable	453,280	(194,838)
Decrease (increase) in accrued interest payable	(48,632)	6,465
Increase in customer deposits and deferred revenue	81,426	120,788

Net cash used in operating activities	(2,120,754)	(5,636,715)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	1,722	8,500
Purchase of property and equipment	(26,672)	(31,878)
Collection of notes receivable from Company officers	3,336	30,000

Net cash (used in) provided by investing activities	(21,614)	6,622

Cash flows from financing activities:
Payments on capital leases	(35,599)	(110,561)
Payment of short-term notes payable	(1,340,000)	—
Payment on 10% note payable	(720,000)	—
Proceeds from issuance of short-term notes payable	1,200,000	—
Proceeds from issuance of common stock and warrants	7,500,000	—
Proceeds from issuance of series C-1 preferred stock and warrants	—	2,500,000
Preferred stock and warrant offering costs	—	(50,000)

Net cash provided by financing activities	6,604,401	2,339,439

Net increase (decrease) in cash and cash equivalents	4,462,033	(3,290,654)
Effect of foreign currency exchange rate changes on cash	(274)	218
Cash and cash equivalents, beginning of period	922,365	4,856,686

Cash and cash equivalents, end of period	$5,384,124	$1,566,250

The accompanying notes to condensed consolidated financial statements are an integral part of these condensed consolidated statements.

WEBB INTERACTIVE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
(Unaudited)
	Three Months Ended March 31,
	2002	2001
Supplemental disclosure of cash flow information:
Cash paid for interest	$55,749	$78,575

Supplemental schedule of non-cash investing and financing activities:
Accretion of preferred stock to stated value and other deemed dividends	$630,089	$2,856,627
Preferred stock dividends on Jabber preferred stock	$96,776	$—
Preferred stock converted to common stock	$686,000	$—
10% note payable exchanged for series D preferred stock	$1,078,497	$—

The accompanying notes to condensed consolidated financial statements are an integral part of these condensed consolidated statements.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2002 and December 31, 2001
(Unaudited)

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Webb Interactive Services, Inc. and its subsidiaries (collectively “Webb” or the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation. Webb is the founder and the majority stockholder of Jabber, Inc. (“Jabber”), a company in the early stages of developing extensible instant messaging (“IM”) software products and services. Continuing operations of Webb refer to the Jabber business segment and Webb’s corporate activities. Minority interest share of the net loss of our Jabber subsidiary is recorded based upon the minority interest share in the net assets of Jabber. These condensed consolidated financial statements have been prepared without audit pursuant to rules and regulations of the SEC and reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial position and results of operations for the periods presented. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the accompanying financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year. The interim financial statements should be read in connection with the financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the SEC.

NOTE 2—REVENUE RECOGNITION

Revenues are generated from the license of our software products and from professional service arrangements. Software license revenue is recognized in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2 “Software Revenue Recognition” (“SOP 97-2”) and related interpretations and amendments as well as Technical Practice Aids issued from time to time by the AICPA.

We recognize revenue on software arrangements only when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Under certain circumstances, software license revenue is deferred until all criteria of SOP 97-2 are met. Certain arrangements contain provisions which result in the recognition of revenue from software licenses ratably over the term of the contract or in accordance with contract accounting.

Revenue from professional services billed on a time and materials basis is recognized as the services are performed and amounts due from customers are deemed collectible and are contractually non-refundable. Revenue from fixed price long-term contracts is recognized on the percentage of completion method for individual contracts. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, or if we are unable to make sufficiently accurate estimates of costs at the outset of the arrangement, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. Customer payments and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

Revenue from maintenance and support agreements is recognized on a straight-line basis over the term of the related maintenance and support agreement.

We follow the provisions of Emerging Issues Task Force (“EITF”) 00-3, “Application of AICPA SOP 97-2, ‘Software Revenue Recognition,’ to Arrangements That Include the Right to Use Software Stored on Another

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Entity’s Hardware,” for software arrangements that include provisions for hosting. Under the EITF consensus, if the customer has the contractual right to take possession of the software at anytime during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software, then the software portion of the arrangement is accounted for under SOP 97-2. If the customer does not have this right, then the fee for the entire arrangement is recognized on a straight-line basis over the life of the related arrangement.

For software arrangements with multiple elements, we apply the residual method prescribed by SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance, training, hosting and limited implementation services, is deferred based on vendor specific objective evidence (“VSOE”) of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training, hosting and professional services). Revenue applicable to the delivered elements is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements are essential to the functionality of any of the delivered elements, we recognize the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for those elements have been met.

We believe our current revenue recognition policies and practices are consistent with the provisions of SOP 97-2, as amended by SOP 98-4 and SOP 98-9, which were issued by the AICPA, as well as other related authoritative literature. Implementation guidelines for these standards, as well as potential new standards, could lead to unanticipated changes in our current revenue recognition policies. Such changes could affect the timing of our future revenue and results of operations.

Net revenues from continuing operations are comprised of the following:

	Three Months Ended March 31,
	2002	2001
Net revenues:
Licenses	$588,899	$10,000

Services	228,471	89,825
Services provided to France Telecom, a related party	43,683	—

Total service revenue	272,154	89,825

Total net revenues	$861,053	$99,825

Included in net service revenues for the three months ended March 31, 2002, is $37,932 in professional service revenue and $5,751 in support and maintenance service revenue from France Telecom (collectively France Telecom and its subsidiaries or affiliates, “FT”), an investor in Jabber. In February 2002, Jabber and FT entered into a fixed price professional services agreement, valued at $455,000, whereby Jabber is providing professional consulting services for general IM technology as well as IM technology integration with FT proprietary product offerings. Jabber expects to recognize $341,204 in revenue from this contract during the remainder of 2002 and $75,864 during the first quarter of 2003. Support and maintenance revenue recognized in the first quarter relates to the one-year support and maintenance agreement FT entered into on October 1, 2001, in connection with the license of Jabber’s commercial server to FT. Jabber expects to recognize $11,500 in revenue from this contract during the remainder of 2002.

NOTE 3—INTANGIBLE ASSETS

On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires us to evaluate the carrying value of our long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceed the fair value of the assets.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assets to be disposed of are reported at the lower of the carrying amount or fair value less the estimated cost to sell the asset. Based upon our review at March 31, 2002, we believe the carrying value of our recorded intangible assets are recoverable.

Intangible assets at March 31, 2002, consists of technology currently utilized by Jabber which was acquired by Webb in a 1999 acquisition. The intangible assets are being amortized through June 30, 2002. We recorded amortization expense totaling $381,391 and $855,145 (including $493,502 from discontinued operation in 2001) for the three months ended March 31, 2002 and 2001, respectively.

NOTE 4—NET LOSS PER SHARE

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS 128”). Under the provisions of SFAS 128, basic net loss per share is computed by dividing net loss applicable to common shareholders for the period, subject to certain adjustments, by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. As a result of our net losses, all potentially dilutive securities, as indicated in the table below, would be anti-dilutive and are excluded from the computation of diluted loss per share, and there are no differences between basic and diluted per share amounts for all periods presented.

	March 31,
	2002	2001
Stock options	3,851,949	3,966,525
Warrants	12,865,315	1,231,845
Series D preferred stock	3,784,000	—
10% convertible note payable	—	1,061,644
Series B-2 preferred stock	—	391,200
Series C-1 preferred stock	—	1,000,000

Total	20,501,264	7,651,214

The number of shares excluded from the earnings per share calculation because they are anti-dilutive, using the treasury stock method were 418,999 and 504,503 for the three months ended March 31, 2002 and 2001, respectively.

NOTE 5—Investment by Jona, Inc.

On January 17, 2002, we sold 1,100,000 units of our securities to Jona Inc. (“Jona”) for $1,100,000 (the “January 2002 Jona transaction”). Each unit consisted of one share of common stock and one warrant to purchase an additional share of common stock at an exercise price of $1.00 per share. The warrants may be exercised at any time by the holder from the date of issuance for a period of 5 years. On March 11, 2002, Webb’s shareholders approved the sale to Jona of an additional 3,900,000 units for $3,900,000, which was purchased by Jona on March 12, 2002.

In connection with the January 2002, Jona transaction, we also granted Jona an option to purchase 2,500,000 units for $2,500,000 on or before August 31, 2002. The issuance of this option was approved by Webb’s shareholders on March 11, 2002. On March 28, 2002, Jona exercised this option and purchased 2,500,000 units for which we received $2,500,000 in proceeds (the “March 28, 2002 Jona transaction”). In consideration for Jona exercising the option more than five months before the option expired and prior to the conclusion of the first quarter of the current fiscal year, we granted Jona an additional warrant representing the right to acquire 2,500,000 shares of our common stock at $1.00 per share. The value of this warrant, totaling $1,769,369, was recorded as an offering cost of the Jona transactions.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We valued the warrants using the Black-Scholes option pricing model and allocated the relative fair value to the common stock and the warrants as follows:

	2002 Closings
Security	January 17	March 12	March 28
Common stock	$521,445	$1,848,760	$1,185,102
Warrant to purchase common stock	578,555	2,051,240	1,314,898

Total	$1,100,000	$3,900,000	$2,500,000

We used the following assumptions to value the warrants:

	2002 Closings
	January 17	March 12	March 28	March 28
	Unit Warrant	Unit Warrant	Unit Warrant	Warrant Offering Costs
Number of Warrants	1,100,000	3,900,000	2,500,000	2,500,000
Exercise price	$1.00	$1.00	$1.00	$1.00
Fair market value of common stock on date of issuance	$0.97	$0.74	$0.74	$0.83
Option life	5 years	5 years	5 years	5 years
Volatility rate	127%	127%	127%	127%
Risk-free rate of return	6%	6%	6%	6%
Dividend rate	0%	0%	0%	0%
Calculated value	$921,959	$2,435,594	$1,561,278	$1,769,369

In connection with the January 2002 and March 28, 2002 Jona transactions, we issued two five-year warrants to purchase 450,000 and 125,000 shares, respectively, of our common stock to a financial advisor and a five year warrant to purchase 100,000 shares of our common stock to a private business owner and stockholder for payment of fees associated with the transactions. The warrants may be exercised at any time from the date of issuance by the holder at an exercise price of $1.00 per share. We recorded the value of the warrants, totaling $549,447 as offering costs and valued the warrants using the Black-Scholes option pricing model utilizing the following assumptions:

	January 17, 2002	March 28, 2002
Number of shares underlying warrants	550,000	125,000
Exercise price	$1.00	$1.00
Fair market value of common stock on date of issuance	$0.97	$0.83
Option life	5 years	5 years
Volatility rate	127%	127%
Risk-free rate of return	6%	6%
Dividend rate	0%	0%
Calculated value	$460,979	$88,468

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We allocated the warrant offering costs based on the relative fair value of the units as follows:

	Common Stock	Warrants	Total
Relative fair value of securities	$3,555,307	$3,944,693	$7,500,000

2,500,000 warrant offering costs	$838,753	$930,616	$1,769,369
550,000 warrant value	218,523	242,456	460,979
125,000 warrant value	41,937	46,531	88,468

Total	$1,099,213	$1,219,603	$2,318,816

The warrants issued in connection with the units as well as the warrants issued as offering costs provide for anti-dilution provisions in the event we issue common stock at prices less than the current conversion or exercise price for the securities or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the exercise price is reduced, we may be required to record additional charges against income and such charges may be significant.

At the time Jona agreed to purchase the units, it loaned us $900,000 at an interest rate of 10% per year. On January 8, 2002, Jona had also loaned us $300,000 at an interest rate of 10%. On March 12, 2002, we repaid the $1.2 million of principal and accrued interest totaling $18,164. We also issued Jona a three-year warrant to purchase 60,000 shares of our common stock at an initial exercise price of $2.50 per share as part of the $300,000 loan. The exercise price was reduced to $1.00 in connection with the January 2002 Jona transaction, for which we recorded a non-cash expense totaling $14,365 in the first quarter of 2002. The value of the warrant, totaling $29,976, was recorded as a discount to the $300,000 note and amortized to interest expense during the first quarter of 2002.

We valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

	Initial Valuation	January 17, 2002 Valuation
Exercise price	$2.50	$1.00
Fair market value of common stock on date of issuance or revaluation	$0.82	$0.97
Option life	3 years	3 years
Volatility rate	131%	127%
Risk-free rate of return	6%	6%
Dividend rate	0%	0%
Warrant value	$29,976	$44,341
Expense recorded	N/A	$14,365

In connection with the January 2002 Jona transaction, and in accordance with the original terms of the securities, the conversion prices for our 10% convertible note payable and series C-1 preferred stock as well as the exercise prices for the second 10% note payable warrant and the series C-1 preferred stock warrant were all reset to $1.00 per share (See Note 7 for the calculations of the resets). As a result, we recorded non-cash expenses in the first quarter of 2002 as follows:

Security Reset	Non-Cash Expense
10% note payable (additional interest expense due to anti-dilution protection on conversion feature)	$255,060
Series C-1 preferred stock (additional deemed preferred stock dividend)	479,442
Second 10% note payable warrant (non-cash interest expense)	74,086
Series C-1 preferred stock warrant (additional deemed preferred stock dividend)	148,259

Total	$956,847

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6—PREFERRED STOCK AND 10% NOTE PAYABLE

At the same time we agreed to sell the units to Jona, Castle Creek Technology Partners LLC (“Castle Creek”) agreed to exchange up to 2,500 shares of series C-1 preferred stock and $1,212,192 of principal of our 10% note payable for up to 4,484 of our series D junior convertible preferred stock (the “series D preferred stock”) and a warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share. As part of the agreement, we reduced the exercise price of existing warrants to purchase 650,116 shares of our common stock held by Castle Creek. The exercise price for these warrants is now $1.00. We recorded non-cash expense for the reset of these warrants in the first quarter of 2002 totaling $222,345 (See Note 7). The 4,484 shares of series D preferred stock are convertible into 4,484,000 shares of our common stock. If we had not reached the agreement to exchange the series C-1 convertible preferred stock and the 10% convertible promissory notes, these securities would have been convertible into 3,712,192 shares of our common stock and Castle Creek would have been entitled to an additional warrant for 2,500,000 shares at an exercise price of $1.00 per share.

On January 31 and February 21, 2002, Castle Creek exchanged 1,500 and 550 shares, respectively, of series C-1 preferred stock for 1,500 and 550 shares, respectively, of our series D preferred stock.

On March 12, 2002, we repaid $720,000 of principal of the 10% convertible note and accrued interest of $37,585. On March 13, 2002, we exchanged the remaining principal balance of $1,212,192 for 1,984 shares of our series D preferred stock. As a result of this exchange, in the first quarter of 2002 we recorded a non-cash loss on debt extinguishment totaling $625,164 computed as follows:

Balance of 10% note payable exchanged for series D preferred stock	$1,212,192

Number of common shares 10% note payable would have converted into immediately prior to exchange	1,212,192
Number of common shares convertible into series D preferred stock immediately after exchange	1,984,000

Increase in number of common shares	771,808
Fair market value of common stock on March 13, 2002	$0.81

Loss on debt extinguishment	$625,164

On January 17, 2002, we issued Castle Creek a five-year warrant to purchase 750,000 shares of our common stock as part of the exchange of our 10% note payable owned by Castle Creek for our series D junior preferred convertible stock. The exercise price for the warrant is currently $1.00 per share. The exercise price for the warrant is also subject to anti-dilution protection if we issue our common stock at prices less than the exercise price for the warrant and for stock splits, stock dividends and other similar transactions. If the warrant price is reset, we may record additional charges to income. The warrant is subject to early expiration for one-third of the shares if our common stock trades at $2.00 or more for five consecutive days and for an additional one-third of the shares if our common stock trades at $3.00 or more for five consecutive days.

We recorded non-cash interest expense for the value of the warrant totaling $537,770 in the first quarter of 2002. We valued the warrant using the Black-Scholes option pricing model utilizing the following assumptions:

Exercise price	$1.00
Fair market value of common stock on date of issuance	$0.84
Option life	5 years
Volatility rate	127%
Risk-free rate of return	6%
Dividend rate	0%

Series D Junior Convertible Preferred Stock—

As a result of the transactions described above, we issued 4,034 shares of series D preferred stock and 3,784 shares were outstanding at March 31, 2002. The series D preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. Each share of series D preferred stock is convertible into 1,000 shares of our common stock. The series D preferred stock is convertible into common stock unless the conversion would result in the holder being a beneficial owner of more than 4.99% of our common stock.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The current conversion price is $1.00 per share. The conversion price is also subject to anti-dilution protection if we issue our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

The series D preferred stock has Liquidation Preferences. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

On March 15, 2002, the holder of our series D preferred stock converted 250 shares into 250,000 shares of our common stock at a conversion price of $1.00 per share. During April and May 2002, the holder converted 500 shares into 500,000 shares of our common stock at a conversion price of $1.00 per share (See Note 12).

Conversion of Series C-1 Preferred Stock—

During January and February 2002, the holder of our series C-1 preferred stock converted 450 shares into 450,000 shares of our common stock at conversion prices per share of $1.00 as follows:

	Number of Shares
Conversion Date	Series C-1 Preferred Stock	Common Stock
January 22, 2002	175	175,000
January 28, 2002	175	175,000
February 2, 2002	100	100,000

Total	450	450,000

NOTE 7—RESET OF CONVERSION AND EXERCISE PRICES OF SECURITIES

The original terms of our 10% convertible note payable, preferred stock and the warrants issued in connection with those securities provide for anti-dilution provisions in the event we issue common stock at prices less than the current conversion or exercise price for the securities or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. On January 17, 2002, we issued common stock at $1.00 per share (See Note 5). Accordingly, in accordance with terms of the original agreements, the conversion prices for the 10% note payable and our series C-1 preferred stock as well as the exercise prices for the second 10% note payable warrant and series C-1 preferred stock warrant were reset as indicated in the tables that follow.

	Conversion or Exercise Price Immediately Preceding Reset	Conversion or Exercise Price Immediately After Reset
10% convertible note payable	$2.50	$1.00
Series C-1 preferred stock	$2.50	$1.00
Series C-1 preferred stock warrant	$2.50	$1.00
Series B preferred stock warrants	$0.766	$0.766
Second 10% note payable warrant	$9.33431	$1.00

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The non-cash expense resulting from the rest was recorded as additional interest expense for the 10% convertible note payable and as an additional deemed preferred stock dividend for the series C-1 preferred stock. The non-cash expense was calculated based on the incremental common shares issuable upon conversion and our appropriate common stock value. The additional beneficial conversion feature non-cash expense in 2002 was limited to the net proceeds from the sale of the securities less the amount of beneficial conversion feature expense recorded in previous periods. The calculations of the non-cash expense are presented in the tables that follow.

	Series C-1 Preferred Stock	10% Convertible Note Payable
Value of security	$2,500,000	$1,932,192
Conversion price before reset	$2.50	$2.50
Number of common shares issuable upon conversion before reset	1,000,000	772,877
Conversion price after reset	$1.00	$1.00
Number of common shares issuable upon conversion after reset	2,500,000	1,932,192
Fair market value of common stock on valuation date	$0.97	$0.97
Calculated beneficial conversion feature	$1,455,000	$1,124,536
Net proceeds from sale of securities	$2,450,000	$4,616,816
Accretion or interest expense recorded in previous periods	$1,970,558	$4,361,756
Additional interest expense due to anti-dilution protection on conversion feature		$255,060
Additional beneficial conversion feature recognized as deemed preferred stock dividend	$479,442

The non-cash expense resulting from the reset was recorded as non-cash interest expense for the second 10% note payable warrant and preferred stock accretion expense for the series C-1 preferred stock warrant computed based on the difference of the warrant value immediately before the reset to the value immediately after the reset using the Black-Scholes option pricing model as indicated below:

	Second 10% Note Payable Warrant		Series C-1 Preferred Stock Warrant
	Immediately Preceding Reset	Immediately After Reset	Immediately Preceding Reset	Immediately After Reset
Common stock issuable upon exercise of warrant	150,116	150,116	500,000	500,000
Exercise price	$9.33431	$1.00	$3.75	$1.00
Fair market value of common stock on valuation date	$0.97	$0.97	$0.97	$0.97
Option life	2.9 years	2.9 years	2 years	2 years
Volatility rate	104%	126%	120%	131%
Risk-free rate of return	6.0%	6.0%	6.0%	6.0%
Dividend rate	0%	0%	0%	0%
Calculated value	$33,377	$107,463	$177,600	$325,859
Expense recorded	N/A	$74,086	N/A	$148,259

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The exercise price for the series B preferred stock warrants is subject to being reset every 90 days until January 20, 2003, based upon future market prices for our common stock. If the current exercise price is higher than the current market price (the lower of the average closing bid prices for the 10-day period ending on such date or the closing bid price on such date), the exercise price will be reset to the market price. The exercise price was reset to $0.71 per share on February 7, 2002. As a result, we recorded preferred stock accretion expense totaling $2,338 in the first quarter of 2002 calculated using the Black-Scholes option pricing model utilizing the following assumptions:

	Immediately Preceding Reset	Immediately After Reset
Warrant value	$178,592	$180,980
Exercise price	$0.766	$0.71
Fair market value of common stock on re-determination date	$0.70	$0.70
Option life	3 years	3 years
Volatility rate	126%	126%
Risk free rate of return	6.71%	6.71%
Dividend rate	0%	0%
Expense recorded	NA	$2,388

NOTE 8—STOCK BASED COMPENSATION EXPENSE

During 2000, Jabber issued 912,500 shares of its common stock to employees of Jabber, an officer of the Company and members of the Jabber advisory boards. The shares vest over periods ranging from grant date to two years. We recorded the value of these shares as deferred compensation, totaling $523,700, and recognize the related non-cash expense in the period the shares vest. During the three months ended March 31, 2002, we recognized $27,436 of deferred compensation as non-cash compensation expense. At March 31, 2002, the remaining deferred compensation related to the issuance of these shares totaled $7,500.

NOTE 9—DISCONTINUED OPERATIONS

During October 2001, we terminated our AccelX local commerce business. In connection with the termination of this business, we granted a perpetual license for software used in this business to Nextron Communications, Inc. (“Nextron”) for a license fee of $1 million. The terms of this perpetual license transferred substantially all of our rights and their related value for this technology. In addition, we sold assets used in this business to Nextron for an initial purchase price of $500,000. In the event that Nextron completes a qualifying financing transaction by June 30, 2002, Nextron will pay Webb an additional $350,000 for the assets. The receipt of any additional proceeds as indicated above will be recorded as a gain. If the financing transaction is not completed by June 30, 2002, Webb will not receive any additional consideration for the assets.

The termination of this segment is reflected as a sale of a discontinued operation in the accompanying condensed consolidated financial statements. Accordingly, the assets, liabilities; and revenues, costs and expenses of this discontinued operation has been excluded from the respective captions in the Condensed Consolidated Balance Sheets and Condensed Consolidated Statement of Operations and have been reported as “Net current liabilities from discontinued operations” and “Loss from discontinued operations” for all periods presented.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loss from discontinued operations consist of the following:

	Three Months Ended March 31,
	2002	2001
Net revenues	$—	$878,929

Costs and expenses:
Cost of revenues	—	1,080,981
Sales and marketing expenses	—	392,778
Product development expenses	—	1,090,500
General and administrative expenses	—	233,128
Depreciation and amortization	—	519,560

Total costs and expenses	—	3,316,947
Operating loss	—	(2,438,018)
Other income and expense, net		(14,632)

Loss from discontinued operations	$—	$(2,452,650)

Net current liabilities of discontinued operations consists of the following:

	March 31, 2002	December 31, 2001
Current liabilities of discontinued operations, net:
Current assets of discontinued operations:
Cash	$—	$3,167
Accounts receivable, net	—	29,014
Prepaid expenses and other current assets	1,944	7,353

Total current assets of discontinued operations	1,944	39,534

Accounts payable and accrued liabilities	19,924	325,149
Accrued salaries and payroll taxes payable	—	21,231

Total current liabilities of discontinued operations	19,924	346,380

Net current liabilities of discontinued operations	$17,980	$306,846

NOTE 10 — EXTRAORDINARY INCOME

During the three months ended March 31, 2002, we negotiated settlements with our creditors in which we reduced our liabilities with them by $224,881 and recorded an extraordinary gain as a result.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—BUSINESS SEGMENT INFORMATION

We have two reportable business segments: Jabber and Webb. Jabber is a commercial developer of real-time communications software and IM solutions and is building upon the growing demand and adoption of the Jabber.org open-source project by offering proprietary, scalable extensible IM solutions for carriers and service providers, for OEM and ISV partners, and for large enterprises. Webb consists of corporate activities such as accounting, administration, public reporting and financing activities.

	March 31, 2002	December 31, 2001
Assets
Webb	$2,353,773	$(1,475,819)
Jabber	2,915,471	2,327,766
Eliminations	3,135,051	3,247,100

Total assets	$8,404,295	$4,099,047

Property and equipment, net
Webb	$857,381	$1,287,486
Jabber	545,658	253,559

Total	$1,403,039	$1,541,045

	Three Months Ended March 31,
	2002	2001
Net revenues from continuing operations
Webb	$—	$—
Jabber	861,053	99,825

Total net revenues from continuing operations	$861,053	$99,825

Net loss from continuing operations
Webb	$(4,046,507)	$(5,500,250)
Jabber	(1,413,806)	(1,999,970)
Eliminations	1,400,404	1,866,639

Total net loss from continuing operations	$(4,059,909)	$(5,633,581)

Depreciation and amortization
Webb	$119,662	$158,967
Jabber	426,407	385,809

Total depreciation and amortization expense	$546,069	$544,776

Property and equipment additions
Webb	$10,000	$24,248
Jabber	16,672	7,630

Total	$26,672	$31,878

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12—SUBSEQUENT EVENTS

Conversion of Jabber Securities into Jabber Common Stock and Purchase of Jabber Minority Interest by Webb—

On April 8, 2002, we entered into an agreement with Jabber and France Telecom Technologies Investissements (“FTTI”), pursuant to which Webb and FTTI agreed to convert substantially all of their respective shares of Jabber’s preferred stock into shares of Jabber’s common stock as of the “FTTI Effective Date.” The FTTI Effective Date was April 29, 2002. As part of the agreement, the pledge by Webb to FTTI of 1,400,000 shares of Webb’s Jabber preferred stock was terminated, Webb exchanged the principal and interest of a $1,100,000 note payable from Jabber for shares of Jabber’s common stock at $1.00 per share and FTTI converted the principal and interest on a Jabber convertible note for $100,000 into shares of Jabber’s common stock, also at $1.00 per share.

In a separate transaction, Webb acquired all of the shares of Jabber’s common stock and preferred stock owned by DiamondCluster International, Inc. (“DiamondCluster”), valued at $759,503, in consideration for which Webb issued to DiamondCluster 911,645 shares of Webb’s common stock at $0.67 per share. The resulting difference between the value of the Webb shares issued and the value of the Jabber securities acquired is $118,065, resulting in a reduction in the cost basis for Jabber’s property and equipment and intangible assets.

Jabber common stock equivalents at April 29, 2002, before the April 2002 stock transactions:

Securities	Webb	FTTI	DiamondCluster	Others	Total
Series A preferred stock	8,050,000	750,000	—	—	8,800,000
Series B preferred stock and accrued dividends	—	4,428,710	733,253	—	5,161,963
Series C preferred stock and accrued dividends	8,458,079	—	—	26,397	8,484,476
Common stock	—	—	37,500	875,000	912,500

Total	16,508,079	5,178,710	770,753	901,397	23,358,939

Ownership percentage	70.7%	22.2%	3.3%	3.8%	100.0%

Jabber common stock equivalents at April 29, 2002, after the April 2002 stock transactions:

Securities	Webb	FTTI	DiamondCluster	Others	Total
Series A preferred stock	—	—	—	—	—
Series B preferred stock and accrued dividends	—	100,000	—	—	100,000
Series C preferred stock and accrued dividends	100,000	—	—	26,397	126,397
Common stock	18,273,021	5,185,712	—	875,000	24,333,733

Total	18,373,021	5,285,712	—	901,397	24,560,130

Ownership percentage	74.8%	21.5%	—	3.7%	100.0%

The effect of these transactions was to increase Webb’s consolidated stockholders’ equity by approximately $5.3 million. If these transactions would have been completed by March 31, 2002, Webb’s consolidated stockholders’ equity at March 31, 2002 would have been approximately $6,200,000.

WEBB INTERACTIVE SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Conversion of Series D Preferred Stock-

During April and May 2002, the holder of our series D preferred stock converted 500 shares into 500,000 shares of our common stock at conversion prices per share of $1.00 as follows:

	Number of Shares
Conversion Date	Series D Preferred Stock	Common Stock
April 3, 2002	200	200,000
April 25,2002	100	100,000
May 7, 2002	150	150,000
May 8, 2002	50	50,000

Total	500	500,000

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document.

Until [25 days from the date of this prospectus], all dealers effecting transactions in the common stock or warrants, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WEBB INTERACTIVE
SERVICES, INC.

PROSPECTUS

                        , 2002

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of Webb against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, the articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	dividends or other distributions of corporate assets that are in contravention of statutory or contractual restrictions; or

•	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the articles of incorporation.

Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth our various expenses in connection with the sale and distribution of the shares being registered pursuant to this Form SB-2 registration statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee. We will pay all of such expenses.

Securities and Exchange Commission fee	$533.77
Accounting fees and expenses	2,500.00
Legal fees and expenses	5,000.00
Printing and mailing	1,000.00
Transfer agent fees	1,000.00
Miscellaneous	1,966.23

TOTAL	$12,000.00

Item 26.    Recent Sales of Unregistered Securities

During the past three years the Registrant has sold the following securities pursuant to exemptions from registration under the Securities Act of 1933, as amended:

1.  In January 1999 through June 1999, the Registrant issued an aggregate of 5,000 shares of Series C Preferred Stock to one investor for an aggregate price of $5,000,000.

2.  In February 1999 through July 2001, the Registrant issued an aggregate of 58,331 shares to three individuals as consideration for services rendered.

3.  In June 1999, the Registrant issued 71,429 shares of common stock to one investor in connection with a merger.

4.  In June 1999 through October 1999, the Registrant issued 947,626 shares of common stock, convertible promissory notes in an aggregate principle amount of $894,879, convertible into 82,402 shares of common stock, warrants to purchase 186,378 shares of common stock (at exercise prices ranging between $6.61 and $10.16 per share), to a total of 18 persons in connection with a merger, together with a warrant to purchase 50,150 shares of common stock at an exercise price of $14.13, as a commission.

5.  In June 1999 through August 1999, the Registrant issued warrants to purchase an aggregate of 161,467 shares at exercise prices between $9.19 and $9.94 per share to three customers.

6.  In August 1999, the Registrant issued a 10% convertible promissory note, to one investor for an aggregate purchase price of $5,000,000. In December 1999, the terms of the promissory note were amended and, as partial consideration therefor, the Registrant issued the investor a warrant to purchase 136,519 shares of common stock at an exercise price of $18.51 per share. In February 2001, the warrant was adjusted by its own terms, resulting in an additional 13,597 shares being covered at an exercise price of $9.33 per share. In February 2000, one-half of the promissory note was converted into 248,262 shares of common stock at a conversion price of $10.07 per share. During 2000, an aggregate of $164,110 principal amount of similar 10% convertible notes were issued to pay interest on the note. In July 2001, the investor converted a portion of the 10% convertible notes into 42,652 shares of common stock. In January 2002 through March 2002, the Registrant issued an aggregate of 4,034 shares of Series D Preferred Stock and a warrant to purchase 750,000 shares of common stock at an exercise price of $1.00 per share in exchange for the 10% convertible notes and Series C-1 Preferred Stock held by the investor.

7.  In January 2000, the Registrant issued 278,411 shares of common stock to 18 investors in connection with an acquisition.

8.  In February 2000, the Registrant issued 6,250 shares of Series B Preferred Stock, together with a warrant to purchase an aggregate of 171,875 shares at an exercise price of $20.20 per share, to one investor for an aggregate price of $6,250,000, and issued a similar number of Series B-2 Preferred Stock and a warrant to a second investor for an aggregate price of $6,250,000.

9.  In March 2000, the Registrant, issued a warrant to purchase 5,834 shares of common stock at an exercise price of $38.44 per share to one individual as consideration for services rendered.

10.  In February 2001, the Registrant issued 2,500 shares of Series C-1 Preferred Stock, together with a warrant to purchase 500,000 shares of common stock at an exercise price of $3.75 per share, for an aggregate purchase price of $2,500,000.

11.  In August 2001, the Registrant issued a warrant to purchase 25,000 shares of common stock at an exercise price of $2.50 as partial consideration for a short-term loan.

12.  In October 2001, the Registrant issued a warrant to purchase 125,000 shares of common stock at an exercise price of $2.50 per share to one individual as consideration for services rendered.

13.  In January through March 2002, the Registrant issued 7,500,000 shares of common stock and warrants to purchase 10,060,000 of common stock for an aggregate price of $7,500,000 to one investor, and issued a warrant to purchase 575,000 shares of common stock at an exercise price of $1.00 as a commission in connection with the transaction.

14.  In April 2002, the Registrant issued a warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 in consideration for consulting services.

The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from such registration requirements. The Registrant has placed stop transfer instructions with its transfer agent with respect to all such securities. No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above.

The securities described above were issued or sold pursuant to provisions of the Registrant’s Articles of Incorporation and were exempted from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) as transactions by the issuer not involving a public offering.

Item 27.    Exhibits

3.1	Articles of Incorporation, as amended, of Webb Interactive Services, Inc.(1)

3.2	Bylaws of Webb Interactive Services, Inc.(2)

4.1	Specimen form of Webb Interactive Services, Inc. Common Stock certificate(3)

4.2	Webb Interactive Services, Inc. Stock Option Plan of 1995(2)

4.3	Form of Incentive Stock Option Agreement for Webb Interactive Services, Inc. Stock Option Plan of 1995(2)

4.4	Form of Nonstatutory Stock Option Agreement for Webb Interactive Services, Inc. Stock Option Plan of 1995(2)

4.5	Webb Interactive Services, Inc. Stock Option Plan of 2000, including forms of Incentive and Nonstatutory Stock Option Agreements(4)

4.6	Jabber, Inc. Stock Option Plan of 2000, including forms of Incentive and Nonstatutory Stock Option Agreements(4)

4.7	Articles of Amendment setting forth the terms of Series D Junior Convertible Preferred Stock(5)

4.8	Stock Purchase Warrant dated August 25, 1999, as amended December 18, 1999, issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, Inc.(6)

4.9	Stock Purchase Warrant dated December 18, 1999 issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, Inc.(6)

4.10	Stock Purchase Warrant dated December 31, 1999 issued to by Webb Interactive Services, Inc. Marshall Capital Management, Inc. and Castle Creek Technology Partners, LLC(7)

4.11	Form of Stock Purchase Warrant dated February 28, 2001 issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, LLC(8)

4.12
Form of Stock Purchase Warrant, form of Series D Stock Purchase Warrant and form of amended Stock Purchase Warrants dated January 17, 2002 issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, LLC(5)

4.13	Form of Stock Purchase Warrant dated December 21, 2001 issued by Webb Interactive Services, Inc. to Jona, Inc.(5)

4.14	Form of Stock Purchase Warrant dated January 17, 2002 issued by Webb Interactive Services, Inc. to Jona, Inc.(5)

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.*

10.1	Form of Nondisclosure and Nonsolicitation Agreement between Webb Interactive Services, Inc. and its employees(1)

10.2	Employment Agreement between Jabber, Inc. and Robert Balgley, dated December 11, 2000(12)

10.3	Employment Agreement between Jabber, Inc. and Gwenael Hagen, dated August 1, 2001(12)

10.4	Employment Agreement between Webb Interactive Services, Inc. and William R. Cullen, dated March 1, 2002(12)

10.5	Employment Agreement between Webb Interactive Services, Inc. and Lindley S. Branson, dated March 1, 2002(12)

10.6	Office lease for Webb Interactive Services, Inc.’s principal offices commencing May 2000(9)

10.7	First Amendment to office lease, Assignment and Assumption of Lease and Consent to Lease(12)

10.8	Agreement for sublease of office space(12)

10.9	Form of Change of Control Agreement between Webb Interactive Services, Inc. and certain employees(10)

10.10
Stock Purchase Agreement dated July 6, 2001, among Jabber, Inc., France Telecom Technologies Investissements and Webb Interactive Services. Included as an exhibit are certificates of designation for Jabber, Inc. series A and series B convertible preferred stock, investors rights agreement and stockholders agreement(11)

10.11	First Amendment to Note Purchase Agreement dated July 6, 2001, among Jabber, Inc., French Telecom Technologies Investissements and Webb Interactive Services, Inc.(11)

10.12	First Amendment to Convertible Promissory Note dated July 6, 2001 between Jabber, Inc. and French Telecom Technologies Investissements(11)

10.13	First Amendment to Security Agreement dated July 6, 2001, between Jabber, Inc. and French Telecom Technologies Investissements(11)

10.14	First Amendment to Pledge and Security Agreement dated July 6, 2001, among Jabber, Inc., French Telecom Technologies Investissements and Webb Interactive Services, Inc.(11)

10.15	Ratification and Amendment to Corporate Guaranty dated July 6, 2001, between Webb Interactive Services, Inc. and French Telecom Technologies Investissements(11)

10.16	Securities Purchase Agreement dated as of January 17, 2002, between Webb Interactive Services, Inc. and Jona, Inc. Included as an exhibit is a Registration Rights Agreement(5)

10.17	Letter Agreement between Webb Interactive Services, Inc. and Jona, Inc.(12)

10.18	Exchange Agreement dated January 17, 2002 between Webb Interactive Services, Inc. and Castle Creek Technology Partners LLC. Included as an exhibit is a Registration Rights Agreement(5)

21.1	Subsidiaries of Webb Interactive Services, Inc.(12)

23.1	Consent of Arthur Andersen LLP*

24.1	Powers of Attorney (included in signature page)*

99.1	Audit Representation Letter(12)

*	Filed herewith.
(1)	Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2)	Filed with the Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3)	Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.
(4)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 2002. Commission File No. 0-28462.
(5)	Filed with the current report on Form 8-K, filed on January 22, 2002 and amended on January 29, 2002.
(6)	Filed with Amendment No. 2 to Webb’s Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(7)	Filed with the Form 8-K Current Report, filed January 5, 2000, Commission File No. 0-28642.
(8)	Filed with the Form 8-K Current Report, filed March 1, 2001, Commission File No. 0-28642.
(9)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 1999, Commission File No. 0-28462.
(10)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 1998, Commission File No. 0-28462.
(11)	Filed with the current report on Form 8-K, filed August 1, 2001, Commission File No. 0-28642.
(12)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 2001, Commission File No. 0-28462.

Item 28.    Undertakings

The undersigned Registrant hereby undertakes:

1.  To file, during any period in which it offers or sells securities, a post–effective amendment to this registration statement to:

a.  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c.  Include any additional or changed material information on the plan of distribution.

2.  That, for determining liability under the Securities Act, to treat each post–effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 29, 2002.

WEBB INTERACTIVE SERVICES, INC

By:	/s/ WILLIAM R. CULLEN
William R. Cullen Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William R. Cullen and Lindley S. Branson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 29th day of May, 2002, by the following persons in the capacities indicated:

/s/ WILLIAM R. CULLEN
William R. Cullen (President, Chief Executive Officer, Chief Financial Officer and a Director)

/s/ STUART J. LUCKO
Stuart J. Lucko (Chief Accounting Officer)

/s/ LINDLEY S. BRANSON
Lindley S. Branson (Director)

/s/ ROBERT J. LEWIS
Robert J. Lewis (Director)

/s/ RICHARD C. JENNEWINE
Richard C. Jennewine (Director)

Alan Falenski (Director)

/s/ ROBERT LACEY
Robert Lacey (Director)

Webb Interactive Services, Inc.

Form SB-2
Index to Exhibits

3.1	Articles of Incorporation, as amended, of Webb Interactive Services, Inc.(1)

3.2	Bylaws of Webb Interactive Services, Inc.(2)

4.1	Specimen form of Webb Interactive Services, Inc. Common Stock certificate(3)

4.2	Webb Interactive Services, Inc. Stock Option Plan of 1995(2)

4.3	Form of Incentive Stock Option Agreement for Webb Interactive Services, Inc. Stock Option Plan of 1995(2)

4.4	Form of Nonstatutory Stock Option Agreement for Webb Interactive Services, Inc. Stock Option Plan of 1995(2)

4.5	Webb Interactive Services, Inc. Stock Option Plan of 2000, including forms of Incentive and Nonstatutory Stock Option Agreements(4)

4.6	Jabber, Inc. Stock Option Plan of 2000, including forms of Incentive and Nonstatutory Stock Option Agreements(4)

4.7	Articles of Amendment setting forth the terms of Series D Junior Convertible Preferred Stock(5)

4.8	Stock Purchase Warrant dated August 25, 1999, as amended December 18, 1999, issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, Inc.(6)

4.9	Stock Purchase Warrant dated December 18, 1999 issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, Inc.(6)

4.10	Stock Purchase Warrant dated December 31, 1999 issued to by Webb Interactive Services, Inc. Marshall Capital Management, Inc. and Castle Creek Technology Partners, LLC(7)

4.11	Form of Stock Purchase Warrant dated February 28, 2001 issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, LLC(8)

4.12
Form of Stock Purchase Warrant, form of Series D Stock Purchase Warrant and form of amended Stock Purchase Warrants dated January 17, 2002 issued by Webb Interactive Services, Inc. to Castle Creek Technology Partners, LLC(5)

4.13	Form of Stock Purchase Warrant dated December 21, 2001 issued by Webb Interactive Services, Inc. to Jona, Inc.(5)

4.14	Form of Stock Purchase Warrant dated January 17, 2002 issued by Webb Interactive Services, Inc. to Jona, Inc.(5)

5.1	Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.*

10.1	Form of Nondisclosure and Nonsolicitation Agreement between Webb Interactive Services, Inc. and its employees(1)

10.2	Employment Agreement between Jabber, Inc. and Robert Balgley, dated December 11, 2000(12)

10.3	Employment Agreement between Jabber, Inc. and Gwenael Hagen, dated August 1, 2001(12)

10.4	Employment Agreement between Webb Interactive Services, Inc. and William R. Cullen, dated March 1, 2002(12)

10.5	Employment Agreement between Webb Interactive Services, Inc. and Lindley S. Branson, dated March 1, 2002(12)

10.6	Office lease for Webb Interactive Services, Inc.’s principal offices commencing May 2000(9)

10.7	First Amendment to office lease, Assignment and Assumption of Lease and Consent to Lease(12)

10.8	Agreement for sublease of office space(12)

10.9	Form of Change of Control Agreement between Webb Interactive Services, Inc. and certain employees(10)

10.10
Stock Purchase Agreement dated July 6, 2001, among Jabber, Inc., France Telecom Technologies Investissements and Webb Interactive Services. Included as an exhibit are certificates of designation for Jabber, Inc. series A and series B convertible preferred stock, investors rights agreement and stockholders agreement(11)

10.11	First Amendment to Note Purchase Agreement dated July 6, 2001, among Jabber, Inc., French Telecom Technologies Investissements and Webb Interactive Services, Inc.(11)

10.12	First Amendment to Convertible Promissory Note dated July 6, 2001 between Jabber, Inc. and French Telecom Technologies Investissements(11)

10.13	First Amendment to Security Agreement dated July 6, 2001, between Jabber, Inc. and French Telecom Technologies Investissements(11)

10.14	First Amendment to Pledge and Security Agreement dated July 6, 2001, among Jabber, Inc., French Telecom Technologies Investissements and Webb Interactive Services, Inc.(11)

10.15	Ratification and Amendment to Corporate Guaranty dated July 6, 2001, between Webb Interactive Services, Inc. and French Telecom Technologies Investissements(11)

10.16	Securities Purchase Agreement dated as of January 17, 2002, between Webb Interactive Services, Inc. and Jona, Inc. Included as an exhibit is a Registration Rights Agreement(5)

10.17	Letter Agreement between Webb Interactive Services, Inc. and Jona, Inc.(12)

10.18	Exchange Agreement dated January 17, 2002 between Webb Interactive Services, Inc. and Castle Creek Technology Partners LLC. Included as an exhibit is a Registration Rights Agreement(5)

21.1	Subsidiaries of Webb Interactive Services, Inc.(12)

23.1	Consent of Arthur Andersen LLP*

24.1	Powers of Attorney (included in signature page)*

99.1	Audit Representation Letter(12)

*	Filed herewith.
(1)	Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2)	Filed with the Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3)	Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.
(4)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 2002. Commission File No. 0-28462.
(5)	Filed with the current report on Form 8-K, filed on January 22, 2002 and amended on January 29, 2002.
(6)	Filed with Amendment No. 2 to Webb’s Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(7)	Filed with the Form 8-K Current Report, filed January 5, 2000, Commission File No. 0-28642.
(8)	Filed with the Form 8-K Current Report, filed March 1, 2001, Commission File No. 0-28642.
(9)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 1999, Commission File No. 0-28462.
(10)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 1998, Commission File No. 0-28462.
(11)	Filed with the current report on Form 8-K, filed August 1, 2001, Commission File No. 0-28642.
(12)	Filed with the Form 10-KSB Annual Report for the year ended December 31, 2001, Commission File No. 0-28462.

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